Filed pursuant to 424(b)(3)

Registration No. 333-183492

PROSPECTUS

Revel AC, Inc.

Offer to Exchange

$365,737,493 aggregate principal amount of 12% Second Lien Notes due 2018

(CUSIPs 761352 AA1, 761352 AB9 and U80003 AA1)

for

$365,737,493 aggregate principal amount of 12% Second Lien Notes due 2018

(CUSIP 761352 AC7)

that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on November 13, 2012, unless we extend or earlier terminate the exchange offer.

We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $365,737,493 aggregate outstanding principal amount of our 12% Second Lien Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “new notes,” for a like aggregate principal amount of our outstanding 12% Second Lien Notes due 2018, which we refer to as the “old notes.” This aggregate principal amount includes an aggregate of $61,337,493 of payment in kind (“PIK”) interest that was added to the original principal amount of the old notes on the September 15, 2011, March 15, 2012 and September 15, 2012 interest payment dates.

Terms of the exchange offer:

•

On the terms and subject to the conditions of the exchange offer, we will exchange new notes for all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes will not apply to the new notes.

•

The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offer to satisfy your registration rights as a holder of old notes.

•	There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 13 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2012

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the new notes in any jurisdiction where it is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Revel AC, Inc., 500 Boardwalk, Atlantic City, New Jersey 08401, Attention: General Counsel, Telephone: (609) 572-6065. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

i

MARKET AND INDUSTRY DATA

This prospectus includes information with respect to market share and industry conditions, which are based upon internal estimates and various third-party sources. While management believes that such data is reliable, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ADDITIONAL INFORMATION

The company was incorporated under the laws of the State of Delaware in 2011. Our principal executive offices are located at 500 Boardwalk, Atlantic City, New Jersey 08401 and our telephone number is (609) 572-6065. Our internet address is www.revelresorts.com. The information contained on or that can be accessed through this website is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding old notes for new notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains statements that are “forward-looking” statements within the meaning of the federal securities laws, including, but not limited to, statements relating to: the remaining construction and development of the amenities of Revel (as defined below); close out costs (as defined below) and the timing of completion; sources and uses of funds for close out costs; development and operation of Revel; our expectations for the continued availability and cost of capital; and our expectations of future results of operations or financial condition.

Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “guidance” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about our subsidiaries and us, and you should not place undue reliance on such forward-looking statements. Our forward-looking statements are qualified in their entirety by reference to the factors listed immediately below. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

•	our failure to satisfy the conditions precedent to the funding of remaining components of the financing for Revel;

•	development costs of Revel, which could be higher than expected;

•	the failure of the Central Utility Plant Provider (the “CUP Provider”) to successfully operate the Central Utility Plant (“CUP”) in accordance with the ESA (as defined below);

•	the failure of Atlantic City to complete an erosion control project intended to enhance areas around Revel;

•

the uncertainty as to the payment, and the timing of any such payment, of certain additional public funds that we are eligible to receive, including, without limitation, payments related to an Economic Redevelopment Growth Grant (“ERGG”), Revel’s designation as an “entertainment-retail district” by the Casino Reinvestment Development Authority (“CRDA”) and our Brownfield Reimbursement Agreement with the State of New Jersey;

•	our substantial leverage and debt obligations;

•	restrictions imposed by our debt agreements including certain financial maintenance covenants, and our ability to satisfy those covenants;

•

our limited operating history and difficulties frequently encountered by companies in early stages of substantial real estate development and gaming projects or the establishment of a new business enterprise;

•	our ability to generate sufficient revenues or cash flow to meet our operating needs or other obligations;

•

our dependence, as a holding company, upon the operations of our subsidiaries, which may not generate sufficient cash flow to meet our operational requirements and substantial debt obligations, including, without limitation, under the notes, the Revolver (as defined below) and the Term Loan Facility (as defined below);

•	our dependence on a single property and a single gaming market;

•

our insurance coverage, which may not be available or sufficient to cover losses that Revel could suffer given that we are entirely dependent on Revel for all of our cash flow and thus are subject to greater risks than a gaming company with more operating properties;

•	our operational strategy, which differs from that of many existing local competitors;

•	our dependence on our Chief Executive Officer, Kevin DeSanctis, and other key personnel;

•	other uncertainties in starting up new operations at Revel, including, without limitation, our ability to hire and retain qualified employees;

•

intense existing and future competition from gaming operations and other forms of entertainment in the Atlantic City market and with other casino facilities, especially in the northeastern and mid-Atlantic regions of the United States, including without limitation, new or expansion of gaming facilities in Delaware, Maryland, Massachusetts, New Jersey, New York, Pennsylvania and West Virginia, with existing Native American gaming establishments in Connecticut, with gaming facilities in other states, including, without limitation, Nevada, with gaming facilities elsewhere in the world, and with leisure and entertainment activities in general;

•	continued declines in gaming revenues and gross gaming profits for Atlantic City casinos, which have significantly decreased since 2006;

•	continued weakness and further weakening in global economic conditions and the financial and credit markets;

•

other conditions that could negatively impact the number of visitors to our property and demand for amenities offered at Revel, including, without limitation, decreased consumer and tourism spending, decreased corporate spending on travel and conventions, availability of credit, increases in gas prices, weather-related factors, factors relating to the current state of world affairs, and any further acts of terrorism or any other destabilizing events that may adversely affect the economy in general and/or the casino industry in particular;

•	other economic, competitive, demographic, business and other conditions in our local and regional markets;

•	our ability to extend credit to, and collect receivables from, our credit players;

•

increases in labor costs or limitations on our operational flexibility, including, without limitation, as a result of collective bargaining agreements and union organization activities, and other labor related matters such as work stoppages, strikes and other unexpected shutdowns;

•	extensive regulation, licensing and taxation by gaming authorities;

•	required payments of substantial taxes and fees in connection with our operation as a gaming company, which could increase in the future;

•

extensive regulation from other governmental authorities and adverse changes or developments in laws or regulations, including, without limitation, laws and regulations related to gaming, tax, zoning, environmental, construction and land-use laws and laws and regulations governing the serving of alcoholic beverages;

•	intellectual property claims and other litigation;

•	the ability of our management stockholders to exert significant control over our future direction;

•

terms of certain agreements between us and the holders of our outstanding Warrants (as defined below), which prohibit us from taking certain actions without the prior consent of the Warrant holders (as defined below) or the directors designated by the Warrant holders or at all, and provide certain other rights which could impede our ability to raise additional equity capital or take certain other actions; and

•	other factors discussed in the “Risk Factors” section of this prospectus beginning on page 13.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

SUMMARY

This summary contains a general summary of the information contained in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of this prospectus. You should carefully consider the information contained in this entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 13 of this prospectus. The new notes will be issued by Revel AC, Inc., a Delaware corporation (“Revel AC”), and will be jointly and severally guaranteed by each of our existing and future domestic restricted subsidiaries that are guarantors under the indenture governing the notes (the “guarantors”). Except where otherwise noted in this prospectus, the words “company,” “we,” “our,” “ours” and “us” refer to Revel AC, Inc. and all of its subsidiaries. With respect to the discussion of the terms of the notes on the cover page and in the sections entitled “Summary” and “Description of the New Notes,” the “company,” “we,” “our” and “us” refer only to Revel AC. The 12% Second Lien Notes due 2018 are sometimes referred to herein as the “notes,” which term, except with respect to discussions of income tax consequences and unless the context otherwise requires, includes the new notes and the old notes.

Overview

We own and operate Revel, a Las Vegas-style, beachfront entertainment resort and casino located on the Boardwalk (the “Boardwalk”) in the south inlet of Atlantic City, New Jersey (“Revel”). Revel AC was formed on February 7, 2011, and we commenced operations with the opening of Revel on April 2, 2012. Prior to April 2, 2012, we were a development stage company.

Revel is a 6.2 million square foot smoke-free facility located on approximately 20 acres with 820 feet of Boardwalk frontage and offers premier resort and group amenities with 1,399 rooms, 3,500 gaming positions and a variety of entertainment amenities. The 130,000 square foot casino features 113 table games, a poker room with 37 tables, and approximately 2,400 slot machines. The resort’s 11 dining venues include three signature restaurants: Amada, American Cut and Azure. Revel also offers: two nightclubs, managed and operated by IDEA Boardwalk, LLC, the Social and HQ; one burlesque club operated by RJ Atlantic City, LLC; a 31,512 square foot spa, operated by Exhale; five indoor and outdoor pools; private cabanas and fire pits; an arena/theatre with the capacity to hold 5,500 persons; retail space featuring boutiques from Hugo Boss, Denim Habit, DNA Emporium 2050 and Revolution Jewelers; and approximately 160,000 square feet of convention, meeting and event space.

Our principal executive offices are located at 500 Boardwalk, Atlantic City, New Jersey 08401 and our telephone number is (609) 572-6065.

The Exchange Offer

Old Notes	12% Second Lien Notes due 2018, which we issued on February 17, 2011. The old notes were issued under the indenture, dated as of February 17, 2011, as amended by that certain First Supplemental Indenture dated as of August 22, 2012.

New Notes	12% Second Lien Notes due 2018, the issuance of which has been registered under the Securities Act. The form and the terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

Exchange Offer for Notes	We are offering to issue up to $365,737,493 aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction consummated in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act. This aggregate principal amount includes an aggregate of $61,337,493 of PIK interest that was added to the original principal amount of the old notes on the September 15, 2011, March 15, 2012 and September 15, 2012 interest payment dates.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on November 13, 2012, unless we extend or earlier terminate the exchange offer. By tendering your old notes, you represent to us that:

•	you are neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for your own account;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive; for further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on November 13, 2012, unless we extend or earlier terminate the exchange offer. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer; Registration Rights Agreement—Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer; Registration Rights Agreement—Withdrawal Rights.”

Conditions to the Exchange Offer	We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•

an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or the guarantors’ ability to proceed with the exchange offer;

•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer; Registration Rights Agreement—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedure described below under the caption “The Exchange Offer; Registration Rights Agreement—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

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tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer; Registration Rights Agreement—Exchange Agent”; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer; Registration Rights Agreement—Book-Entry Transfers.” As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer; Registration Rights Agreement—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material

United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer; Registration Rights Agreement—Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

•	you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to tender your old notes in the exchange offer; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement, we have agreed that for a period of up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 162 for more information.

Registration Rights Agreement for the Old Notes	When we issued the old notes on February 17, 2011, we entered into a registration rights agreement with the guarantors and the purchasers party thereto of the old notes. Under the terms of the registration rights agreement, we and the guarantors agreed to:

•	file the exchange offer registration statement with the SEC no later than the 90th day after the Opening Date (as defined in the indenture governing the notes);

•	use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective no later than the 270th day after the Opening Date;

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use commercially reasonable efforts to consummate the exchange offer on the earliest practicable date after the expiration of the exchange offer, but no later than 40 days (or longer if required by federal securities laws), after the exchange offer registration statement is declared effective;

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use commercially reasonable efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

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if we fail to meet our registration obligations under the registration rights agreement, we will pay special interest at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum special interest rate of 1.0% per annum.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the registration rights agreement. Under some circumstances, as described in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes” and “The Exchange Offer; Registration Rights Agreement—Registration Rights Agreement.”

Summary Description of the New Notes

The terms of the new notes and those of the old notes are substantially identical, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes” in this prospectus. Capitalized terms used in this Summary Description of the New Notes and not yet defined shall have the meanings ascribed to them in “Description of the New Notes—Certain Definitions.”

Issuer	Revel AC, Inc.

Notes Offered	$365,737,493 aggregate principal amount of 12% Second Lien Notes due 2018. This aggregate principal amount includes an aggregate of $61,337,493 of PIK interest that was added to the original principal amount of the old notes on the September 15, 2011, March 15, 2012 and September 15, 2012 interest payment dates.

Maturity Date	March 15, 2018.

Interest Rate	12% per year.

Interest Payment Dates	March 15 and September 15 of each year. The new notes will bear interest from the most recent date to which interest has been paid (whether in cash or PIK interest) on the old notes. If your old notes are tendered and accepted for exchange, you will receive interest thereafter on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and will continue to accrue interest according to their terms.

Original Issue Discount	The old notes were treated as being issued with “original issue discount” for United States federal income tax purposes and the new notes will continue to be treated as being issued with original issue discount for United States federal income tax purposes. See the discussion below under the caption “Risk Factors—Risks Related to the Notes” for more information regarding the United States federal income tax consequences of the original issue discount rules.

Form and Terms	The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will bear a different CUSIP number from the old notes;

•	the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for special interest in connection with registration defaults.

The new notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the old notes and will be treated under the indenture as a single class with the old notes.

Guarantees	The payment of the principal, premium and interest on the new notes will be guaranteed, on a secured basis, jointly and severally, by each of our existing and future domestic restricted subsidiaries that are guarantors of our obligations under our first lien term loan credit facility (the “Term Loan Facility”), our first lien revolving credit facility (the “Revolver”) or other outstanding capital markets debt. The new notes will not be guaranteed by our immaterial subsidiaries or our unrestricted subsidiaries.

Ranking	The new notes and the guarantees, respectively, will be our and the guarantors’ general obligations and:

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will be pari passu in right of payment with all existing and future senior indebtedness of Revel AC and the guarantors, respectively, including indebtedness and the guarantors’ obligations, respectively, under the Term Loan Facility and the Revolver subject to the relative lien priorities under the Intercreditor Agreement (as defined below);

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will be effectively subordinated to the indebtedness and the guarantors’ obligations, respectively, under the Term Loan Facility and the Revolver to the extent that, pursuant to the Intercreditor Agreement, the collateral securing the notes and the guarantees, respectively, is subject to a prior lien in favor of the lenders under the Term Loan Facility and the Revolver;

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will be effectively senior to any future unsecured senior indebtedness of Revel AC and the guarantors, respectively, to the extent of the value of the collateral securing the notes and the guarantees, respectively; and

•	will be senior in right of payment to any future subordinated indebtedness of Revel AC and the guarantors, respectively.

Intercreditor Agreement	The trustee for the notes (the “trustee”) has entered into an Intercreditor Agreement (the “Intercreditor Agreement”) to govern the relations among it, the holder of the notes and the lenders under the Term Loan Facility and the Revolver. The holders of the new notes have a first priority security interest in the rights under the ERGG Agreement, and a specified amount of ERGG Proceeds and a second priority interest in substantially all of the other existing and future assets of Revel AC and the guarantors (but no security interest in the proceeds of the Term Loan Facility). The lenders under the Term Loan Facility have a first priority security interest in the proceeds of the Term Loan Facility, which have been deposited into a secured loan proceeds account (the “loan proceeds account”) and a secured interest reserve account utilized to fund interest expenses during the construction and development of Revel (the “interest reserve account”), and the lenders under the Term Loan Facility and the Revolver have a first priority security interest in substantially all of the other existing and future assets of Revel AC and the guarantors (but no security interest in the rights under the ERGG Agreement or any ERGG Proceeds). See “Description of the New Notes—Brief Description of the Notes and the Note Guarantees—Intercreditor Agreement” and “Description of Certain Indebtedness—Intercreditor Agreement.”

Security	Subject to certain permitted liens and to the extent permitted by gaming laws and other applicable laws, the new notes will be secured by, among other things:

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a collateral assignment of the ERGG Agreement and a first priority security interest in the up to $70.0 million of ERGG Proceeds (subject to the dollar-for-dollar reduction described in “Description of the New Notes—Security”) deposited into the ERGG Proceeds Account; and

•

subject to customary permitted exclusions and releases, such as worn out or obsolete inventory and sales of goods in the ordinary course, a security interest, junior in priority pursuant to the Intercreditor Agreement to the security interests securing the Term Loan Facility and the Revolver in substantially all of Revel AC’s other existing and future assets, but excluding certain excluded assets.

See “Description of the New Notes—Security.”

Release of Collateral	The security interests in the collateral securing Revel AC’s obligations under the notes and the obligations of the guarantors under the guarantees may be released under certain circumstances, including if the lenders under the Term Loan Facility and the Revolver release their security interest in such collateral or release such guarantors from guarantees under the Term Loan Facility and the Revolver (provided that such provision stating that the guarantees and the liens on the Collateral securing the notes are released in connection with the release by the lenders under the Term Loan Facility and the Revolver shall not apply if the release of such guarantees of, or liens securing, the Term Loan Facility and the Revolver, respectively, is the result of a refinancing of the Term Loan Facility or the Revolver and such guarantees or liens, respectively, are replaced with guarantees or liens in favor of the lenders or holders of such refinancing debt). In addition, the indenture governing the notes provides for releases of the security interests in certain collateral under specified circumstances and also provides that security interests in the collateral can be released upon customary events such as in connection with a defeasance or discharge, asset sales and other permitted dispositions. Notwithstanding the foregoing, to the extent that the liens securing the notes or the guarantees are released as described above, and thereafter any asset of Revel AC or its subsidiaries is pledged to secure, or any subsidiary of Revel AC guarantees, any credit agreement or other capital markets debt, such asset shall also be pledged to secure, and such subsidiary shall also guarantee, the notes on at least an immediately junior basis in accordance with the Intercreditor Agreement to the liens on such asset, and such guarantees, as applicable, securing such credit agreement or other capital markets debt.

See “Description of the New Notes—Security—Release of Collateral” and “Description of the New Notes—Collateral Release Mechanics” for additional information on the release of Collateral.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time on or after March 15, 2014, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest, if any, to but not including the redemption date, if redeemed during the twelve-month period beginning on March 15 of the years below:

2014:	106.0%
2015:	103.0%
2016:	101.5%
2017:	100.0%

At any time prior to March 15, 2014, we may also redeem the notes, in whole or in part, at any time and from time to time at a redemption price of 100% of the principal amount plus an applicable make-whole premium, plus accrued and unpaid interest, if any, to but not including the redemption date.

See “Description of the New Notes—Optional Redemption.”

Optional Redemption after Certain Equity	At any time prior to March 15, 2014, we may, on one or more occasions, redeem up to 35% of the outstanding aggregate principal amount of the notes at a redemption price of 112% of the principal amount, plus accrued and unpaid interest, if any, to but not including the date of redemption, with the net cash proceeds of one or more qualified equity offerings by us (or by a parent company which are contributed to us), provided that:

•	at least 65% of the aggregate principal amount of the notes originally issued under the indenture governing the notes remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 90 days after the date of the closing of such qualified equity offering.

See “Description of the New Notes—Optional Redemption.”

Gaming Redemption	The new notes will be subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in New Jersey or other jurisdictions.

Mandatory AHYDO Redemption	At the end of the accrual periods ending after the fifth anniversary of the date of the original issuance of the old notes, we will be required to redeem for cash a portion of each note then outstanding necessary to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of the Internal Revenue Code. The redemption price will be 100% of the principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. See “Description of the New Notes—AHYDO Redemption.”

Change of Control	If we experience certain types of changes of control, we will make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sales and Events of Loss	If we or any of our restricted subsidiaries sell certain assets or experience certain events of loss, the we may be required to offer to repurchase the notes from holders at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of the New Notes—Repurchase at the Option of Holders—Events of Loss.”

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, make investments or repurchase equity or prepay certain debt;

•	incur additional debt;

•	create liens on assets to secure debt;

•	enter into transactions with affiliates;

•	sell certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	create dividend and other payment restrictions affecting subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions.

See “Description of the New Notes—Certain Covenants.”

No Prior Market; No Listing	The new notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system. An active trading market for the new notes may not develop, and there can be no assurance as to the liquidity of any market that may develop for the new notes.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 13, for a discussion of certain risks involved in investing in the notes and tendering your old notes in the exchange offer.

For additional information regarding the notes, see the “Description of the New Notes” section of this prospectus.

RISK FACTORS

You should carefully consider the risks and all the other information contained in this prospectus before making a decision as to whether to exchange your old notes in the exchange offer.

The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment.

Risks Associated with the Development of Revel

There are conditions precedent to the funding of the remaining components of the financing for Revel.

We expect the remaining costs associated with closing out construction contracts, retention payments, punchlist items and other related costs incurred during the construction and development of Revel (“close out costs”) to be approximately $15.3 million (assuming the realization of certain cost savings but not including debt service under the Term Loan Facility, which is financed from the interest reserve account and general corporate funds) as of September 28, 2012. We expect to fund such close out costs from (i) the loan proceeds account, proceeds from the Revolver and other funds available to us in accounts established pursuant to the Disbursement Agreement (as defined below) (exclusive of funds available in the interest reserve account), and (ii) various cost rebates, tax credits and project revenues.

We have entered into a master disbursement agreement (the “Disbursement Agreement”) with the disbursement agent, the administrative agent under the Term Loan Facility and the trustee under the indenture governing the notes which sets forth the sequences of funding and establishes conditions for the disbursement of funds from the loan proceeds account and other accounts established thereunder. Our ability to receive funds from these accounts is subject to various conditions precedent as set forth in the Disbursement Agreement. As of September 28, 2012, we had approximately $0.9 million in the these accounts (exclusive of funds available in the interest reserve account). Further, our ability to draw remaining unused commitments under the Revolver is subject to the satisfaction of certain conditions precedent. As of September 28, 2012, we had approximately $25.0 million available under the Revolver to fund our close out costs, which amount is less than the $57.7 million of total funds available under the Revolver due to a limitation on funds available under the Revolver to fund close out costs.

We cannot assure you that we will be able to (i) satisfy the conditions to utilize funds from any of the accounts governed by the Disbursement Agreement or the Revolver or (ii) obtain any of the cost savings, rebates, credits or revenues discussed above, in order to make payments of the close out costs relating to Revel. Failure to (i) satisfy the conditions to utilize funds from the accounts governed by the Disbursement Agreement or the Revolver or (ii) obtain any of the cost savings, rebates, credits or revenues discussed above, could materially adversely impact our ability to satisfy all close out costs and complete the related punchlist items which would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility. There can be no assurances that we would be able to obtain alternative financing or an alternative source of funds to satisfy all close out costs and complete the related punchlist items on acceptable terms, if at all.

The development costs of Revel are estimates only, and actual development costs may be higher than expected.

We expect the total development costs of Revel to be approximately $1.2 billion, including design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. As of September 28, 2012, we expect the close out costs to be approximately $15.3 million (assuming the realization of certain cost savings but not including debt service under the Term Loan Facility, which is funded from the interest reserve account and general corporate funds). Determination of the final project cost is subject to a complete accounting after the date of final completion. The required cash interest payments and commitment fees under the Term Loan Facility, the Revolver, the notes and our other indebtedness and obligations which were due and payable prior to the commencement of operations of Revel have been included in our estimate of the total development cost.

While we believe that the estimated range of total development costs for Revel is reasonable, these development costs are estimates and the actual development costs may be higher than expected.

Although the Disbursement Agreement has a contingency reserve for cost overruns, the contingency reserve may not be sufficient to cover the full amount of such overruns. If the contingency reserve is not available or not sufficient to cover these costs, we may not have the funds required to pay such costs.

We expect to fund the close out costs from (i) the loan proceeds account, proceeds from the Revolver and other funds available to us in accounts established pursuant to the Disbursement Agreement (exclusive of funds available in the interest reserve account), and (ii) various cost rebates, tax credits and project revenues. However, if we do not have sufficient funds to, or cannot otherwise, satisfy all close out costs and complete the related punchlist items, it could have a material adverse effect on our business, financial condition and results of operations. There can be no assurances that we would be able to obtain alternative financing or an alternative source of funds to complete development of Revel on acceptable terms, if at all.

The failure of the CUP Provider to successfully operate the CUP in accordance with the ESA may have a material adverse effect on our business, financial condition and results of operations.

We have entered into an energy services agreement (“ESA”) with ACR Energy Partners, LLC, a joint venture of Marina Energy LLC (a subsidiary of South Jersey Industries, Inc.), and DCO Energy, LLC, as the CUP Provider, as to the design, development, construction, financing, ownership and operation of a CUP on the CUP property in order to meet our expected energy needs. The CUP Provider, through the CUP, is our exclusive provider of chilled water, hot water and electricity at agreed upon rates. The CUP Provider designed, developed, constructed, owns and operates the CUP on the CUP property, which property the CUP Provider leases from us. The CUP Provider has incurred substantial debt to finance the development and construction of the CUP.

We cannot assure you that the CUP Provider will continue to operate the CUP in accordance with the ESA. If the CUP is not able to be operated in accordance with the ESA, including because of any of the foregoing, Revel will require an alternative source of chilled water, hot water and electricity. We cannot assure you that any such alternative source of chilled water, hot water and electricity will be available to Revel. Additionally, we cannot assure you that any such alternative source of chilled water, hot water and electricity will not provide such products at rates materially higher than the rates to which we are subject under the ESA. Utilizing an alternative source for chilled water, hot water and electricity could have a material adverse effect on our ability to operate Revel in a manner consistent with our plans for the project, as well as a material adverse effect on our business, financial condition and results of operations and, as a result, our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

A failure to complete an erosion control project intended to enhance areas around Revel may adversely impact the operations of Revel.

Certain additional projects have been and/or are being undertaken by city, state and federal agencies in connection with the development and construction of Revel, including an erosion control project, which commenced in April 2012 and is expected to be completed by the end of fall 2012. The erosion control project is being substantially funded by the State of New Jersey, the federal government and the City of Atlantic City. There can be no assurance that the erosion control project will be completed on time or on budget, if at all. Any delay in completing, or failure to complete, the erosion control project, or any obligation of Revel AC to pay additional amounts of the cost, could have an adverse effect on our business, financial condition and results of operations and, as a result, an adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We have received approvals to be eligible to receive certain additional public funds, payable as exemptions from or rebates of and to the extent of certain additional tax revenues generated by the project.

We have received approvals that make us eligible to receive certain additional public funds, payable as exemptions from or rebates of and to the extent of certain additional tax revenues generated by the project.

We have entered into an agreement (the “ERGG Agreement”) with the New Jersey Economic Development Authority and the Treasurer of the State of New Jersey relating to our receipt of an ERGG. Our receipt of the approximately $261.0 million in funds under the ERGG is subject to, among other things, annual appropriations by the State of New Jersey and availability of funds, and will be payable to us over a period of 20 years through, and to the extent of, rebates of incremental or project-specific increases in occupancy, sales and corporate business taxes. Failure by the State of New Jersey to make ERGG payments due to lack of appropriations or funds will not constitute a default under the ERGG Agreement. There can be no assurance as to the amount of ERGG proceeds that we may receive, if any, and to the extent that any such proceeds are received, we expect that up to $70.0 million of ERGG proceeds would be pledged as collateral to the notes to provide additional credit enhancement. In addition, the property on which Revel has been constructed is included in an “entertainment-retail district” designated by the CRDA, an agency of the State of New Jersey. The designation entitles us to: (i) exemptions from or rebates on sales and use tax on certain qualifying purchases; and (ii) expenses related to construction materials and annual rebates of hotel room fees for 20 years or until the total rebate amount equals the cost of the project, whichever is earlier. We have submitted and will submit sales and use tax rebate claims, which are subject to “entertainment-retail district” approval and could be denied. Accordingly, there is no assurance that we will secure payments in full of such claims.

We also currently have a Brownfield Reimbursement Agreement with the State of New Jersey entitling us to reimbursement, from certain tax revenues generated by the Revel project, for up to 75% of remediation costs related to clean-up work performed on the CUP and project sites.

Because these funds are payable as exemptions from or rebates of, and to the extent of, certain increased tax revenues related to the project, there can be no assurances as to the amount or timing of such funds.

Risks Related to Our Substantial Debt

We are highly leveraged and future cash flow may not be sufficient for us to satisfy our debt obligations, including under the notes, and we may have difficulty obtaining additional financing.

We have a substantial amount of debt in relation to our equity. As of September 28, 2012, we had approximately $1.3 billion of debt, consisting of borrowings under the Term Loan Facility, the Revolver, the old notes, and other long-term borrowings. As of September 28, 2012, we also had the capacity to draw approximately $57.7 million of additional funds under the Revolver. In addition, the Term Loan Facility, the Revolver and the indenture governing the notes permit us to incur additional debt under certain circumstances in the future. Our substantial debt could have important consequences. For example:

•	it could make it more difficult to satisfy our debt obligations, including under the notes, the Revolver and the Term Loan Facility;

•

if we fail to meet any payment obligations or otherwise default under the agreements governing our debt obligations, including the Term Loan Facility, the Revolver and the notes, the lenders and debt holders under those agreements will have the right to accelerate the debt and exercise other rights and remedies against the borrower or issuer and/or the guarantors of that debt, which could result in all of our debt becoming immediately due and payable and could permit certain of our lenders and debt holders to:

•	repossess and foreclose upon the assets that serve as collateral,

•	initiate judicial foreclosure against the appropriate borrower or issuer and/or guarantors,

•	petition a court to appoint a receiver for the appropriate borrower or issuer and/or guarantors or for substantially all of its or their respective assets, and

•	if any such borrower or issuer and/or guarantors is insolvent, initiate involuntary bankruptcy proceedings against such borrower or issuer and/or guarantor;

•

we expect to use a substantial portion of the cash flow from Revel’s operations to service our debt, including under the notes, the Revolver and the Term Loan Facility, which will reduce our available cash flow for working capital requirements, capital expenditures and general corporate and other obligations;

•

we may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may adversely affect our business, financial condition and results of operations;

•

we may have a limited ability to obtain additional financing, if needed, to fund working capital requirements, capital expenditures, debt service and general corporate and other obligations, including our obligations under the notes, the Revolver and the Term Loan Facility;

•

under the Term Loan Facility and the Revolver, a certain portion of the interest rates we will pay may fluctuate with market rates and, accordingly, our interest expense could increase if market interest rates increase;

•	our substantial debt will increase our vulnerability to general adverse economic and industry conditions or a downturn in our business or the local economy; and

•	we may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

If we incur additional debt, such debt could have similar consequences and could increase the risks described above. Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

As a holding company, we are entirely dependent upon the operations of our subsidiaries, and our subsidiaries may not generate sufficient cash flow to meet our substantial debt service and other obligations, including our obligations under the Term Loan Facility, the Revolver and the notes.

We are a holding company and our assets consist primarily of investments in our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our consolidated assets. As a result, our cash flow depends upon the cash flow of our subsidiaries, all of which cash flow is dependent solely on the operations of Revel. See “Risk Factors—Other Risks Related to Our Business.” Because we are entirely dependent upon one property for all of our cash flow, we are subject to greater risks than a gaming company with more operating properties.

We cannot assure you that Revel will generate sufficient cash flow from operations, or that future borrowings will be available to us in amounts sufficient to enable us to fund our liquidity needs, including with respect to the notes, the Revolver and the Term Loan Facility. Our operating performance and our ability to service or refinance our debt, including the Term Loan Facility, the Revolver and the notes, or to obtain additional sources of funds will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Our ability to make interest payments under the Term Loan Facility, the Revolver, the notes and any other debt depends on our ability to generate sufficient cash flow from Revel’s operations. We cannot assure you that we will be able to generate cash flow in an amount sufficient to meet our expenses, including our debt service requirements. Our ability to generate cash flow depends upon many factors, including, without limitation, the other risks described throughout these “Risk Factors” which could adversely affect our business, results of operations and financial condition. In addition, the ability of our subsidiaries to distribute cash to us will further be subject to business and tax considerations and applicable law, including laws regarding the payment of dividends and distributions, and legal and contractual restrictions in agreements to which they are a party. Any inability to generate sufficient cash flows to meet our debt service obligations and fund our operations would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

The Term Loan Facility, the Revolver and the indenture governing the notes contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

The Term Loan Facility, the Revolver and the indenture governing the notes contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions. These restrictions include, among other things, limitations on the ability to: pay dividends or distributions or repurchase equity; incur additional debt or issue disqualified stock; make investments; create or permit liens; enter into transactions with affiliates; engage in other businesses; merge or consolidate with another company; transfer or sell certain assets; create dividend and other payment restrictions affecting subsidiaries; and designate restricted and unrestricted subsidiaries.

The Term Loan Facility and the Revolver contain certain financial maintenance covenants and we can give no assurances that we will generate sufficient EBITDA to meet these financial maintenance covenants.

The Term Loan Facility and the Revolver require us to satisfy various financial maintenance covenants, including a leverage ratio and an interest coverage ratio. The leverage ratio and interest coverage ratio are tested over a trailing four fiscal quarter period throughout the term of the applicable facilities, commencing with the four quarter period beginning on July 1, 2012 and ending on June 30, 2013. We are also subject to a minimum EBITDA requirement for the two fiscal quarters ended June 30, 2013 and September 30, 2013. In addition, we are subject to covenants regarding limits on certain capital expenditures.

We can give no assurances that we will generate sufficient EBITDA to meet such financial maintenance covenants under the Term Loan Facility and the Revolver. If our EBITDA fails to increase substantially above the levels of EBITDA generated over our initial four months of operations, we will be unable to meet our financial maintenance covenants, which will result in an event of default under the Term Loan Facility and the Revolver.

Failure to comply with covenants under our debt instruments, including under the Term Loan Facility, the Revolver and the indenture governing the notes, could result in an event of default and enable our lenders and debt holders to exercise remedies.

Our ability to comply with the covenants under our debt instruments, including the Term Loan Facility, the Revolver and the indenture governing the notes, will be affected by general economic conditions, industry conditions and other events beyond our control and the other risks described throughout these “Risk Factors” which could adversely affect our business, results of operations and financial condition. As a result, we cannot assure you that we will be able to comply with these covenants.

Our failure to comply with these covenants (including our financial maintenance covenants under the Term Loan Facility and the Revolver) under our debt instruments or any future debt or other agreements, including failure as a result of events beyond our control, would (subject to applicable grace and cure periods, if any) result in an event of default under the applicable facility (and an event of default under one of our debt facilities could result in an event of default under other debt facilities). Upon an event of default, the lenders under the applicable facility and the debt holders under the indenture governing the notes, as applicable, would have the right to accelerate such debt under which an event of default has occurred and exercise other rights and remedies against the borrower, the issuer and/or the guarantors of that debt, which could result in all of our debt becoming immediately due and payable. A default or event of default under the Revolver would also prevent us from making additional borrowings under the Revolver. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on such debt instruments. If we were unable to repay such amounts, certain of our lenders and debt holders could repossess and foreclose upon the assets that serve as collateral, initiate judicial foreclosure against the appropriate borrower, the issuer and/or the guarantors, petition a court to appoint a receiver for the appropriate borrower, issuer and/or the guarantors or for substantially all of its or their respective assets, and if any such borrower, issuer and/or guarantors is insolvent, initiate involuntary bankruptcy proceedings against such borrower, issuer and/or guarantor. Such actions could cause cross defaults in connection with any other debt or agreements that we may have. We have pledged substantially all of our assets as security for debt incurred in connection with the notes and under the Term Loan Facility and the Revolver. As a result, the lenders under the Term Loan Facility and the Revolver and the trustee, on behalf of the holders of the notes, could seek to foreclose on substantially all of our assets.

Other Risks Related to Our Business

We have a limited operating history, and can give no assurances that we will generate sufficient revenues or cash flow to meet our operating needs or other obligations.

We were formed principally to develop and operate Revel and have a limited operating history. Revel opened on April 2, 2012 and is a new development with no history of revenues, earnings or operations prior to such opening date. We expect to fund our operations, debt service requirements and other capital requirements (other than close out costs) primarily from operating cash flows. However, we cannot assure you that we will be able to successfully operate Revel, that it will be profitable or that it will generate sufficient gaming or other revenues or cash flow, together with any amounts available under the Revolver, sufficient to enable us to service and repay our indebtedness, including under the notes, the Revolver and the Term Loan Facility, and to fund our other liquidity needs. We also cannot assure you that our gaming and other revenues will increase over time, above the levels generated in our first few months of operations, or that our financial performance will be consistent with the performance of the Atlantic City market generally or other casinos. If our gaming and other revenues fail to increase above initial levels or improve relative to our competition, it could have a material adverse effect on our financial condition. In addition, additional or unexpected costs, new business developments or other unforeseen events may occur, which could result in the need for additional funds. Accordingly, we may need to seek alternative financing or an alternative source of funds to service our debt and other liquidity needs, and there can be no assurances that we would be able to do so on commercially reasonable terms or at all.

In addition, our business prospects should be evaluated in light of the difficulties frequently encountered by companies in the early stages of substantial real estate development and gaming projects and the risks inherent in the establishment of a new business enterprise. Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties, volatility and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have a limited operating history and a limited history of earnings, it may be more difficult for us to prepare for and respond to risks than for a company with an established business and operating cash flow. If we are not able to manage our risks successfully, it could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Because we are entirely dependent on Revel for all of our cash flow, we are subject to greater risks than a gaming company with more operating properties. Our insurance coverage may not be sufficient to cover losses that the Revel property could suffer.

We do not expect to have material assets or operations other than Revel for the foreseeable future. As a result, we are entirely dependent upon Revel for all of our cash flow and our ability to meet our operating and debt service requirements. Given that our operations only focus on one property in Atlantic City, we are subject to a greater degree of risk than a gaming company with more operating properties. In addition, if we are required to cease operations at Revel for any period of time, we will have no source of cash flow to fund our operations and service our debt.

The risks to which we have a greater degree of exposure include, without limitation, the following: local and regional economic and competitive conditions; environmental and real property issues; inaccessibility or impeded access due to inclement weather, road construction or closure of primary access routes; changes in local and state governmental laws and regulations, including gaming and tax laws and regulations; casualty events or mechanical failure; extended or extraordinary maintenance; snowstorms, hurricanes, flooding and other natural and other disasters; state government shut-downs, which could require us to cease operations if the services of gambling inspectors at Atlantic City casinos are suspended; an increase in the cost of electric power for Revel as a result of, among other things, power shortages in New York or New Jersey or other northeastern states with which New Jersey shares a single regional power grid; the outbreak of public health threats at Revel or in Atlantic City, or the perception that such threats exist; a decline in the number of visitors to Atlantic City; and a decrease in gaming and/or non-gaming activities at Revel. In addition, the combination of our dependency on a single property and the significant investment associated with it may cause operating results to fluctuate significantly. Any of the factors outlined above could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Our insurance coverage may not be sufficient to cover losses that the Revel property could suffer. For example, our insurance coverage is subject to significant deductibles or other limitations, and inflation, changes in building codes and ordinances, environmental considerations and other factors also may increase costs to repair, replace or renovate Revel. Insurance premiums also have increased on available coverage and, in the event that insurance premiums continue to increase, we may not be able to maintain the insurance coverage we currently have or otherwise be able to maintain adequate insurance protection. Revel may also be subject to claims by third parties in the event of a terrorist attack or other catastrophic property or casualty loss or other event. As a result, in the event of a material disruption of our business or a catastrophic loss or other event, we could lose all or a portion of the capital we have invested in Revel, as well as anticipated future revenue from Revel, or be required to expend significant amounts to repair, replace or renovate Revel, and these events could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Our debt agreements require us to maintain a certain minimum level of insurance coverage and require us to comply with certain requirements (including potentially making certain payments of debt) if an event of loss occurs, and failure to satisfy these requirements would result in an event of default under those debt instruments.

We are subject to extensive regulation, licensing and taxation by gaming authorities.

The ownership and operation of casino facilities and the conduct of gaming activities in Atlantic City are subject to extensive regulation and taxation by the State of New Jersey under the New Jersey Casino Control Act (the “New Jersey Act”) and the regulations promulgated thereunder (collectively, the “New Jersey Gaming Laws”), the enforcement of which could adversely affect our financial condition and results of operations.

The operation of Revel is contingent upon its and its affiliates’ maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations under the New Jersey Gaming

Laws. The scope of the approvals required to operate a facility is extensive. We received all approvals for the opening of Revel; however, we are subject to ongoing regulation and compliance to maintain these operations. The Division of Gaming Enforcement Office of the Attorney General of the State of New Jersey (“NJDGE”) and the New Jersey Casino Control Commission (“NJCCC” and, together with the NJDGE, the “New Jersey Gaming Authorities”) have broad discretion regarding the issuance, renewal, conditioning, revocation, suspension and control of all New Jersey casino and casino related licenses and to approve changes in our gaming-related operations. The New Jersey Gaming Authorities’ jurisdiction extends to all persons, entities, associations, corporations, partnerships, companies and trusts involved in gaming operations in New Jersey. New Jersey casino licenses are not transferable and participation in casino operations as a licensee in the State of New Jersey is deemed a revocable privilege, not a property right. In addition to all other requirements, the ability of Revel Entertainment Group, LLC, a New Jersey limited liability company (“REG”), to maintain a New Jersey casino license, and, as such, our ability to continue to participate in gaming in New Jersey, will be conditioned upon our proper and continued qualification and upon the discharge of our affirmative responsibility to provide to the regulatory and investigatory authorities any assistance and information necessary to ensure that the policies declared by the New Jersey Gaming Laws are achieved. If, at any time, it is determined that we have violated the New Jersey Gaming Laws or cannot meet its qualification requirements, we could be subject to fines or the suspension or revocation of our New Jersey casino license or qualification of previously granted approvals. If our New Jersey casino license is suspended for a period exceeding 120 days, or is revoked, or the New Jersey Gaming Authorities fail or refuse to renew such casino license, the New Jersey Commission could appoint a conservator who would be vested with right and title to Revel and would have the authority to operate and dispose of Revel.

Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license, qualification or finding of suitability that may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or casino licenses could require us or one of our subsidiaries to make substantial expenditures or could otherwise negatively affect our gaming operations. It is our responsibility to ensure that we only conduct business with vendors that satisfy the licensure or suitability requirements of the New Jersey Gaming Authorities. In addition, we must ensure that certain of our employees satisfy eligibility requirements of the New Jersey Gaming Authorities. We may be subject to disciplinary action for conducting business with vendors or employing individuals that fail to satisfy the licensure, suitability or qualification requirements of the New Jersey Gaming Authorities. Efforts required to determine the qualifications of potential vendors or employees or the failure by a vendor or employee to obtain and maintain required licensure and employees may delay or prohibit their work or employment and impose substantial additional costs on us.

The New Jersey Gaming Authorities also have broad powers with respect to our financing arrangements. Such authorities have the power to request detailed financial and other information and to review, approve and require amendments to our financing arrangements and the documentation governing our debt, including the documents governing the notes, the Revolver and the Term Loan Facility. The New Jersey Gaming Authorities also must pre-approve all future debt financing transactions. This approval process involves a review of the transaction documents by such regulatory authorities, a financial stability determination, as well as, in certain circumstances, the qualification of each lender or potential lender. Such authorities also require us to disclose the identity of our lenders (including lenders who may purchase our debt on the secondary market) on an ongoing basis, and to disclose the amounts of their respective holdings. The foregoing process may delay our ability to effectively and timely finance our operations or meet our obligations as they come due. In the event REG fails to demonstrate financial stability, the New Jersey Gaming Authorities may take such action as they deem necessary to fulfill the purposes of the New Jersey Act and protect the public interest, including: issuing conditional license determinations, establishing an appropriate cure period, imposing reporting requirements, placing restrictions on the transfer of cash or the assumption of liability or requiring reasonable reserves or trust accounts or, in rare cases if the foregoing actions have not been sufficient, revoking licensure or appointing a conservator.

The New Jersey Gaming Authorities also must approve all issuances of securities and may, in their discretion, require the holder of any securities we issue to file applications, be investigated and be found suitable unless waived or exempt, to own, transfer or exercise our securities. If a security holder fails to do so we may force the transfer or redemption of such member’s interests. In the event that divestiture of a member’s interests is required by the New Jersey Gaming Authorities, but such divestiture does not occur, the New Jersey Gaming Authorities have the power to revoke or suspend our New Jersey casino license and/or our qualification for licensure.

Failure to obtain or maintain any of the required gaming approvals and licenses would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

If a third party successfully challenges Revel Group, LLC’s ownership of, or right to use, the service marks related to Revel and our business, our business or results of operations could be harmed.

Revel Group, LLC, a Delaware limited liability company (“Revel Group”), has filed applications with the United States Patent and Trademark Office (“PTO”), to register a variety of trademarks and service marks related to Revel and our business in connection with a variety of goods and services. These marks include “Revel” and “BASK.” The application for “BASK” is the only pending application; the other applications have been allowed pending proof of use. We license these trademarks from Revel Group.

Such federal registrations are not completely dispositive of the right to such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

If a third party asserts other forms of intellectual property claims against us, our business or results of operations could be adversely affected.

Historically, trademarks and service marks have been the principal form of intellectual property rights relevant to the gaming industry. However, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming of increased relevance. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

The loss of Kevin DeSanctis or other key personnel could significantly harm our business.

Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our executive team, particularly those of Kevin DeSanctis, our Chief Executive Officer, President and Chairman of the Board, and our principal stockholder. A number of members of our senior management worked with Mr. DeSanctis prior to joining us in their current positions. We have entered into an employment agreement with Mr. DeSanctis that has an initial five-year term with automatic two-year renewal periods thereafter. We also currently have employment agreements in place with each of Michael Garrity, Alan Greenstein, Robert Andersen and Sidney Yu. However, we cannot assure you that Mr. DeSanctis or the other members of our executive team will remain at our company. Further, our directors, officers, and key employees are subject to certain requirements of the New Jersey gaming regulations. The New Jersey Gaming Authorities may conduct investigations into the conduct or associations of our directors, officers, or key employees to ensure compliance with applicable standards. If the applicable regulator were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. The loss of Mr. DeSanctis or any of our other key employees would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Revel faces intense competition from gaming operations and other forms of entertainment.

Revel competes in the highly-competitive Atlantic City hotel, resort and casino industry. Competition in Atlantic City is intense and is increasing. Currently, there are twelve land-based casinos located in Atlantic City, including Revel, all of which compete with each other to attract customers to their properties. Certain of our current and future competitors have or may have greater gaming experience than us and/or greater financial resources. In recent years, Atlantic City has experienced a significant increase in investment in new projects and expansions. Any further expansions and future projects would intensify the competition in the Atlantic City market. Additionally, proposals to permit gaming in locations within the State of New Jersey but outside of Atlantic City have recently been introduced.

In addition to Atlantic City, Revel also competes with other hotel/casino and gaming facilities in the northeastern and mid-Atlantic regions of the United States, including established commercial casinos and racinos in Pennsylvania, Maryland, Delaware, West Virginia and New York. This competition includes casinos in the Philadelphia metropolitan area and video lottery terminals (which are, in many cases, indistinguishable from slot machines) at Yonkers Raceway and Aqueduct Racetrack in the New York City metropolitan area. Revel also competes with Native American gaming facilities such as those in Connecticut and those in New York. Under the Indian Gaming Regulatory Act of 1988, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Revel. Furthermore, Maryland is contemplating legislation which would add table games and an additional casino, and Massachusetts has recently passed gaming legislation. The New York legislature has also recently passed a constitutional amendment which, if passed again next year and then approved by the voters in a state-wide referendum, would expand gaming to seven additional locations. Maryland Live! recently opened and other gaming facilities are scheduled to open and expand in many of these states in the future, resulting in an increase in new gaming machines that is larger than the total number of machines operated in Atlantic City.

In 2011, purse supplements from the casinos to New Jersey racetracks expired and, as a result, New Jersey may re-examine legalization of slots at the racetracks. Moreover, New Jersey recently passed laws allowing the construction of boutique casinos in Atlantic City and allowing Atlantic City casino operators to offer gaming to New Jersey residents via the internet. The additional revenue that may be available to Revel through the provision of internet gaming may be offset by the fact that users of the resort may forego a visit to Revel in favor of internet gaming and therefore may spend less or no money on non-gaming activities. As the Atlantic City market is primarily a drive-in market, legalized or expanded gaming, or the relocation of facilities, in one or more states neighboring or within close proximity to New Jersey will significantly increase competitive pressure on Atlantic City’s casino industry and could have a material adverse effect on the Atlantic City gaming market overall, which would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility. In addition, the expansion of casino gaming in or near metropolitan areas, such as New York City, from which we attract customers, could have a substantial negative effect on our business.

Revel also competes with gaming facilities in other states, including Nevada, with hotel/casino facilities elsewhere in the world, and with state lotteries, internet gaming and other forms of gambling. New or renovated casinos outside of the United States could draw gaming customers, including high-rollers, away from Atlantic City. In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, high school, collegiate and professional athletic events, television and movies, concerts and travel.

Existing or increased competition could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Revel’s operational strategy differs from that of many existing Atlantic City competitors and may not be successful.

Unlike the casinos in the Las Vegas market, the existing Atlantic City operators generally do not generate significant non-gaming revenues in comparison to their gaming revenues. We have made a significant investment in non-gaming resort amenities and non-gaming activities, but we cannot assure you that Revel will be able to attract new visitors or existing visitors away from the other Atlantic City properties, that such visitors will find Revel’s non-gaming amenities and non-gaming activities to be attractive, or that Revel will be successful in generating the significant non-gaming revenues that we expect from such investment.

Our business model also relies on significant expenditures on luxury and discretionary items. Revel offers, or expect to offer, a wide range of retail shops, dining experiences, and other venues that will be branded and managed by premier operators. While we have entered into binding agreements with several retail and restaurant tenants, as well as operators of our nightclubs and spa, we are still negotiating lease agreements with a number of retail tenants. We may not be able to obtain the number or quality of suitable retail tenants that are currently planned. If we do not obtain retail tenants in sufficient number or of sufficient quality, and on terms acceptable to us, it could impair the competitive position of Revel and adversely affect its operating performance.

In addition, there are key operational differences between Revel and its competitors in Atlantic City designed to allow Revel to achieve margins above the Atlantic City average. These differences include the outsourcing of many of our dining operations and streamlined gaming table operations to lower staffing. In addition, we target fewer “comp” customers and seek to maintain a higher level of gaming revenue per “comp” customer than our competitors. We also seek to leverage our new facility and the various amenities we have to lower our costs of attracting visitors through traditional incentive programs. However, there can be no assurances that these operational differences will allow us to achieve higher margins than our competitors.

Finally, unlike most of its competitors, Revel chooses to be 100% smoke-free. There can be no assurance that this operational difference will not adversely impact our ability to compete with other casinos that are not 100% smoke-free.

If we are not able to successfully execute our strategy, it would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Gaming revenues and gross operating profit for Atlantic City casinos have significantly decreased since 2006 and may continue to decline. A continued decline in Atlantic City gaming revenues or gross operating profit would have a material adverse effect on our business, financial condition and results of operations.

The gaming revenues for Atlantic City casinos experienced growth from 2002 through 2006, but began declining in 2007. Gross gaming revenue (table and slot machine games) in Atlantic City decreased from approximately $5.2 billion in 2006 to $3.3 billion in 2011, a decline of approximately 36.1%. In addition, annual gross operating profit (as reported by the New Jersey Gaming Authorities) for Atlantic City casinos similarly experienced growth from 2002 through 2006, but began declining in 2007. The decline in gross operating profit generally has been proportionately greater than the declines in gross gaming revenue, potentially as a result of increases in promotional allowances and promotional spending. Atlantic City casino gaming revenues and gross profit may not fully recover from the recent years’ decline and may continue to decline. A continued decline in gaming revenues or gross profit of Atlantic City casinos and Revel in particular would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Economic and other factors adversely affecting visitation to Revel or consumer and corporate spending and demand for amenities offered at Revel could materially adversely affect our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts in general and for the type of luxury amenities Revel offers. Discretionary consumer spending has been adversely affected by the current economic crisis. Further, terrorist activities, military conflicts, past outbreaks of infectious disease and tsunamis, typhoons and other natural disasters, among other things, have had negative impacts on travel and leisure expenditures, including lodging, gaming and tourism. Worldwide, consumers are traveling less and spending less when they do travel, and demand for luxury amenities and leisure activities has declined. Likewise, corporate spending on conventions and business development is being significantly curtailed as businesses cut their budgets. Our business model relies on significant expenditures on luxury and discretionary items, as well as capturing a large share of the convention or meeting room night market in Atlantic City. However, if demand for such services further declines or does not reach the levels that we anticipate, it would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

In addition, local economic conditions, weather conditions and regulations could further adversely impact visitation to Revel and other Atlantic City casinos, as well as consumer demand and discretionary spending. Adverse weather conditions have had a damaging effect on the operations of Atlantic City gaming during 2010 and 2011, including Hurricane Irene which left extensive flooding and wind damage along the east coast of the United States and resulted in a mandatory closure of Atlantic City’s casinos for three days, including a weekend. Some of Atlantic City’s casinos sustained minor physical damage and millions of dollars of operating losses as a result of Hurricane Irene and the mandatory closure. The winter season of 2010-2011 was among the worst on record, and travel throughout the entire Northeast was extremely difficult. Additionally, extreme heat in the second quarter of 2010, particularly in the month of June, had an adverse impact on visitation and spending at Atlantic City gaming establishments. We cannot predict the extent to which similar events and conditions may affect us, directly or indirectly, in the future.

Gasoline price increases also could adversely affect our business. A significant portion of our revenues will be derived from customers residing in the New York-Philadelphia-Baltimore-Washington, D.C. corridor, many of whom drive to Revel. Gasoline prices have increased significantly, and prices may continue to rise in the future. Increases in gasoline prices could discourage certain customers from traveling to Revel and other Atlantic City casinos, especially by car.

Any of these factors which adversely impact visitation to Revel and consumer demand and discretionary spending could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Energy price increases may adversely affect our cost of operations and our revenues.

Our operations use significant amounts of electricity, natural gas and other forms of energy. Substantial increases in energy and fuel prices in the United States may negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, of which the impact could be material. In addition, energy and gasoline price increases could result in a decline of disposable income of potential customers, an increase in the cost of travel and a corresponding decrease in visitation and spending at Revel, which could have a significant adverse effect on our cost of operations and our revenues. The ESA we have entered into with the CUP Provider is an executory energy contract with terms that, in general, extend 20 years from the opening of Revel. The CUP Provider, through the CUP, is our exclusive provider of chilled water, hot water and electricity. Obligations under the executory energy contract contain both fixed fees and variable fees. The variable fees to which we are subject include operations and maintenance fees, chilled water and hot water fees, electricity fees, and other parasitic electric and utility fees. These fees are subject to variability based on actual usage and market rates for electricity and fuel, as well as adjustment for inflation.

We operate in a highly taxed industry and may be subject to higher taxes in the future.

We are required to pay substantial taxes and fees in connection with our operation as a gaming company. Atlantic City casinos currently pay an 8.0% tax rate on gross gaming revenues and an investment alternative obligation equal to 1.25% of gross gaming revenues, for an effective gaming tax rate of 9.25% of gross gaming revenues. In addition, we currently pay or anticipate paying other taxes and fees, including federal and New Jersey state income taxes, property taxes, sales and use taxes, payroll taxes, franchise taxes, luxury taxes, room taxes, parking fees, various license fees, investigative fees, payments associated with a legislatively-mandated not-for-profit corporation for marketing Atlantic City and our proportionate share of regulatory costs. Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. The global economic downturn has reduced the revenues of state governments from traditional tax sources, which may cause the federal government or state legislatures to be more inclined to increase gaming tax rates. Increases in taxation could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We also face extensive regulation from other government authorities.

In addition to gaming and tax regulations, we are subject to a variety of other governmental rules and regulations, including zoning, environmental, currency transaction reporting, suspicious activity reporting, construction and land-use laws, city ordinances, and laws and regulations governing alcoholic beverages. Costs of compliance may be substantial and there may be future changes or developments in such rules and regulations, both of which could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We are subject to various environmental requirements in the operation of Revel. In connection with the development of Revel, we have conducted environmental investigations and remediation of historical contamination at the Revel property, including investigation and remediation activities related to the removal and excavation of underground storage tanks and hydraulic lifts at the property. We received final certification of our environmental investigations and remediation with respect to the Revel property from the New Jersey Department of Environmental Protection on October 2, 2008. In connection with the operation of Revel, we are required to incur costs and expend funds to comply with environmental requirements applicable to operations at Revel, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the investigation and clean-up of hazardous or toxic substances or chemical releases at the property. In addition, if there were an environmental contamination at the Revel property, we could be held responsible to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by them in connection with the contamination. Costs of such investigation, remediation or clean-up of any contamination may be substantial, and the presence of that contamination substances, or the failure to properly remediate the property, may impair our ability to use the property, any of which could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Our business involves the extension of credit in connection with our gaming operations, and we may not be able to collect gaming debts owed to us by our credit players.

Gaming activities at Revel are conducted both on a credit basis and a cash basis. Revel extends credit to those customers whose level of play, financial resources and other characteristics warrant, in the opinion of appropriate gaming personnel, such extensions. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” are unsecured and may not be enforceable in all jurisdictions, particularly foreign jurisdictions. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have an adverse effect on our business, financial condition and results of operations and, as a result, an adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We are party to collective bargaining agreements with three unions and may become party to collective bargaining agreements with other unions, which may increase our labor costs, limit our operational flexibility and negatively impact our future revenues.

We have collective bargaining agreements with three unions (International Union of Operating Engineers, Local 68; Northeast Regional Council of Carpenters, Local 255; and District Counsel 711, International Union of Painters and Allied Trades) covering approximately 100 employees. Our remaining employees are not unionized but three other unions have formed a coalition stating their intent to organize Revel’s employees in all classifications, except for security officers. The unions have begun an organizational campaign drive which includes sending correspondence to current customers who have booked events at the hotel asking that they cancel their events and book at other Atlantic City casinos supported by union labor. These union activities could have an adverse financial impact on our ability to book and retain customers that may sympathize with the unions’ requests. Two customers have already cancelled their events because of union pressure and their support for union labor. The unions’ organization campaign drive could be lengthy and could also include picketing and demonstrations at our hotel that could discourage visitation. Certain other unions may also seek to organize our employees. If this coalition of unions or other unions are successful in organizing our employees, we cannot assure you that we will be able to negotiate collective bargaining agreements on terms acceptable to us or at all.

Union activities also may significantly increase our labor costs, disrupt our operations and limit our operational flexibility. Union activities may result in work stoppages, labor disputes and unexpected shutdowns. Any work stoppage at Revel could require us to spend significant amounts to hire replacement workers or to shut down operations if qualified replacement labor is not available. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting Revel and, as a result, adversely impact our revenues. As a result, union organizing and other union activities could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We may have difficulty obtaining the number or quality of personnel necessary to successfully operate Revel and expand our business.

Our success and our ability to grow are dependent, in part, on our ability to hire, retain and motivate a sufficient number of talented people, with the increasingly diverse skills needed to serve customers and expand Revel’s business. However, the pool of highly qualified, experienced gaming, lodging and other personnel is limited and competition to recruit and retain gaming, lodging and other personnel is likely to intensify as and to the extent that competition in the Atlantic City hotel casino market increases. In addition, economic conditions in the gaming, travel and leisure sectors have made recruiting executives to our business difficult. Recruiting, training, retention and benefit costs also place significant demands on our resources. The inability to attract and retain a sufficient number of qualified individuals would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

We may be subject to litigation resulting from our gaming, resort and dining operations which, if adversely determined, could result in substantial losses.

We will be, from time to time, during the ordinary course of operating our business, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by visitors to our property. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our business. Further, litigation involving visitors to our property, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our business. We cannot predict the outcome of any action, and it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

Our management stockholders are able to exert significant control over our future direction.

Members of our management, including Mr. DeSanctis, own all of the actual outstanding shares of our common stock (or 12.5% of the outstanding shares on a fully-diluted basis giving effect to the exercise of all of our outstanding Warrants, subject to increase to 15% of the outstanding shares on a fully-diluted basis giving effect to the exercise of all of the Warrants and the vesting of the restricted shares of Common Stock held by Mr. DeSanctis). The management stockholders and the Warrant holders have entered into a securityholders’ agreement (the “Securityholders’ Agreement”) with us, which provides, among other things, that our board of directors (the “Board of Directors”) consists of five members, two of whom may be members of management (the “Management Directors”), two designated by the holders of the Warrants (the “Investor Directors”), and one additional director who is not a member of management (the “Independent Director”). As a result, our management stockholders are able to exert significant control over our future direction.

The terms of the Securityholders’ Agreement prohibit us from taking certain actions without the prior consent of the holders of our Warrants or the directors designated by the Warrant holders or at all.

Pursuant to the terms of the Securityholders’ Agreement, we are prohibited from taking certain corporate actions without the prior consent of the holders of our Warrants and/or the consent of the Investor Directors. The Securityholders’ Agreement provides that the approval of holders of a majority of the Warrants (or in some circumstances, holders of a majority of our common stock issuable upon exercise of the Warrants on an as-exercised basis) is required for the following transactions:

•	the consummation of certain “change of control” events or sales or all or substantially all of our assets, other than to certain permitted holders;

•	with certain exceptions, the issuance of shares of preferred stock or other equity securities ranking senior to our common stock as to payments of dividends or rights upon liquidation;

•

the pledge by the management stockholders of 50% or more of the voting stock of Revel AC, measured by voting power rather than number of shares (with the shares underlying the Warrants not being considered to be outstanding voting stock or voting power unless and until such Warrants are actually exercised and the calculation of such percentage shall not take into account any unvested management shares); or

•	with certain exceptions, the issuance of additional shares of our common stock (or of securities convertible into or exercisable for our common stock).

In addition, the Securityholders’ Agreement contains certain affirmative and negative covenants, including that:

•

subject to some exceptions, all transactions between us, on the one hand, and the management stockholders or their affiliates, on the other hand, must be (i) approved by a majority of the Board of Directors, including at least one Investor Director, and (ii) on terms that are not materially less favorable to us, in our judgment, than those that would have been obtained in a comparable transaction by us with a person that is not such an affiliate;

•

no redemptions of any shares of our common stock, except in certain circumstances, including as may be required by the terms of the employment agreement of Kevin DeSanctis, and repurchases, upon the termination of employment, of options or shares of restricted stock issued pursuant to any stock option plan, employee stock purchase plans or employment agreements with our or our subsidiaries’ employees; and

•

subject to our obtaining any required approval of Warrant holders, a requirement that we exercise our equity cure rights under the Credit Agreement (as defined in the indenture governing the Notes) if the Warrant holders make an equity contribution for purposes of the equity cure right under the Credit Agreement, at a price determined in good faith by the Board of Directors.

These approval rights will be in addition to the Warrant holders’ board designation rights, preemptive rights and other rights under the Securityholders’ Agreement.

If our management and the Board of Directors desire to take any of such actions, there can be no assurance that such action will be permitted by the covenants contained in the Securityholders’ Agreement or that the Warrant holders or the Investor Directors will provide their consent as required, despite the fact that such actions may be in our best interests. Any failure of the Warrant holders or the Investor Directors to provide their consent could have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

The Securityholders’ Agreement gives Warrant holders certain preemptive rights and approval rights which could impede our ability to raise additional equity capital.

Under the Securityholders’ Agreement, the Warrant holders and the management stockholders have preemptive rights to purchase equity securities we may offer in capital raising transactions. In addition, with certain exceptions, holders of a majority of the Warrants (or in certain circumstances, holders of a majority of our common stock issuable upon exercise of the Warrants on an as-exercised basis) have the right to approve the issuance of shares of preferred stock or other equity securities ranking senior to our common stock as to payments of dividends or rights upon liquidation and the issuance of additional shares of our common stock (or of securities convertible into or exercisable for our common stock). These rights may adversely affect our ability to raise additional equity capital on favorable terms. If management determines we need to raise additional equity capital for our business, our inability to do so on favorable terms may have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility.

Risks Related to the Notes

The liens on the collateral (other than any ERGG proceeds) securing the notes are contractually subordinated pursuant to the Intercreditor Agreement to the liens securing the Term Loan Facility and the Revolver.

The security interests securing the notes and the guarantees of the notes are contractually subordinated (other than the security interests in any ERGG proceeds, which do not secure the Term Loan Facility or the Revolver) to the security interests securing the principal amount of debt (plus related interest, fees, indemnities, costs and expenses) under the Term Loan Facility, obligations under certain hedging and cash management arrangements, and obligations under the Revolver, pursuant to the Intercreditor Agreement between the collateral agent for the notes and the collateral agent under the Term Loan Facility and the Revolver. In addition, lenders of furniture, fixtures and equipment financing and other purchase money debt have a security interest in the assets securing that debt that is senior to the respective security interests in such assets of the notes, the Term Loan Facility and the Revolver. The indenture governing the notes permits up to $40.0 million of secured capital leases and other purchase money financing. As a result, upon any distribution to our creditors, whether or not in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our debt or an event of default under such debt, the lenders under the Term Loan Facility and the Revolver, and the lenders of furniture, fixtures and equipment financing and other purchase money debt are entitled to be repaid in full from the proceeds of the assets securing such debt before any payment is made to holders of the notes from such proceeds. Consequently, the liquidation of the collateral securing the notes may not produce proceeds in an amount sufficient to pay the amounts due on the notes after also satisfying the obligations to pay the Term Loan

Facility and Revolver lenders and purchase money lenders, even if the fair market value of the collateral securing the notes would be sufficient, absent the Term Loan Facility, the Revolver and purchase money debt, to pay all amounts due on the notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the lien securing the notes on the foreclosed collateral will be terminated and the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our remaining assets.

The fair market value of the collateral securing the notes may not be sufficient to pay the amounts owed under the notes. As a result, you may not receive full payment on your notes following an event of default.

The proceeds of any sale of collateral following an event of default with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. An appraisal has been made on certain of the collateral. The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the lenders under the Term Loan Facility and the Revolver) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the indenture governing the notes or the holders of the notes to realize or foreclose on that collateral. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior claims on the collateral, including the lenders under the Term Loan Facility and the Revolver. In addition, under the Intercreditor Agreement between the collateral agent for the notes and the collateral agent under the Term Loan Facility and the Revolver, the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral.

In addition, gaming and other regulations, along with bankruptcy laws and other laws relating to foreclosure and sale, as discussed below, also could substantially delay or prevent the ability of the trustee or any holder of the notes to obtain the benefit of any collateral securing the notes. The trustee’s ability to repossess and dispose of collateral is subject to the procedural and other restrictions of state real estate, commercial and gaming law, as well as the prior approval of the lenders under the Term Loan Facility and the Revolver. Among other things, if the trustee did conduct a foreclosure sale, and if the proceeds of the sale were insufficient, after expenses, to pay all amounts due on the notes, the trustee might, under certain circumstances, be permitted to assert a deficiency claim against us. There can be no assurance that the trustee would be able to obtain a judgment for the deficiency or that we would have sufficient other assets to pay a deficiency judgment.

In addition, contract rights under agreements serving as collateral for the notes may be rejected in bankruptcy. Contract rights under certain of our agreements, such as the construction management agreement with Tishman Construction Corporation of New Jersey (“Tishman”), construction contracts with the subcontractors engaged to perform work on Revel and the ESA, serve as collateral for the notes. If a bankruptcy case were to be commenced by or against Tishman, any subcontractor or the CUP Provider, it is possible that all or part of any agreements with any such party could be rejected by that party or a trustee appointed in the bankruptcy case and thus not be specifically enforceable against such party. In addition, to the extent any rejected agreement constitutes a lease of real property, the resulting claim of the lessor for damages resulting from termination may be capped pursuant to the United States Bankruptcy Code, as amended (the “Bankruptcy Code”).

The collateral securing the notes does not include any of our gaming assets or certain other excluded assets.

The notes and the guarantees thereof are secured by a security interest in substantially all of our and the guarantors’ existing and future assets (other than the proceeds of the Term Loan Facility and other than certain excluded assets), a collateral assignment of the ERGG Agreement, up to $70.0 million of ERGG proceeds and a pledge of our equity interests and the equity interests in any guarantors, in each case, subject to some limitations. The collateral does not include gaming licenses or any gaming equipment or other assets securing furniture, fixtures and equipment financing. The collateral also does not include contracts, agreements, licenses (including gaming and liquor licenses) and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us and such exclusion could have a material adverse effect on the value of the collateral.

Claims of the holders of the notes will be structurally subordinated to claims of creditors of any of our subsidiaries that do not guarantee the notes.

The payment of the principal, premium and interest on the notes will be guaranteed, on a secured basis, jointly and severally, by each of our existing and future domestic restricted subsidiaries that are guarantors of our obligations under the Term Loan Facility, the Revolver or our other outstanding capital markets debt. The notes will not be guaranteed by our immaterial subsidiaries or our unrestricted subsidiaries. A holder of the notes would not have any claim as a creditor against any of our non-guarantor subsidiaries or to the assets and earnings of those subsidiaries. The claims of the creditors of those non-guarantor subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of those non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those non-guarantor subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus be available to satisfy our obligations under the notes and other claims against us or the guarantors. As of the date of this prospectus, all of our subsidiaries, other than SI LLC (as defined below) are guarantors of the notes.

We have one unrestricted subsidiary, SI LLC, and we are permitted to create additional unrestricted subsidiaries. Unrestricted subsidiaries are not subject to any of the covenants under the Term Loan Facility or the Revolver or in the indenture governing the notes and none of their assets serve as collateral, and we may not be able to rely on the cash flow or assets of these unrestricted subsidiaries to pay our debt.

The Term Loan Facility, the Revolver and the indenture governing the notes permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. We have one unrestricted subsidiary, SI LLC, a New Jersey limited liability company (“SI LLC”). As an unrestricted subsidiary, SI LLC is not subject to the covenants under the Term Loan Facility, the Revolver or the indenture governing the notes, and its assets are not available as security for the Term Loan Facility, the Revolver or the notes, as applicable. Once we designate a restricted subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries are released under the indenture governing the notes and under the Term Loan Facility and the Revolver. Designation of an unrestricted subsidiary reduces the aggregate value of the collateral securing the Term Loan Facility, the Revolver and the notes to the extent that liens on the assets of such subsidiary and its subsidiaries are released. In addition, the creditors of such subsidiary and its subsidiaries have a prior claim (ahead of the Term Loan Facility, the Revolver and the notes) on the assets of such subsidiary and its subsidiaries. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Term Loan Facility, the Revolver or the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) and the lenders under the Term Loan Facility and the Revolver, would have only an unsecured claim against our remaining assets. In addition, because they are not subject to any of the covenants in the Term Loan Facility, the Revolver or the indenture governing the notes, unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the Term Loan Facility, the Revolver or the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our debt, including the Term Loan Facility, the Revolver or the notes.

You may be required to recognize taxable income on the new notes in a taxable year in excess of cash payments made to you on the new notes.

The old notes were treated as being issued with “original issue discount” for United States federal income tax purposes. As a result, in addition to the stated interest on the new notes, you may be required to include a portion of such original issue discount in your income as it accrues for federal income tax purposes in advance of receipt of any payment on the new notes to which the income is attributable. Each investor is advised to consult its tax advisors regarding the applicability of the original issue discount rules to its particular circumstances.

The rights of the trustee and the holders of the notes to exercise remedies under the indenture governing the notes are limited by the Intercreditor Agreement between the collateral agent for the notes and the collateral agent under the Term Loan Facility and the Revolver.

A number of the rights and remedies of the trustee and the holders of the notes are significantly limited under the Intercreditor Agreement. For instance, if the notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have debt outstanding under the Term Loan Facility or the Revolver, the trustee will not have the right to foreclose upon the collateral that also secures the obligations under the Term Loan Facility or the Revolver, as applicable, unless and until the first lien obligations (which includes the obligations under the Term Loan Facility and the Revolver and certain hedging and cash management agreements) have been discharged in full. In addition, the Intercreditor Agreement will prevent the trustee and the holders of the notes from pursuing remedies with respect to certain of the collateral in an insolvency proceeding.

Gaming laws, bankruptcy laws and other factors may delay or otherwise impede the trustee’s ability to foreclose on the collateral securing the notes.

In addition to the intercreditor arrangement with lenders under the Term Loan Facility and the Revolver and the trustee of the notes, the New Jersey Gaming Laws, along with other laws relating to foreclosure and sale, could substantially delay or prevent the ability of the trustee or any holder of the notes from obtaining the benefit of collateral securing the notes. For example, if the trustee sought to foreclose or accept a deed in lieu of foreclosure or otherwise control the collateral and operate, or retain an operator, for Revel, the trustee, the operator, certain affiliates and others would be required to obtain a New Jersey gaming license and/or approvals from the New Jersey Gaming Authorities that they may be unwilling to or unable to obtain or may not be able to obtain in a timely manner. Potential purchasers of Revel or the gaming equipment at Revel would also be required to obtain a New Jersey gaming license and/or approval from the New Jersey Gaming Authorities, including a temporary casino authorization or casino license. This could limit the number of potential purchasers in a sale of Revel or its gaming equipment, which may delay the sale of and reduce the price paid for the collateral and our other assets.

Federal bankruptcy law also could impair the trustee’s ability to foreclose upon the collateral. If we or a guarantor become a debtor in a case under the Bankruptcy Code, the automatic stay, imposed by the Bankruptcy Code upon the commencement of a case, would prevent the trustee from foreclosing upon the collateral or (if the trustee has already taken control of the collateral) from disposing of it, without prior bankruptcy court approval. The bankruptcy court might permit us to continue to use the collateral while the bankruptcy case was pending, even if the notes were then in default. Under the Bankruptcy Code, holders of the notes and the trustee would be entitled to “adequate protection” of the interest of holders of the notes in the collateral, if necessary to protect against any diminution in value during the case. Because the Bankruptcy Code does not define “adequate protection,” and because the bankruptcy court has broad discretion, however, there can be no assurance that the court would require us to provide holders of the notes with any form of “adequate protection,” or that any protection so ordered would, in fact, be adequate. In a bankruptcy case, the court would allow a claim for all amounts due under the notes, including all accrued and unpaid interest through the date of bankruptcy. Under the Bankruptcy Code, interest stops accruing on the date of bankruptcy except under certain specified circumstances, and there can be no assurance that the court would allow a claim for post-bankruptcy interest. If the court held that the value of the collateral securing the notes was less than the amount due on the notes, the trustee would be permitted to assert a secured claim in an amount equal to the collateral’s value and an unsecured claim for the deficiency. For these and other reasons, if we or the guarantors become debtors in cases under the Bankruptcy Code, there can be no assurance whether any payments under the notes would be made; whether or when the trustee could foreclose upon or sell the collateral; whether the term or other conditions of the notes or any rights of the holders could be altered in a bankruptcy case without the trustee’s or holders’ consent; whether the trustee or the holders would be able to enforce their rights against the guarantors under their guarantees; or whether or to what extent holders of the notes would be compensated for any delay in payment or decline in the collateral’s value.

The trustee’s ability to foreclose on or otherwise realize the benefit of the collateral on behalf of the holders of the notes also may be subject to the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee’s security interest in the collateral.

Our ability to repurchase the notes upon a change of control, event of loss or an asset sale may be limited.

Upon the occurrence of specific “change of control,” “event of loss” and “asset sale” events, in each case as defined in the indenture governing the notes, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount (in the case of a change of control) and 100% of the principal amount (in the case of an event of loss or asset sale), in each case, plus accrued and unpaid interest to but not including the date of repurchase. The lenders under the Term Loan Facility have a similar right to be repaid upon an asset sale, debt issuance or casualty loss, and any of our future debt agreements may contain similar provisions with respect to a change of control, event of loss or asset sale. However, we may not have sufficient funds at the time of the change of control, event of loss or asset sale to make the required repurchase of notes or repayment of the Term Loan Facility or our other debt. The terms of the Term Loan Facility and the Revolver also limit our ability to purchase the notes until all debt under the Term Loan Facility is paid in full. Any of our future debt agreements may contain similar restrictions. If we fail to make, or to repurchase any notes submitted in, a change of control, event of loss or asset sale offer, it would constitute an event of default under the indenture governing the notes which would, in turn, constitute an event of default under the Term Loan Facility and the Revolver and could constitute an event of default under our other debt, even if the change of control, event of loss or asset sale itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus may not permit the holders of the notes to require us to repurchase or redeem the notes.

Actions and decisions of other parties under the Disbursement Agreement, including the ability of the disbursement agent to waive defaults and conditions to disbursement of funds, could disadvantage holders of the notes.

The Disbursement Agreement sets forth, among other things, the conditions that we must satisfy in order to obtain disbursement of the proceeds of the Term Loan Facility. Under the Disbursement Agreement, certain rights of the disbursement agent could subject the holders of the notes to certain risks. For example, the Disbursement Agreement permits the disbursement agent (acting without consent of the trustee or holders of the notes) to disburse funds at the direction of the administrative agent under the Term Loan Facility in connection with the waiver by the administrative agent of any defaults or conditions to the disbursement of funds under the Disbursement Agreement. The Disbursement Agreement further provides that such disbursement agent will be fully released and indemnified from and against any losses, damages or other claims related to such disbursements except in very limited circumstances. In addition, under the Disbursement Agreement, a construction consultant reviews disbursement requests and other matters under the Disbursement Agreement to assess compliance or non-compliance with the requirements under the Disbursement Agreement. Accordingly, such construction consultant makes judgments from time to time which will affect, and may impair, the interests of the holders of the notes.

The liens of the holders of the notes on part of the collateral will be released if certain conditions are met.

The indenture governing the notes provides for releases of the security interests in certain collateral under specified circumstances, including in connection with asset sales, permitted investments and other permitted dispositions. In addition, the liens on the collateral will be automatically released if the lenders under the Term Loan Facility and the Revolver release their security interest in such collateral. Any such released collateral, upon release, will cease to serve as security for the notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the notes and guarantees and the liens securing the notes and guarantees and to require holders of the notes to return payments received from us or the guarantors.

Our creditors and the creditors of the guarantors of the notes could challenge the issuance of the notes or the guarantors’ issuance of their guarantees, and the liens on the assets that secure the notes and guarantees, respectively, as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of notes, the delivery of the guarantees, and the granting of liens could be avoided (that is, cancelled) as fraudulent transfers if a court determined that the issuer, at the time it issued the notes or granted the liens, or the guarantor, at the time it issued the guarantee or granted the liens (or, in some jurisdictions, when payment became due under the guarantee):

•	issued the notes or guarantees, as the case may be, or granted the liens with the intent to hinder, delay or defraud its existing or future creditors; or

•

received less than reasonably equivalent value or did not receive fair consideration for the delivery of the notes or guarantees, as the case may be, or granting of the liens, and if the issuer or guarantor:

•	was insolvent or rendered insolvent at the time it issued the notes, issued the guarantee, or granted the liens;

•	was engaged in a business or transaction for which the issuer’s or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

A court likely would find that we or the guarantors did not receive reasonably equivalent value or fair consideration for its guaranty or pledge of assets unless it benefited directly or indirectly from the notes issuance. If the notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us or the guarantors for amounts payable on the notes would be unenforceable to the extent of such avoidance or limitation. Moreover, the court could order you to return any payments previously made by us or the guarantors. If the liens were avoided, you would not have the benefits of being a secured creditor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a bankruptcy court would not avoid the notes, guarantees or liens.

In addition, in the event that we or any other affiliate of ours becomes subject to a bankruptcy proceeding, a bankruptcy court could conclude that substantive consolidation of us with such other affiliate is warranted. In that event, the risks described above would apply to us as a result of such affiliate’s bankruptcy proceeding even if we were not otherwise subject to a bankruptcy proceeding and were successfully operating Revel and able to pay our obligations under the notes, the Revolver, the Term Loan Facility and our other debt as they become due.

The indenture governing the notes provides that future restricted subsidiaries will guarantee the notes and secure their guarantees with liens on their assets. The indenture governing the notes also requires we and the guarantors to grant liens on certain assets that we and the guarantors acquire after the notes are issued. If the entity granting an additional lien or guarantee were insolvent at the time of the grant and if such grant was made within 91 days before that entity commenced a bankruptcy case (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the Bankruptcy Code), and the granting of the lien or additional guarantee enabled the holders of the notes to receive more than they would if the debtor were liquidated under Chapter 7 of the Bankruptcy Code, then the additional lien or guarantee could be avoided as a preferential transfer.

In a recent Florida bankruptcy case, a provision similar to the provision in the indenture governing the notes that limits the obligation of each guarantor thereunder as necessary to prevent them from constituting a fraudulent conveyance or fraudulent transfer under applicable law was found to be ineffective to protect the guarantees, and subsequent decisions relating to that case have not addressed this finding. We do not know if that case will be followed if there is litigation on this point under the indenture governing the notes. However, if such holding were to be followed, the risk that the issuance of the notes and/or the guarantees would be found to be fraudulent conveyances would be significantly increased.

If we become a debtor in a bankruptcy case, the principal amount of your claim will be less than the stated face amount of your notes.

We issued the old notes at a discount to face value. Bankruptcy courts have held that the amount of the discount constitutes interest that accrues over the term of the notes. In general, claims for unmatured interest are disallowed under the Bankruptcy Code. Thus, if we become a debtor in a bankruptcy case, the bankruptcy court could hold that the principal amount of your claim may be disallowed to the extent that such claim is deemed to represent unmatured interest. Additionally, Warrants were issued as part of units with the old notes for no additional consideration. It is possible that a bankruptcy court might conclude that a portion of the issue price of the notes should be allocated to the corresponding Warrants, and that the amount so allocated should be deemed to be additional interest, accruing over the term of the notes at an imputed rate. In that event, at the commencement of a bankruptcy case, your claim would be the issue price, less any amount thereof allocated to the corresponding Warrants, plus all unpaid, matured interest on the notes, plus all unpaid interest at the imputed rate through the date of bankruptcy. In most cases, interest stops accruing on claims on the date of commencement of the bankruptcy case, but if the collateral’s value securing the claim exceeds the amount of the claim, interest may continue to accrue on the claim up to the collateral’s value. On the other hand, if the amount of the claim exceeds the collateral’s value, the excess constitutes an unsecured claim for the deficiency and interest will not accrue after the commencement of the bankruptcy case.

The collateral that secures the notes includes real property and holders will be subject to risks related to real property collateral.

In connection with the issuance of old notes, we obtained, for the benefit of the holders of the notes and the lenders under the Term Loan Facility and the Revolver, title insurance policies with respect to certain of the project’s real property that constitutes collateral, which policies will insure the mortgagees against any loss that they may suffer as a result of the failure of the security interests in that real property to have priority over certain claims. While we have obtained title insurance in connection with the issuance of the old notes, the indenture governing the notes does not require us to maintain, modify or increase the coverage of any title insurance policy we may have from time to time, and the amount of our secured debt may from time to time be greater than the amount of our title insurance. In addition, certain transactions that we may have entered into after the issuance of the old notes or that we may enter into after the date hereof may have an adverse effect on the coverage provided by any such title insurance policy. Accordingly, the coverage afforded by the title policy previously obtained or any additional title policies we may obtain at any time may not be adequate to cover losses or damages incurred by the holders of the notes as a result of the lack of lien or priority of the mortgages. Furthermore, we may from time to time obtain or maintain title insurance policies that benefit the lenders under other debt, but not the holders of the notes. In addition, under certain circumstances, the holders of the notes may be required to share certain proceeds of title insurance that benefit such holders with the lenders under our other debt. Further, the ability to successfully recover under the title insurance policies is dependent on the creditworthiness of the title insurance company and the reinsurers at the time of the claim and any defenses that the title insurance company and its reinsurers may have. There can be no assurance that the title company and the reinsurers will be able to fulfill their financial obligations under the title insurance policy or that any title losses suffered by the holders of the notes would be fully satisfied from the title insurance policy. In addition, the ability to successfully recover under the title insurance policies is subject to the terms, conditions, exclusions and limitations contained in such policies.

The real property collateral also may expose holders of the notes to certain environmental risks. Real property pledged as security may be subject to known and unknown environmental risks or liabilities which can adversely affect the property’s value. In addition, under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of, or preventing a threatened release of, hazardous substances at a mortgaged property.

The holders of the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the real property collateral securing the notes do not have priority over other matters that were of record prior to the time such liens are perfected. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We have limited obligations to perfect the security interest of the holders of the notes in specified collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. In addition, the collateral agent may need to obtain the consent of third parties and make additional filings in order to have a valid security interest, and we cannot assure you that the collateral agent will be able to obtain any such consent. Circumstances also may exist that cause liens to lose perfection or priority, such as, among other things, the passage of time, movement of collateral, changes in name or entity type. A failure to properly create or perfect a security interest or maintain a perfected security interest may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes and the guarantees are automatically excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of our stock that is owned by the management stockholders and the capital stock, other securities and similar items of certain of our subsidiaries. Under Rule 3-16 of Regulation S-X (as in effect from time to time), if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the collateral documents provide that any capital stock and other securities of any of our subsidiaries are excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC in accordance with Rule 3-16 of Regulation S-X. As of October 1, 2012, only one of our subsidiaries, REG, meets or exceeds the 20% threshold mentioned above.

As a result, holders of the notes will (with respect to REG) and could (with respect to our other subsidiaries) lose a portion or all of their security interest in the capital stock or other securities of such subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, all of such capital stock and other securities will continue to secure the Term Loan Facility or the Revolver and may secure other additional secured debt because Rule 3-16 of Regulation S-X does not apply to loans outstanding under bank loan agreements such as the Term Loan Facility or the Revolver. As a result, the lenders under the Term Loan Facility, the Revolver and such other debt may be able to access such stock to satisfy their claims.

Holders of the notes may be required to comply with registration, licensing, qualification or other requirements under applicable gaming laws and regulations, or be forced to dispose of their securities.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming activities may require that a holder of the notes be registered, licensed, qualified or otherwise found suitable unless waived or exempt, or comply with any other requirement under applicable gaming laws and regulations. Investors that purchase or otherwise accept the notes, by the terms of the notes or our organizational documents, agree to comply with all of these requirements, including an agreement to register or apply for a license, qualification or a finding of suitability, or comply with any other requirement, within the required time period, as provided by the relevant gaming authority. We will not be responsible for any costs or expenses any holder of the notes may incur in connection with such holder’s registration, application for a license, qualification or a finding of suitability, or compliance with any other requirement of a gaming authority.

If the New Jersey Gaming Authorities find that a holder of the notes is not qualified or suitable under the New Jersey Gaming Laws, it or they also have the right to take any remedial action deemed appropriate, including the right in certain circumstances to force divestiture of such notes by such disqualified holder and to preclude the holder from realizing a profit upon such divestiture. In the event that divestiture is requested by the New Jersey Gaming Authorities, but such divestiture does not occur, the New Jersey Gaming Authorities have the power to refuse to issue, or to revoke or suspend, our New Jersey casino license and/or our qualification for licensure. It is unlawful for a disqualified holder of the notes (i) to exercise, directly or through any trustee or nominee, any right conferred by such notes or (ii) to receive any dividends or interest upon such notes or any remuneration, in any form, from its affiliated casino licensee for services rendered, or otherwise.

The agreements governing the notes also contain provisions providing for our absolute right to repurchase notes held by a holder of the notes who is required to, but fails to apply to be, or fails to become, registered, licensed or qualified, or is found unsuitable or fails to comply with any other requirement of any relevant gaming authority. In such case, we have the right, at our option, to require such holder to sell its notes or beneficial interest in those notes or to redeem such notes at a price equal to the lowest of (i) the fair market value or principal amount, as applicable, of such notes, (ii) such other redemption price as required by applicable law or order of any gaming authority or (iii) the price that the holder paid for such notes. However, no assurances can be given that we would have sufficient funds to pay such redemption price.

A casino licensee must demonstrate by clear and convincing evidence the good character, honesty and integrity of all financial backers, including holders of the notes, which bear any relation to a casino project who hold 25% or more of such financial instruments or evidences of indebtedness; provided however in circumstances of default, any person holding 10% of such financial instruments or evidences of indebtedness shall be required to establish and maintain such qualification and further provided that the applicable New Jersey Gaming Authority may in its discretion require qualification in any event at a lower threshold.

Banking and other licensed lending institutions which make a loan or hold a mortgage or other lien acquired in the ordinary course of business are exempt from this requirement. Institutional investors may be waived from this qualification requirement if they meet certain passivity requirements and hold under 25% of total debt or under 50% of a particular issue of debt.

In addition, pursuant to the New Jersey Gaming Laws, direct or indirect holders of 5% or more beneficial interest or ownership in any holding, intermediary or subsidiary company of a casino licensee, and any person who in the opinion of the director has the ability to control or elect a majority of the board of directors of such holding, intermediary or subsidiary company; and any other person who the director may consider appropriate for qualification is required to file an application to become qualified for licensure by the New Jersey Gaming Authorities, but, the New Jersey Gaming Authorities may waive such requirement to become qualified. Further, the New Jersey Act contains a provision for the placement of such securities into an interim casino authorization trust during the time the security holder is being qualified. The New Jersey Act also contains provisions which, similar to the provisions for holders of financial instruments or other evidences of indebtedness, waive the requirement to become qualified as described above if such holder of a beneficial interest or ownership is an “institutional investor” and certain other conditions are met.

There can be no assurance that the New Jersey Gaming Authorities will not require any person or entity that owns any notes, and/or such person’s or entity’s affiliates, to become qualified under the New Jersey Gaming Laws, or that the New Jersey Gaming Authorities will deem such person or entity, or such person’s or entity’s affiliates, to be qualified.

An active trading market for the new notes may not develop.

The new notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system. An active trading market for the new notes may not develop, and there can be no assurance as to the liquidity of any market that may develop for the new notes. Holders of the new notes may experience difficulty in reselling, or an inability to sell, the new notes. If no active trading market develops, the market price and liquidity of the new notes may be adversely affected, and you may not be able to resell your new notes at their fair market value, at the initial offering price or at all. If an active trading market for the new notes develops, any such market may be discontinued at any time. If an active trading market for the new notes develops, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, financial performance and prospects, the market for gaming securities, similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The new notes and any trading market for the new notes may be subject to disruptions and volatility, either of which could have an adverse effect on the price and liquidity of the new notes.

Risks Related to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

In addition, we have the right, pursuant to the registration rights agreement related to the notes, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the new notes under the registration statement. Transfers and ownership of the notes are also subject to restrictions imposed by the New Jersey Gaming Laws and prior approval or notice may be required for transfers of the notes.

Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures to receive new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following before the expiration date (or within the time periods specified in the guaranteed delivery procedures, if applicable):

•

certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered, or that are tendered but not accepted for exchange, will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer; Registration Rights Agreement—Procedures for Tendering Old Notes” and “The Exchange Offer; Registration Rights Agreement—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, “earnings” are defined as earnings before income from equity investments plus fixed charges. “Fixed charges” consist of total interest expense, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.

Our earnings were inadequate to cover our fixed charges by $152,623,474 for the six months ended June 30, 2012 and $146,937,222 for the period from February 7, 2011 (date of inception) to December 31, 2011.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below as of and for the three months ended June 30, 2012, the three months ended June 30, 2011, the six months ended June 30, 2012 and for the period from February 7, 2011 (date of inception) to June 30, 2011 is derived from our unaudited consolidated financial statements included in this prospectus. This data should be read together with our consolidated financial statements and notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information contained in this prospectus.

	Three Months Ended June 30, 2012 (Unaudited)	Three Months Ended June 30, 2011 (Unaudited)	Six Months Ended June 30, 2012 (Unaudited)	For the period from February 7, 2011 (date of inception) to June 30, 2011 (Unaudited)
Consolidated Statement of Operations Data:
Revenues	$55,134,968	$—	$55,384,335	$—
Net Loss	$(81,515,972)	$(34,455,573)	$(134,332,317)	$(53,176,258)
Comprehensive Loss	$(83,925,765)	$(34,455,573)	$(137,545,219)	$(53,176,258)

	As of June 30, 2012 (Unaudited)	As of December 31, 2011
Consolidated Statement of Operations Data:
Total Assets	$1,203,322,993	$1,170,383,231
Total Long-Term Obligations(1)	$1,211,241,771	$1,076,590,543
Owners’ Equity	$(155,528,909)	$(22,383,310)

(1)	Includes the current portion of long-term debt and other short-term borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Consolidated Financial Data” and our historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, plans and strategies about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in these forward-looking statements as a result of the factors we describe under “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and elsewhere in this prospectus.

Overview

Revel AC was formed on February 7, 2011, by Kevin DeSanctis, our Chairman, Chief Executive Officer and principal stockholder, and, on February 17, 2011, Revel AC consummated the acquisition of Revel Entertainment Group, LLC, a Delaware limited liability company (“REG DE”), and its subsidiaries from an affiliate of Morgan Stanley (the “Acquisition”). Unless otherwise indicated, for the purposes of this section “we,” “our,” “ours,” “us,” the “Company” and similar terms refer to Revel AC and its subsidiaries following the Acquisition. From the Acquisition until the opening of Revel on April 2, 2012, our activities were limited to the development, construction and financing of Revel and related activities.

Revel is a 6.2 million square foot smoke-free facility located on approximately 20 acres with 820 feet of Boardwalk frontage and offers premier resort and group amenities with 1,399 rooms, 3,500 gaming positions and a variety of entertainment amenities. The 130,000 square foot casino features 113 table games, a poker room with 37 tables, and approximately 2,400 slot machines. The resort’s 11 dining venues include three signature restaurants: Amada, American Cut and Azure. Revel also offers: two nightclubs, managed and operated by IDEA Boardwalk, LLC, the Social and HQ; one burlesque club operated by RJ Atlantic City, LLC; a 31,512 square foot spa, operated by Exhale; five indoor and outdoor pools; private cabanas and fire pits; an arena/theatre with the capacity to hold 5,500 persons; retail space featuring boutiques from Hugo Boss, Denim Habit, DNA Emporium 2050 and Revolution Jewelers; and approximately 160,000 square feet of convention, meeting and event space.

On February 17, 2011, we consummated a $1.1 billion financing, described further below under “Liquidity and Capital Resources,” to fund the Acquisition and the completion of the development and construction, as well as initial operations, of Revel.

The historical financial statements of REG DE and its subsidiaries are not being provided and are not discussed herein because Revel AC acquired the assets of REG DE and its subsidiaries with the intent to develop and construct a new business rather than acquiring an ongoing business with a continuing revenue stream.

Results of Operations

From the Acquisition until the opening of Revel, we were in our construction and pre-opening stage, and our efforts were devoted principally to the development and construction of Revel. Accordingly, our historical operating results will not be indicative of future operating results.

For the three months ended June 30, 2012 compared to the three months ended June 30, 2011

On April 2, 2012, we transitioned from a development stage company to an operational company. Accordingly, we do not have comparable income, expenses or results of operations from our previous year.

We commenced operations on April 2, 2012. Because we were solely in our construction and pre-opening stage during the period from February 17, 2011 to April 2, 2012 and have not operated for a full year, we believe that our results of operations for the three months ended June 30, 2012 as compared to the three months ended June 30, 2011 are neither comparable nor indicative of future results. Accordingly, we do not include any comparison to the three months ended June 30, 2011, except in certain circumstances where we believe such a comparison is relevant.

Our operations are conducted entirely at Revel, which includes hotel, casino, entertainment, food and beverage, retail and other related operations. Given the integrated nature of these operations, the Company is considered to have one operating segment.

We incurred a net loss of $81.5 million for the three months ended June 30, 2012. During the three months ended June 30, 2011 we recognized a net loss of approximately $34.5 million.

Operating Measures

Certain gaming industry specific statistics are included in the discussion of our operational performance for the three months ended June 30, 2012. These statistics are defined below.

•	“table drop” – the amount of cash and net markers issued that is deposited in a gaming table’s drop box.

•	“table games win” – the amount of table drop that is retained and recorded as casino revenue.

•	“table games hold percentage” – calculated by dividing table games win by table drop.

•	“handle” – total amount wagered in a slot machine.

•	“slot win” – the amount of handle retained and recorded as casino revenue.

•	“slot hold percentage” – calculated by dividing slot win by handle.

•	“average daily rate” (“ADR”) – calculated by dividing total room revenue by total rooms occupied.

•	“revenue per available room” (“REVPAR”) – calculated by dividing total room revenue by total rooms available.

Revenues

	Three Months Ended June 30,
	2012	2011
Revenues:
Casino	$41.7	—
Rooms	9.8	—
Food and beverage	4.7	—
Entertainment, retail and other	9.7	—

Gross revenues	$65.9	—
Less — promotional allowances	(10.8)	—

Net revenues	$55.1	—

Revel’s gross gaming revenues were $41.7 million for the three months ended June 30, 2012 consisting of table games, slots and poker revenue. Table game revenue for the three months ended June 30, 2012 was $14.6 million including poker revenue. The table games hold percentage for the three months ended June 30, 2012 was 13.1% which is currently below the Atlantic City industry average (twelve months ended June 30, 2012) of approximately 14.2%. The volume of table games play increased steadily over the three months since the commencement of operations as we focused on hosted table games customers.

Slot revenue for the three months ended June 30, 2012 was $27.1 million. The slot hold percentage for the three months ended June 30, 2012 was 9.8%. We continue to focus our efforts on increasing the level of slot play through leveraging our loyalty card program and building our database of slot customers.

Non-gaming gross revenues over the same period were $24.2 million, consisting of rooms revenue of $9.8 million, food and beverage revenue of $4.7 million, entertainment revenue of $6.2 million, partner income of $1.6 million and other revenues of $1.9 million. The partner income represents rental income based on a percentage of sales generated at our tenant locations throughout the property.

The Company’s gross room revenues were approximately $9.8 million for the three months ended June 30, 2012. ADR and occupancy for that period were $211 and 44.8%, respectively, generating REVPAR of $94.50.

Gross food and beverage revenues for the three months ended June 30, 2012 included approximately $4.7 million from Revel owned food and beverage venues.

Promotional allowances for the three months ended June 30, 2012 included the retail value of accommodations, food and beverage, and other services furnished to our guests without charge. These amounts totaled $10.8 million and, in accordance with industry practice, have been deducted from revenues as promotional allowances.

Departmental, Administrative and Other Expenses

Operating expenses for the three months ended June 30, 2012 include direct departmental expenses not present in the three months ended June 30, 2011. For the three months ended June 30, 2012, these departmental expenses included casino expenses of $31.7 million, rooms expenses of $2.1 million, food and beverage expenses of $3.3 million, and entertainment and other expenses of $12.1 million.

Operating expenses for the three months ended June 30, 2012 include non-recurring expenses relating to the opening and related start-up costs which included entertainment, marketing, operating, legal and payroll related expenses. These expenses totaled $22.0 million for the three months ended June 30, 2012. Revenues associated with these costs are included in operating revenues and totaled $4.9 million for the three months ended June 30, 2012.

General and administrative expenses totaled approximately $41.5 million for the three months ended June 30, 2012 and include real estate taxes, utilities, advertising, IT, legal and other administrative expenses.

Other Income (Expense)

Interest expense, net of amounts capitalized

Interest expense for the three months ended June 30, 2012 was $35.0 million as compared to $28.8 million for the three months ended June 30, 2011. The Company ceased capitalizing interest to construction costs effective April 2, 2012 when the property commenced operations.

Pre-opening expenses

Until the opening of Revel on April 2, 2012, pre-opening expenses were expensed as incurred and consisted primarily of direct salaries and wages, legal and consulting fees, insurance, utilities and advertising and marketing expenses. Therefore, no pre-opening expenses were incurred during the three months ended June 30, 2012. Total pre-opening expenses during the three months ended June 30, 2011 consisted primarily of $6.0 million of pre-opening costs and $28.8 million of interest expense. Upon the opening of Revel on April 2, 2012, we are no longer capitalizing interest costs as a cost of developing and constructing Revel.

Depreciation and amortization

Depreciation and amortization expense was $10.8 million for the three months ended June 30, 2012 as a result of the opening of Revel. During the construction of Revel, costs incurred in the construction of the buildings, improvements to land and the purchases of assets for use in operations were capitalized. Once Revel opened on April 2, 2012, these assets were deemed to have been placed into service and we began recognizing the associated depreciation expense.

For the six months ended June 30, 2012 compared to the period from February 7, 2011 (date of inception) to June 30, 2011

We commenced operations on April 2, 2012. Accordingly, all revenues and expenses associated with the operation of the property for the six months ended June 30, 2012 are the same as for the three months ended March 31, 2012, as discussed above, exclusive of approximately $0.3 million of revenue associated with regulatory pre-opening test dates.

On April 2, 2012, we transitioned from a development stage company to an operational company. Accordingly, we do not have comparable income, expenses or results of operations from our previous year.

As a result of our development and construction activities, we recognized a net loss for the period from February 7, 2011 (date of inception) to June 30, 2011 of approximately $53.2 million. Total expenses during this period consisted primarily of $10.1 million of pre-opening costs and $43.6 million of interest expense. Upon the opening of Revel on April 2, 2012, we are no longer capitalizing interest costs as a cost of developing and constructing Revel.

For the period from February 7, 2011 (date of inception) to December 31, 2011

As a result of our development and construction activities, we recognized a net loss of approximately $122.6 million for the period from inception (February 7, 2011) to December 31, 2011. Total expenses for the period from inception (February 7, 2011) to December 31, 2011 were approximately $122.6 million, consisting primarily of $32.0 million of pre-opening costs and $89.3 million of interest expense, which excludes $24.3 million of interest costs that have been capitalized as a cost of developing and constructing Revel. Upon the opening of Revel on April 2, 2012, we are no longer capitalizing interest costs as a cost of developing and constructing Revel.

Liquidity and Capital Resources

The following table presents Condensed Consolidated Statements of Cash Flows data for each of the periods indicated (unaudited, in millions):

	Six Months Ended June 30, 2012	February 7, 2011 (Date of Inception) to June 30, 2011	February 7, 2011 (Date of Inception) to December 31, 2011
Net cash used in operating activities	$(67.7)	$(37.0)	$(62.9)
Net cash provided by (used in) investing activities	$23.5	$(1,039.1)	$(1,005.4)
Net cash provided by financing activities	$49.2	$1,081.5	$1,075.8

Net cash used in operating activities

The decrease in cash used in operating activities during the six months ended June 30, 2012, as compared to the net cash used by operating activities from February 7, 2011 (date of inception) to June 30, 2011, was primarily attributable to the decrease in working capital following the commencement of operations on April 2, 2012, as well as losses generated in the first three months of operations.

The net cash used in operating activities from February 7, 2011 (date of inception) to December 31, 2011 was $62.9 million. These funds were used to fund preopening expenses and interest expense.

Net cash provided by (used in) investing activities

Cash flows provided by investing activities of $23.5 million during the six months ended June 30, 2012 were attributable to capital expenditures of $190.0 million during the six months ended June 30, 2012, and were primarily incurred for the payment of construction payables from the ongoing construction of the property offset by the use of proceeds from the Term Loan Facility and the Units (as defined below), the decrease in restricted cash of $190.8 million and proceeds from our tenants of $22.7 million as part of their tenant contributions toward construction costs. Cash flows used in investing activities of $1.0 billion during the period from February 7, 2011 (date of inception) to June 30, 2011 were primarily attributable to the payment of construction payables from the ongoing construction of the property of $143.2 million, the acquisition cost for REG DE of $33.3 million and the increase in restricted cash of $860.6 million.

The net cash used in investing activities from February 7, 2011 (date of inception) to December 31, 2011 was $1.0 billion. These funds were primarily attributable to the payment of construction payables from the ongoing construction of the Revel property of $717.1 million, the acquisition cost for REG DE of $33.3 million, and the increase in restricted cash of $253.0 million.

Net cash provided by financing activities

Cash flows provided by financing activities for the six months ended June 30, 2012 represent the amounts borrowed under the Incremental Facility (as defined below) and the net amount drawn under the Revolver. Borrowings under the Incremental Facility were used to pay construction expenses. Cash flows provided by financing activities for the period from February 7, 2011 (date of inception) to June 30, 2011 represent $1.1 billion of proceeds from borrowings under the Term Loan Facility and the private placement of Units, net of original issue discount and offset by $52.5 million of financing costs.

The net cash provided by financing activities from February 7, 2011 (date of inception) to December 31, 2011 was $1.1 billion. These funds were provided by $1.1 billion of proceeds from borrowings under the Term Loan Facility and the private placement of Units, net of original issue discount and offset by $52.4 million of financing costs.

On February 17, 2011, we consummated a $1.1 billion financing, consisting of (i) an $850 million six-year senior secured tranche B term loan facility (the “Original Term Borrowing”) under the Term Loan Facility and (ii) a private placement of 152,200 units (the “Units”), each consisting of a warrant (a “Warrant” and, collectively, the “Warrants”) to purchase 1,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), subject to certain adjustments, and $2,000 principal amount of old notes (a total of $304.4 million in aggregate principal amount) at a price equal to 97.5% of the face value of the old notes.

The net proceeds from the offering of the Units, after deducting the initial purchase discount (approximately $7.6 million) and offering expenses paid by the Company, were approximately $296.0 million. The net proceeds from the offering, together with the net proceeds of the $850.0 million Original Term Borrowing, were used in part to fund the Acquisition and pay costs and expenses related to the financing. The approximately $1.0 billion of net proceeds remaining were deposited in one or more accounts and were used to finance the completion and opening of Revel and are being used to, among other things, finance the initial operations of Revel, pursuant to the terms and subject to the conditions of the Disbursement Agreement.

As of June 30, 2012, we had approximately $74.8 million of cash and cash equivalents, consisting primarily of remaining net proceeds under the Term Loan Facility. As of June 30, 2012, we had no remaining net proceeds from the issuance of the Units. The majority of this cash is classified as Restricted Cash, and is reserved for future interest payments, construction expenditures and working capital. As of June 30, 2012, approximately $1.1 billion of the total estimated project costs for Revel had been expended or incurred. Such costs were funded primarily from a portion of the net proceeds from the issuance of the Units and Original Term Borrowing.

We expect the close out costs of Revel to be approximately $15.3 million (assuming the realization of certain cost savings but not including debt service under the Term Loan Facility, which is financed from the interest reserve account and general corporate funds) as of September 28, 2012. We expect to fund such close out costs from (i) the loan proceeds account, proceeds from the Revolver and other funds available to us in accounts established pursuant to the Disbursement Agreement (exclusive of funds available in the interest reserve account), and (ii) various cost rebates, tax credits and project revenues.

As of September 28, 2012, we had no remaining net proceeds from the issuance of the Units and approximately $0.9 million in the loan proceeds account and other accounts established pursuant to the Disbursement Agreement (exclusive of funds available in the interest reserve account). As of September 28, 2012, we had $100 million of commitments under the Revolver, of which approximately $42.3 million were drawn.

Additional or unexpected costs, new business developments or other unforeseen events may occur, which could result in the need for additional funds. Any of these events could require us to obtain additional financing, and there can be no assurances we would be able to obtain such additional financing.

Moving forward, we expect to fund our operations, debt service requirements and other capital requirements (other than close out costs, as described above) primarily from operating cash flows. We cannot assure you that our business will generate sufficient cash flow from operations, together with any amounts available under the Revolver, sufficient to enable us to service and repay our indebtedness and to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the Term Loan Facility, the Revolver or the notes, on acceptable terms or at all.

Term Loan Facility

The loans under the Term Loan Facility are denominated in United States dollars and bear interest at a rate per annum which, at our option, can be either: (i) a base rate plus a margin of 6.50%; or (ii) the Eurodollar rate (not to be less than 1.50% per annum) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Term Loan Facility will bear interest at the otherwise applicable rate plus 2.00% per annum.

All borrowings under the Term Loan Facility are required to be repaid on the final maturity date of such facility. The Term Loan Facility will amortize in quarterly installments of 0.25% of the original principal of the term loan. Voluntary prepayments of loans under the Term Loan Facility are permitted in agreed minimum amounts with certain prepayment premiums set forth in the Term Loan Facility, subject to reimbursement of the lenders’ breakage and redeployment costs in the ease of prepayment of Eurodollar rate loans. We are required to prepay the term loans with (a) net proceeds from asset sales and certain upfront payments under material leases, (b) net proceeds from debt issuances, (c) net proceeds from casualty events and settlements of certain construction related claims, (d) excess cash flow and (e) certain amounts remaining in bank proceeds accounts, in each case, subject to certain basket amounts, reinvestment rights and other provisions set forth in the Term Loan Facility. Any term loans mandatorily prepaid may not be reborrowed under the Term Loan Facility.

Our obligations under the Term Loan Facility are guaranteed by certain of our existing and future direct subsidiaries. The obligations and guarantees under the Term Loan Facility are secured by a first priority security interest in substantially all of our assets, subject to certain exceptions set forth in the definitive documentation for the Term Loan Facility.

The Term Loan Facility requires us to maintain compliance with certain financial covenants, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant (in each case, as defined therein), subject to the terms provided in the Term Loan Facility. In addition, the Term Loan Facility restricts our ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts. We can give no assurances that we will generate sufficient EBITDA to meet such financial maintenance covenants. If our EBITDA fails to increase substantially above the levels of EBITDA generated over our initial four months of operations, we will be unable to meet our financial maintenance covenants, which will result in an event of default under the Term Loan Facility.

On May 3, 2012, we entered into amendments to the Term Loan Facility. The amendments to the Term Loan Facility provide for (i) an additional $50 million of term loan commitments (the “Incremental Facility”) that as of the date hereof has been borrowed and (ii) amendments and waivers to certain provisions of the Term Loan Facility to allow for additional project costs, which are expected to be funded in part by such term loans. Term loans funded under such commitments, among other things, bear interest at the same interest rate applicable to the original term loans, mature at the same date as the original term loans, amortize at the same rate as the original term loans, were issued with original issue discount of 0.99%, and were subject to a commitment fee of 2.0% on the amount of such commitments.

Notes and Warrants

The old notes and the Warrants were not separately transferable until August 17, 2011. The terms of the new notes and those of the old notes are substantially identical, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes. For a more complete understanding of such terms, see “Description of the New Notes” in this prospectus.

The Warrants become exercisable, subject to certain conditions and subject to mandatory exercise in certain circumstances, on the business day immediately following the earlier of (1) May 24, 2015 and (2) the consummation of a “liquidity event” defined, subject to certain exceptions, as: (i) the sale, lease, or disposition of substantially all of the assets of the Company and its subsidiaries taken as a whole to any third party; (ii) the adoption by the stockholders of the Company of a plan or filing by the Company of any petition relating to the bankruptcy, liquidation or dissolution of the Company; (iii) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the outstanding voting stock of the Company, measured by voting power, other than beneficial ownership by a person or group that is a permitted holder, as defined in the Indenture; (iv) the disposition by the Company’s management of beneficial ownership of 50% or more of the outstanding shares of Common Stock beneficially owned by them as of February 17, 2011, other than to the Company or another permitted holder; or (v) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (other than on Form S-4, S-8 or their equivalents) covering the offer and sale of the Common Stock for the account of the Company to the public. In addition, all outstanding Warrants, if not previously exercised, will automatically and mandatorily exercised on February 17, 2021. The Warrants and the shares underlying the Warrants are subject to certain transfer restrictions and to redemption under the New Jersey gaming laws. The holders of the Warrants (the “Warrant holders”) are also party to a Securityholders’ Agreement pursuant to which they have certain rights, including preemptive rights, rights to designate directors, approval rights for certain transactions, information rights and registration rights. See “Certain Relationships and Related Transactions— Securityholders’ Agreement.”

Revolver

On May 3, 2012, we entered into the Revolver. In August 2012, we entered into amendments to the Revolver which increased our commitments to $100 million. The loans under the Revolver are denominated in United States dollars and bear interest at a rate per annum which, at our option, can be either: (i) a base rate (subject to a floor of 2%) plus a margin of 6.50%; or (ii) the Eurodollar rate (subject to a floor of 1%) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Revolver bear interest at the otherwise applicable rate plus 2.00% per annum.

All borrowings under the Revolver are required to be repaid by August 22, 2014. Subject to certain conditions, we are required to prepay the revolving loans with certain upfront payments under material leases and settlements of certain construction related claims (with no reduction in commitments). Voluntary prepayments of loans under the Revolver are permitted and may be reborrowed. Commitments under the Revolver may not be terminated prior to August 22, 2013 without requisite lender consent.

Obligations under the Revolver are guaranteed by our wholly owned subsidiaries. Our obligations under the Revolver and the guarantees thereof are generally secured by a first priority or “first out” security interest in substantially all of our assets (other than funds constituting proceeds under the Term Loan Facility), subject to certain exceptions set forth in the definitive documentation for the Revolver.

The Revolver requires that we maintain compliance with certain financial covenants, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant, subject to the terms provided in the Revolver. In addition, the Revolver restricts our ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts. We can give no assurances that we will generate sufficient EBITDA to meet such financial maintenance covenants. If our EBITDA fails to increase substantially above the levels of EBITDA generated over our initial four months of operations, we will be unable to meet our financial maintenance covenants, which will result in an event of default under the Revolver.

As of September 28, 2012, approximately $42.3 million was outstanding under the Revolver.

Restrictions on Disbursements

The approximately $1.0 billion of net proceeds from the offering of the Units and borrowings under the Term Loan Facility that remained after paying offering expenses and acquiring REG DE and its subsidiaries were deposited in one or more accounts to be used to finance the completion, opening and operations of Revel. The account holding proceeds of loans made under the Term Loan Facility are pledged to the lenders under the Term Loan Facility. Other construction disbursement accounts are pledged to the lenders under the Term Loan Facility, the holders of the notes and to lenders under the Revolver.

Our ability to receive disbursements from time to time of these proceeds is subject to various conditions as set forth in the Disbursement Agreement, in addition to other customary conditions to funding for these types of facilities. We cannot assure you that we will be able to satisfy the conditions to receive funds from any of the accounts governed by the Disbursement Agreement in order to make payments of the close out costs. Failure to satisfy the conditions to receive funds from the accounts governed by the Disbursement Agreement could materially adversely impact our ability to satisfy all close out costs and complete the related punchlist items, on schedule, if at all, which would have a material adverse effect on our business, financial condition and results of operations. There can be no assurances that we would be able to obtain alternative financing or an alternative source of funds to complete the development of Revel on acceptable terms, if at all.

Contractual Obligations and Commitments

The following table summarizes certain information regarding our expected long-term indebtedness and material commercial commitments as of December 31, 2011.

	Payments Due By Period
Contractual obligations	Total		Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in millions)
Term Loan Facility	$850.0		$4.3	$17.0	$17.0	$811.7
Old notes(1)	337.2	(2)	—	—	—	337.2	(2)
Fixed interest payments(1)	309.6	(3)	—	43.5	104.5	161.6	(3)
Estimated variable interest payments on Term Loan Facility	390.8		77.7	153.1	150.2	9.8
Operating lease obligations	471.5		17.7	43.7	40.3	369.8
Purchase obligations	28.1		5.7	19.9	2.5	—
Construction obligations	79.1		79.1	—	—	—

Total contractual obligations	$2,466.3		$184.5	$277.2	$314.5	$1,690.1

(1)	Interest on the old notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2011. All interest on the old notes through the interest payment period ending September 15, 2013 will be payable as PIK interest by increasing the outstanding principal amount of the old notes or issuing additional notes. For the interest payment period ending March 15, 2014, interest on the old notes will be payable, at our sole option, in cash or PIK interest or a combination thereof. We expect to satisfy the March 15, 2014 interest payment with a PIK interest payment.
(2)	Includes PIK interest due through December 31, 2011.
(3)	Includes interest payments starting March 15, 2012 through March 15, 2014.

As noted above, in May 2012, we entered into the Incremental Facility, an amendment to the Term Loan Facility providing for an additional $50 million of term loan commitments that as of the date hereof have been fully borrowed, and the Revolver. As also noted above, in August 2012, we amended our debt instruments to increase commitments under the Revolver to $100 million. Otherwise, there have been no other material changes from the above table relating to our contractual obligations. For further information regarding the Incremental Facility and the Revolver, see the discussion under the caption “Description of Certain Indebtedness.”

Significant Accounting Policies and Estimates

General

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require our management to make estimates and assumptions about the effects of matters that are inherently uncertain. Of our accounting estimates, we believe the following may involve a higher degree of judgment and complexity.

Revel Card Liability

Our player’s program allows customers to accumulate certain point-based rewards based on the volume of both their gaming and non-gaming activity. Revel guests may earn “resort dollars” redeemable for complimentary rooms, food, beverage, retail, parking, spa, nightlife and “free slot play”. Resort dollars and “free slot play” accumulates over time and may be redeemed at the customer’s discretion under the terms of the program. Resort dollars and “free slot play” are forfeited if a customer does not redeem earned rewards over a specified period of time. As a result of the ability of the customer to accumulate resort dollars and “free slot play”, we accrue the associated expense, after giving effect to estimated forfeitures, as they are earned. At June 30, 2012, $1.5 million was accrued related to resort dollars and $0.8 million was accrued related to “free slot play” earned under this program. Our accruals could be significantly affected if estimated forfeitures vary or changes occur in the cost of providing complimentary food, beverage and retail items under the Revel Card program. Management reviews our accruals for adequacy at the end of each reporting period.

Property and Equipment

Expenditures directly related to the construction and improvement of Revel, including interest and other costs capitalized during development, are included in property and equipment and are stated at cost. The capitalized costs include pre-construction costs essential to the development of Revel, development and construction costs, interest costs, real estate taxes, and other costs incurred during the period of development.

Property and equipment consists of land, building, computers, furniture, equipment, and construction-in-progress acquired for and to be used in the operation of Revel. At December 31, 2011, the building component of property and equipment consists of the portion of Revel that was placed into service in November 2011.

Property and equipment is depreciated using the straight-line method over the following useful lives:

Land improvements	5 to 15 years
Building and improvements	10 to 40 years
Furniture, fixtures and equipment	3 to 7 years

Property and equipment is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, if required, the Company estimates the future undiscounted cash flows expected to result from the operations of Revel to determine whether an impairment loss should be recognized. The impairment loss, if any, is measured as the amount that the carrying value of the property and equipment exceeds its fair value. In assessing the recoverability of the carrying value of property and equipment, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets. Such an impairment loss would be recognized as a non-cash component of operating income.

Warrant Accounting

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in Accounting Standards Codification Topic 815 Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC Topic 815”), as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The Company used a Black-Scholes model to value the Warrants as of the issuance date.

Stock-Based Compensation

Share-based payments to employees, including grants of stock options, are recognized in the consolidated statement of comprehensive income based on the fair value of the award on the grant date. All new stock option grants are valued on the date of grant using the Black-Scholes option pricing model.

Derivative Instruments and Hedging Activities

As required by ASC Topic 815, the Company records all derivatives on the consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge. For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income, outside of earnings, and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings. The Company uses a variety of methods and assumptions based on market conditions and risks existing at each balance sheet date to determine the approximate fair values of our cash flow hedges.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps as part of its interest rate risk management strategy.

Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. In August 2011, the Company executed an interest rate cap to hedge its interest rate risk. The interest rate cap agreement terminates on February 17, 2016. For the period from August to November 2011, the Company did not apply hedge accounting. As such, changes in fair value of the interest rate cap totaling $1.5 million were recorded directly in earnings during 2011.

From the time of designation as a cash flow hedge in November 2011, the effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Subsequent to electing hedge accounting in November 2011, the Company recorded a loss of $2.4 million for the three months ended June 30, 2012 and a loss of $3.2 million for the six months ended June 30, 2012, on this contract and these amounts were recognized in other comprehensive loss. Since execution, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Since the designation of the interest rate cap as a hedge, the Company determined there was no hedge ineffectiveness required to be recorded in earnings subsequent to the November 2011 designation as a cash flow hedge. The Company recorded a loss on this contract of $1.5 million for the period prior to electing hedge accounting, which is reflected in the consolidated statement of comprehensive loss as change in fair value of interest rate cap. Subsequent to electing hedge accounting in November 2011, the Company recorded a loss of $0.7 million on this contract and this amount was recognized in other comprehensive loss.

At June 30, 2012, the interest rate cap with a fair value of approximately $1.1 million was included on the consolidated balance sheets.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

Off-Balance Sheet Arrangements

During the period from February 7, 2011 to December 31, 2011 and as of June 30, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

Interest Rate Risks

Our primary exposure to market risk will be interest rate risk associated with our debt facilities that bear interest based on floating rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as believed by us to be appropriate. However, we cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. We do not enter into market risk sensitive instruments for trading purposes.

The following table provides information about our financial instruments that are sensitive to changes in interest rates, specifically our debt obligations, and presents principal cash flows and related weighted-average interest rates by expected maturity dates. However, we cannot predict the LIBOR rate that will be in effect in the future. As of December 31, 2011, such rates were near historic lows. Actual rates will vary. The one-month LIBOR rate at December 31, 2011 was 0.295%. The Term Loan Facility provides for a 1.5% floor on the LIBOR rate, thus a LIBOR rate of 1.5% was used for all variable rate calculations in the table below.

The scheduled maturities of our long-term debt outstanding as of December 31, 2011 for the years ending December 31 are as follows:

	Expected Maturity Date—Year Ending December 31,
	2012	2013	2014	2015	2016	Thereafter	Total
	(In millions, except percentages)
Long-term debt
Fixed-rate	$—	$—	$—	$—	$—	$337.2	$337.2
Average interest rate	—%	—%	—%	—%	—%	12%	12%
Variable-rate	$4.3	$8.5	$8.5	$8.5	$8.5	$811.7	$850.0
Average interest rate	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%

Interest Rate Sensitivity

As of December 31, 2011, approximately 28% of our long-term debt was based on fixed rates. We entered into an interest rate cap agreement for a notional amount of $400.0 million at a LIBOR cap rate of 2.0%. Based on our borrowings as of December 31, 2011, and as a result of the 1.5% floor on the LIBOR rate as provided for in the Term Loan Facility, an assumed 1% change in variable rates would not cause our annual interest cost to change.

BUSINESS

General

We own and operate Revel, a Las Vegas–style, beachfront entertainment resort and casino located on the Boardwalk in the south inlet of Atlantic City, New Jersey. Revel AC was formed on February 7, 2011, and we commenced operations with the opening of Revel on April 2, 2012. Prior to April 2, 2012, we were a development stage company.

Revel

Revel is a 6.2 million square foot smoke-free facility located on approximately 20 acres with 820 feet of Boardwalk frontage and offers premier resort and group amenities with 1,399 rooms, 3,500 gaming positions and a variety of entertainment amenities. The 130,000 square foot casino features 113 table games, a poker room with 37 tables, and approximately 2,400 slot machines. The resort’s 11 dining venues include three signature restaurants: Amada, American Cut and Azure. Revel also offers: two nightclubs, managed and operated by IDEA Boardwalk, LLC, the Social and HQ; one burlesque club operated by RJ Atlantic City, LLC; a 31,512 square foot spa, operated by Exhale; five indoor and outdoor pools; private cabanas and fire pits; an arena/theatre with the capacity to hold 5,500 persons; retail space featuring boutiques from Hugo Boss, Denim Habit, DNA Emporium 2050 and Revolution Jewelers; and approximately 160,000 square feet of convention, meeting and event space.

Market and Competition

Revel competes in the highly-competitive Atlantic City hotel, resort and casino industry, which is the second largest gaming market in the United States. The Atlantic City market primarily serves the densely populated New York-Philadelphia-Baltimore-Washington, D.C. corridor, with nearly 30 million adults living within a three-hour driving radius. New Jersey enjoys a lower gaming tax rate (effective rate of 9.25%) relative to other nearby jurisdictions. Atlantic City attracted approximately 28.5 million visitors during 2010. The gaming revenues for Atlantic City casinos experienced growth from 2002 through 2006, but began declining in 2007. Gross gaming revenue (table and slot machine games) in Atlantic City decreased from approximately $5.2 billion in 2006 to $3.3 billion in 2011, a decline of approximately 36.1%. In addition, annual gross operating profit for Atlantic City casinos similarly experienced growth from 2002 through 2006, but began declining in 2007. The decline in gross operating profit generally has been proportionately greater than the declines in gross gaming revenue, potentially as a result of increases in promotional allowances and promotional spending. However, gross operating profit increased for Atlantic City in the fourth quarter of 2011 and the first quarter of 2012, in each case relative to the respective period in the prior year, but decreased in the second quarter of 2012 relative to the respective period in the prior year.

Competition in Atlantic City is intense and is increasing. Currently, there are twelve land-based casinos located in Atlantic City, including Revel, all of which compete with each other to attract customers to their properties. Revel is situated at the northern end of the Boardwalk near three other casinos. The remaining nine Atlantic City casino hotels are located approximately one and one-half miles to two and one-half miles to the south on the Boardwalk or, to the west, in the Marina District of Atlantic City.

Competition in the Atlantic City market centers on quality and extent of hotel, resort and casino facilities, promotions, entertainment and amenities. For this reason, we and our competitors require substantial capital expenditures to compete effectively. Certain of our current and future competitors have or may have greater gaming experience than us and/or greater financial resources. In recent years, Atlantic City has experienced a significant increase in investment in new projects and expansions. Any further expansions and future projects would intensify the competition in the Atlantic City market.

In addition to Atlantic City, Revel also competes with other hotel/casino and gaming facilities in the northeastern and mid-Atlantic regions of the United States, including established commercial casinos and racinos in Pennsylvania, Maryland, Delaware West Virginia and New York. This competition includes casinos in the

Philadelphia metropolitan area and video lottery terminals (which are, in many cases, indistinguishable from slot machines) at Yonkers Raceway and Aqueduct Racetrack in the New York City metropolitan area. Revel also competes with Native American gaming facilities such as those in Connecticut and those in New York. Under the Indian Gaming Regulatory Act of 1988, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Revel. Furthermore, Maryland is contemplating legislation which would add table games and an additional casino, and Massachusetts has recently passed gaming legislation. The New York legislature has also recently passed a constitutional amendment which, if passed again next year and then approved by the voters in a state-wide referendum, would expand gaming to seven additional locations. Maryland Live! recently opened and other gaming facilities are scheduled to open and expand in many of these states in the future, resulting in an increase in new gaming machines that is larger than the total number of machines operated in Atlantic City.

In 2011, purse supplements from the casinos to New Jersey racetracks expired and, as a result, New Jersey may re-examine legalization of slots at the racetracks. Moreover, New Jersey recently passed laws allowing the construction of boutique casinos in Atlantic City and allowing Atlantic City casino operators to offer gaming to New Jersey residents via the internet. The additional revenue that may be available to Revel through the provision of internet gaming may be offset by the fact that users of the resort may forego a visit to Revel in favor of internet gaming and therefore may spend less or no money on non-gaming activities. As the Atlantic City market is primarily a drive-in market, legalized or expanded gaming, or the relocation of facilities, in one or more states neighboring or within close proximity to New Jersey will significantly increase competitive pressure on Atlantic City’s casino industry and could have a material adverse effect on the Atlantic City gaming market overall, which would have a material adverse effect on our business, financial condition and results of operations and, as a result, a material adverse effect on our ability to satisfy our debt obligations, including obligations under the notes, the Revolver and the Term Loan Facility. In addition, the expansion of casino gaming in or near metropolitan areas, such as New York City, from which we attract customers, could have a substantial negative effect on our business.

Revel also competes with gaming facilities in other states, including Nevada, with hotel/casino facilities elsewhere in the world, and with state lotteries, internet gaming and other forms of gambling. New or renovated casinos outside of the United States could draw gaming customers, including high-rollers, away from Atlantic City. In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, high school, collegiate and professional athletic events, television and movies, concerts and travel.

Regulation and Licensing

General

The ownership, management and operation of Revel is subject to extensive regulation under the New Jersey Gaming Laws. A primary policy behind the New Jersey Gaming Laws is the assurance that the public has confidence gaming is being conducted honestly, competitively and free of criminal and corruptive influences. Another policy behind the New Jersey Gaming Laws is to promote tourism and economic growth in Atlantic City and the State of New Jersey. To accomplish these goals, New Jersey Gaming Authorities strictly regulate the facilities, persons, associations and practices related to gaming operations, and provide for comprehensive law enforcement supervision. They have broad powers and duties to administer, regulate and enforce all aspects of gaming and casino facilities in New Jersey and of all alcoholic beverage matters in New Jersey casinos. The jurisdiction of the New Jersey Gaming Authorities extends to all persons, entities, associations, corporations, partnerships and trusts involved in gaming operations in New Jersey or conducting gaming and non-gaming business with New Jersey Casinos.

No casino hotel facility may operate unless the appropriate licenses and approvals are obtained from the New Jersey Gaming Authorities, and, as such, REG is required to obtain and maintain casino licensure. The New

Jersey Gaming Authorities have broad discretion with regard to the issuance, renewal, revocation, and suspension of such licenses and approvals, which are nontransferable. As such, in addition to the casino licensure of REG, REG and its affiliates, officers, employees and vendors will be required to obtain, maintain and renew, various licenses, registrations, permits and other approvals.

With respect to the regulation of the conduct of gaming, by way of example, but not limitation, the New Jersey Gaming Laws require us to: (i) establish and maintain effective controls over financial practices including the safeguarding of assets and revenues; (ii) maintain effective recordkeeping systems; (iii) file periodic reports with and account to the New Jersey Gaming Authorities regarding our operations, internal controls, vendor and other financial data; (iv) promote responsible gaming; (v) meet minimum facility requirements; and (vi) maintain strict compliance with New Jersey Gaming Laws.

In addition, we are subject to certain federal laws and regulations, including those relating to certain currency transactions and suspicious activities taking place at Revel.

REG’s Casino License

On March 26, 2012 the NJCCC found that REG complied with all of the requirements of the New Jersey Act for the issuance of a casino license to own and operate Revel. A casino hotel alcoholic beverage license was also issued in connection with casino licensure. The effective date of the license was April 2, 2012, the date the NJCCC issued REG an Operation Certificate. No later than 5 years after the date of licensure, or within a lesser period, as the NJDGE may direct, REG will be required to submit certain information to demonstrate that it continues to meet all requirements in connection with licensure so that the NJDGE can issue a report that no information exists that could warrant revocation, suspension, limitation or conditioning of its license. Licensing hearings can be reopened at any time.

Qualification Requirements in General

The New Jersey Gaming Laws require us to be suitable for qualification in order to obtain and maintain the casino licensure of REG. The qualification criteria includes financial stability, integrity and responsibility; the integrity and adequacy of financial resources; good character, honesty, and integrity; and the sufficiency of business ability and casino experience to establish the likelihood of creation and maintenance of a successful, efficient casino operation; and the maintenance of a first-class facility.

Pursuant to the New Jersey Gaming Laws, REG could not obtain and can not maintain its casino license unless the following obtain and maintain qualification under the New Jersey Act: (1) each officer and director; (2) each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by it; (3) any holder of securities, who, in the opinion of the Director of the NJDGE, has the ability to control REG or to elect a majority of the Board of Directors; and (4) each holding, intermediary or subsidiary company of REG. Certain other employees and agents also must be found qualified or otherwise be licensed or registered.

Each holding, intermediary and subsidiary company of REG is required to establish and maintain the qualifications of: (1) each corporate officer as defined in the New Jersey Act; (2) each director; (3) each person who directly or indirectly holds a beneficial interest or ownership interest of 5% or more; (4) any person, who, in the opinion of the Director of the NJDGE, has the ability to control or elect a majority of the board of directors; and (5) any other person who the Director of the NJDGE may consider appropriate. However, with respect to each holding, intermediary or subsidiary company of REG, the Director of the NJDGE shall have the authority to waive any or all of the qualification requirements for any corporate officer as defined in the New Jersey Act, any director, and each person who directly or indirectly holds a beneficial interest or ownership interest of 5% or more.

We must also establish and maintain the qualifications of any financial backer, investor, mortgagee, bondholder, or holders of indentures, notes or other evidences of indebtedness, either in effect or proposed which bears relation to the casino operation or casino hotel premises who holds 25% or more of such financial instruments or evidences of indebtedness; provided however in circumstances of default, any person holding 10% of such financial instruments or evidences of indebtedness shall be required to establish and maintain his qualifications. Additionally, the Director of the NJDGE may, in his discretion, require that any other financial backer, investor, mortgagee, bondholder, or holder of indentures, notes or other evidences of indebtedness, who does not meet the threshold set forth herein, to establish and maintain his qualifications. Banks and licensed lending institutions may request and receive an exemption from any qualification requirements if such bank or licensed lending institution is acting in the ordinary course of business.

In the event we fail to demonstrate financial stability, the New Jersey Gaming Authorities may take such action as they deem necessary to fulfill the purposes of the New Jersey Act and protect the public interest, including: (i) issuing conditional license determinations; (ii) establishing an appropriate cure period; imposing reporting requirements; (iii) placing restrictions on the transfer of cash or the assumption of liability; (iv) requiring reasonable reserves or trust accounts; revoking licensure; or (v) appointing a conservator.

If, at any time, it is determined that we have violated the New Jersey Gaming Laws, or cannot meet the qualification requirements of the New Jersey Act, we could be subject to fines or the suspension or revocation of REG’s license or qualification. If a casino license is suspended for a period in excess of 120 days or revoked, or upon the failure or refusal to renew a casino license, the NJCCC could appoint a conservator to operate or dispose of Revel.

If the New Jersey Gaming Authorities were to find that an officer, director, employee, agent or vendor, is unsuitable for licensure, disqualified after licensure, or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, the New Jersey Gaming Authorities may require us to terminate the employment of any person who refuses to obtain or maintain the appropriate license or registration.

Institutional Investor Waivers

An Institutional Investor (as defined in the New Jersey Act), holding our securities may be granted a waiver by the NJDGE from financial source or other qualification requirements in the absence of a prima facie showing by the NJDGE that there is any cause to believe that the Institutional Investor may be found unqualified, on the basis of NJDGE findings that its holdings were purchased for investment purposes only and it files a certified statement to the effect that is has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders. If the securities are debt securities, waiver will only be granted for holdings of 25% or less of the total outstanding debt of the company; or 50% or less of any issue of outstanding debt of the company, unless the full issue is in the amount of $150 million or less. In the case of equity securities, such waiver will only be granted for holdings under 25%. Waivers for both debt and equity holdings are also available if the securities so held exceed such percentages, upon a showing of good cause.

If an institutional investor subsequently determines to influence or affect our affairs, it must provide not less than 30 days’ prior notice of such intent and file with the NJCCC an application for qualification before taking any such action.

Restrictions on Securities

The New Jersey Act imposes certain restrictions upon the issuance, ownership, and transfer of securities and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest, including, but not limited to, mortgages, debentures, security agreements, notes and warrants, and any disposition thereof shall be effective five business days after the NJCCC receives notice of such disposition, unless within the 5 business day period the NJCCC disapproves of such disposition.

If the New Jersey Gaming Authorities find that a holder of our securities is not qualified under the New Jersey Act, they have the right to take any remedial action they may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the New Jersey Gaming Authorities in certain instances have the power to revoke or suspend REG’s license. If a holder is found unqualified, it is unlawful for the holder: to exercise, directly or through any trustee or nominee, any right conferred by such securities; or to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

With respect to non-publicly-traded securities, the New Jersey Gaming Laws require that the corporate charter or its equivalent establish: (1) a right of approval by the New Jersey Gaming Authorities with regard to transfers of securities, shares and other interests; and (2) an absolute right to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share, or other interest in the event that the New Jersey Gaming Authorities disapprove a transfer.

With respect to publicly-traded securities, such corporate charter or equivalent documentation is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall dispose of such securities.

Interim Casino Authorization/Trust

Whenever any person enters into a contract to transfer any property which relates to the casino, including our securities, under circumstances which would require that the transferee obtain licensure or be qualified under the New Jersey Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. If, after the report of the NJDGE and a hearing by the NJCCC, the NJCCC grants interim authorization, the property will be subject to a trust. If the NJCCC denies interim authorization, the contract may not close or settle until the NJCCC makes a determination on the qualifications of the applicant. If the NJCCC denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

If, as the result of a transfer of our publicly-traded securities, any person is required to qualify under the New Jersey Act, that person is required to file an application for licensure or qualification within 30 days after the New Jersey Gaming Authorities determine that qualification is required. The application must include a fully-executed trust agreement in a form approved by the New Jersey Gaming Authorities, or in the alternative, within 120 days after a determination that qualification is required; the person whose qualification is required must divest such securities as the NJCCC may require in order to remove the need to qualify.

If securities are transferred to a trust in application for interim casino authorization and the NJCCC thereafter orders that the trust become operative during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

Review and Approval by Gaming Authorities of Certain Transactions

Substantially all material loans, leases, sales of securities, issuance of securities and similar financing transactions by us must be reported to, and in some cases, require the prior approval of, the New Jersey Gaming Authorities. Periodic reporting as to the identity of securityholders is also required. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, are subject to prior approval of the New Jersey Gaming Authorities. The New Jersey Gaming Authorities will also require 5% or more stockholders, directors, officers (with respect to corporations), managers (with respect to limited liability companies), and certain other employees affiliated with the entity proposing to acquire control to be investigated and licensed or qualified as part of the approval process relating to the transaction.

Because of licensing and qualification requirements imposed by the New Jersey Act, our ability to grant a security interest in certain assets is limited and subject to receipt of approval by the New Jersey Gaming Authorities. Enforcement of such security interest is subject to further approvals and licensing restrictions. See “Risk Factors—Risks Related to the Notes—Gaming Laws, bankruptcy laws and other factors may delay or otherwise impede the trustee’s ability to foreclose on the collateral securing the notes.”

Taxes and Fees

We are required to pay substantial taxes and fees in connection with our operation as a gaming company. Atlantic City casinos currently pay an 8.0% tax rate on gross gaming revenues and an investment alternative obligation equal to 1.25% of gross gaming revenues, for an effective gaming tax rate of 9.25% of gross gaming revenues. In addition, we currently pay or anticipate paying other taxes and fees, including federal and New Jersey state income taxes, property taxes, sales and use taxes, payroll taxes, franchise taxes, luxury taxes, room taxes, parking fees, various license fees, investigative fees, payments associated with a legislatively-mandated not-for-profit corporation for marketing Atlantic City, and our proportionate share of regulatory costs.

Credit/Bad Debts/Unclaimed Winnings

Casinos must follow certain procedures which are outlined in the New Jersey Act when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey.

If a patron does not claim money or redeem the representation of debt owed to such patron from a gaming transaction within one year of the date of the transaction, the obligation of the casino licensee to pay the patron shall expire. Twenty-five (25%) percent of the money or the value of the debt shall be paid to the Casino Revenue Fund by the casino licensee, and the remaining 75% shall be retained by the casino licensee, provided the licensee uses the full amount for marketing purposes.

Federal Tax and Financial Regulations

The Internal Revenue Service (“IRS”) requires operators of casinos located in the United States to file informational returns of United States citizens, including names and addresses of winner, for all winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain winnings.

Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department (“FinCEN”) require us to report currency transactions in excess of stipulated amounts occurring within a gaming day. Such reports include identification of the patron by name and social security number. FinCEN has also established regulations that require us to file suspicious activity reports on all transactions that we know, suspect, or have reason to suspect fall into specific categories that are deemed to be suspicious.

Other Laws and Regulation

We are also subject to the laws, regulations and ordinances that are administered by various federal, state and local authorities.

Seasonality

We expect our cash flows from operating activities to be seasonal in nature. Spring and summer are expected to be the peak seasons for our property, with autumn and winter being non-peak seasons. We expect to use any excess cash flow from operations during peak seasons to subsidize non-peak seasons. In the event that we are unable to generate excess cash flows in one or more peak seasons, we may not be able to subsidize non-peak seasons.

Employees

We have undertaken major recruiting efforts to staff Revel, and will continue recruiting efforts to retain a sufficient number of qualified individuals to successfully operate Revel. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, responsibility, good character, honesty, integrity and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees. At September 28, 2012, we had a total of approximately 4,000 employees. We have collective bargaining agreements with three unions covering approximately 100 employees. If other unions are successful in organizing our employees, we cannot assure you that we will be able to negotiate collective bargaining agreements on terms acceptable to us or at all.

Intellectual Property

Our most important marks are “Revel” and “BASK.” Revel Group has filed applications with the PTO and various foreign patent and trademark registries, to register a variety of trademarks and service marks related to Revel and our business in connection with a variety of goods and services. These marks include “Revel” and “BASK.” The application for “BASK” is the only pending application; the other applications have been allowed pending proof of use. We license these trademarks from Revel Group.

Such federal registrations are not completely dispositive of the right to such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

Description of Property

We own approximately 32 acres of land on or adjacent to the Boardwalk. This consists of the main hotel casino site, which is approximately 19.5 acres and is bounded by New Jersey Avenue, Oriental Avenue, and Metropolitan Avenue, approximately 1.7 acres on the Boardwalk between Rhode Island Avenue and Vermont Avenue, and the CUP, which is approximately nine acres and is located at the intersection of Oriental Avenue, Metropolitan Avenue and Massachusetts Avenue. We also own approximately two acres of vacant land located generally in the south inlet of Atlantic City, New Jersey. Our property, with limited exceptions, is encumbered by a security interest in favor of our lenders under the Term Loan Facility, the Revolver and the notes.

Legal Proceedings

We realize we may occasionally be party to lawsuits. As with all litigation, no assurance can be provided as to the outcome of such matters and we note that litigation inherently involves significant costs. We are not currently party to any material legal proceedings, other than the following litigation. In October 2010, Stone Concrete, Inc. filed a complaint in the Superior Court of New Jersey, Atlantic County against REG (formerly known as Revel Entertainment, LLC) and Revel Atlantic City, LLC. The complaint alleges a claim to enforce a construction lien and additionally alleges breach of contract, among other things. Stone Concrete, Inc. seeks damages in the amount of its construction lien: approximately $15 million. In February 2011, we filed a motion to dismiss several counts, which was granted in part by the court. The lien claim survived the motion to dismiss. In September 2011, REG filed an answer and counterclaim and discovery has been ongoing.

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors as of August 22, 2012. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements. All directors hold their positions until their terms expire and until their respective successors are elected and qualified.

Name	Age	Position
Kevin DeSanctis	59	Chief Executive Officer, President and Chairman of the Board
Michael C. Garrity	39	Chief Investment Officer, Assistant Secretary and Director
Alan Greenstein	53	Chief Financial Officer and Treasurer
Robert Andersen	56	Executive Vice President of Development
Sidney Yu	52	Senior Vice President of Brand and Revenue
Thomas N. Auriemma	62	Director
John A. Krasznekewicz	55	Director
Chan Suh(1)	51	Director

(1)	On June 13, 2012, the NJCCC approved a temporary qualification of Mr. Suh so that he could perform his duties and obligations as a member of the Board of Directors pending his final qualification by the NJDGE.

Board Composition. The Securityholders’ Agreement requires that the Board of Directors be a staggered board divided into three classes, as provided in our bylaws, with a total of five members: two of whom may be Management Directors; two Investor Directors; and one Independent Director, in each case subject to qualification and other application requirements of the New Jersey Gaming Laws. The Securityholders’ Agreement further requires that: one of the Investor Directors be a Class I Director (a “Class I Director”); the Management Director that is not Mr. DeSanctis and the Independent Director each be a Class II Director (a “Class II Director”); the other Investor Director be a Class III Director (a “Class III Director”); and that Mr. DeSanctis, our Chief Executive Officer and President, be a Class III Director, to serve, in each case in accordance with the Securityholders’ Agreement and our bylaws until such director’s successor shall be duly elected, unless such director resigns, is removed or is otherwise disqualified from serving as a director of Revel AC. The Securityholders’ Agreement also requires that Mr. DeSanctis be appointed as the Chairman of the Board, and that each of the Investor Directors and the Independent Director be an “independent director” as such term is used in Rule 303A of the NYSE Listed Company Manual.

Our current Board of Directors consists of the following individuals: (i) Kevin DeSanctis as a Management Director and Class III Director, to serve until February 17, 2014; (ii) Michael C. Garrity as a Management Director and Class II Director, to serve until February 17, 2013; (iii) Thomas N. Auriemma as the Independent Director and Class II Director, to serve until February 17, 2013; (iv) John A. Krasznekewicz as an Investor Director and Class III Director, to serve until February 17, 2014; and (v) Chan Suh (who has been temporarily qualified by the NJCCC so that he can perform his duties and obligations as a member of the Board of Directors pending his final qualification by the NJDGE) as an Investor Director and Class I Director, to serve until February 17, 2015, in each case until such director’s successor shall be duly elected at the annual meeting of stockholders in such year.

Set forth below is certain information regarding each of our executive officers and non-employee directors.

Executive Officers

Kevin DeSanctis. Mr. DeSanctis has served as Chief Executive Officer, President and Chairman of the Board of Revel AC since February 2011. From September 2006 to February 2011, he served as Chief Executive Officer, President and Chairman of the Board of REG DE. Mr. DeSanctis has over 30 years of diverse experience managing and developing gaming properties in several regulated jurisdictions. Mr. DeSanctis served as President and Chief Operating Officer of Penn National Gaming, Inc. (“Penn National”) from February 2001 until July 2006. He was responsible for Penn National’s broadly diversified hotel, casino and racing operations in West Virginia, Illinois, Indiana, Louisiana, Mississippi, Pennsylvania, Missouri, Iowa, New Jersey, Colorado, Maine and Canada. Mr. DeSanctis previously served as Chief Operating Officer North America and the Bahamas of Sun International Hotels, with responsibilities including complete oversight of all operational matters for The Mohegan Sun, Resorts International Casino and Hotel, and Paradise Island operations. He managed all pre-opening operational matters for The Mohegan Sun in Connecticut and Atlantis Phase II in the Bahamas. Prior to joining Sun International, he served as President and Chief Operating Officer of Hemmeter Enterprises; President and Chief Operating Officer Trump Plaza Hotel & Casino in Atlantic City; Vice President, Casino Operations for the opening of The Mirage Hotel in Las Vegas; and in senior executive roles at the Dunes, Aladdin and Hilton Hotels in Las Vegas. In concluding that Mr. DeSanctis should serve as a director of Revel AC, the Company considered his wide-ranging knowledge of the gaming industry, which he possesses from his over thirty years in the gaming industry, including over six years with the Company.

Michael C. Garrity, CFA. Mr. Garrity has served as Chief Investment Officer since May 2011. Mr. Garrity is responsible for strategic development, corporate finance and capital markets. In addition, he has served as a director of Revel AC and as an Assistant Secretary since June 2011. From August 2010 to April 2011 Mr. Garrity served as a Managing Director at Rothschild Group where he led a division of the global financial advisory practice focused on mergers and acquisitions for gaming, entertainment and leisure clients. From 2002 to 2010, Mr. Garrity served as an Executive Director at Morgan Stanley where he was responsible for principal investing in the gaming and leisure sectors. From 1996 to 2002, he was an analyst at Putnam Investment Management in Boston, where he was responsible for the gaming, lodging and leisure sectors. In the past, Mr. Garrity’s industry experience has been called on in numerous advisory capacities including being called to testify as an expert witness at gaming control board hearings. Mr. Garrity is a Chartered Financial Analyst (CFA) charterholder. In concluding that Mr. Garrity should serve as a director of Revel AC, the Company considered his financial and analytical expertise in the gaming sector, including the work that he completed to obtain the financing necessary to complete the construction and development of Revel.

Alan Greenstein. Mr. Greenstein has served as Chief Financial Officer and Treasurer of Revel AC since June 2011. From December 2006 to February 2011 he served as Chief Financial Officer of REG DE. Mr. Greenstein is a 25-year industry executive and Certified Public Accountant. From 1995 to 2005, he worked at Mohegan Sun, and served as Senior Vice President and Chief Financial Officer from 2002 to 2005. His ten-year tenure with Mohegan Sun encompassed financial and operational accounting, casino credit and cashiering, labor and productivity, budgets and analysis, and Sarbanes-Oxley 404 regulations. Mr. Greenstein represented the property for compliance with regulatory bodies, including: Tribal Gaming Commission, State Division for Special Revenue, United States Internal Revenue Service, and the National Indian Gaming Commission. Mr. Greenstein’s additional finance experience includes: Trump Plaza Hotel & Casino, Caesars, Sands Hotel, and Nevada Gold.

Robert Andersen. Mr. Andersen has served as Executive Vice President of Development of Revel AC since June 2011. From January 2007 to February 2011, he served as Executive Vice President, Project Development of REG DE. From February 2011 to June 2011, he served as Executive Vice President, Project Development of REG. Mr. Andersen is responsible for development, construction, technical coordination, administration of project scheduling and budgets, and oversight of project consultants and trade contractors. He has over 30 years of construction experience. Prior to January 2006, Mr. Andersen was a Senior Vice President of Tishman for 24 years. Mr. Andersen’s significant projects include: Ronald Reagan Federal Building and International Trade Center in Washington, DC; and 7 World Trade Center, American Stock Exchange, 750 Seventh Avenue, and ABC Television in New York City. Mr. Andersen’s gaming projects include: Borgata Hotel and Casino in Atlantic City; Beau Rivage in Biloxi; and MGM / Mirage City Center in Las Vegas.

Sidney Yu. Mr. Yu has served as Senior Vice President of Brand and Revenue of Revel AC since March 2011. Mr. Yu is responsible for brand equity development, experience programming, reservations and marketing. From July 2007 to December 2010, Mr. Yu was the founder and President of OOMPH! LLC. Mr. Yu served as

Marriott’s Global Senior Vice President of Full Service Brands from 1999 to 2007 where he strategically repositioned and drove growth for JW Marriott, Marriott and Renaissance Hotels & Resorts. From 1994 to 1999, Mr. Yu held senior global, regional, and country roles with NIKE, Inc., including general management, strategic planning, brand management, and marketing.

Directors

Thomas N. Auriemma. Mr. Auriemma has served as a director of Revel AC since June 2011. Since July 2011, Mr. Auriemma has served as an outside consultant to Penn National, a regionally diversified gaming company and one of North America’s largest operators of gaming facilities, with regard to regulatory and compliance matters. Since July 2011, he has also been a member of the compliance committees of Penn National and Casino Rama (Ontario, Canada), a casino managed by Penn National. From 2007 to 2011, Mr. Auriemma was the Vice President and Chief Compliance Officer of Penn National and was responsible for all regulatory matters involving Penn National. He was also chairman of the board and president of a major Penn National subsidiary and president or vice president of a number of other Penn National operating subsidiaries. Previously, Mr. Auriemma served as a casino regulator in New Jersey for over 28 years. From 2002 to 2007, he was the Director of the NJDGE, one of the world’s leading casino regulatory agencies. He also served as Deputy Director for that agency for over a decade. In these roles, Mr. Auriemma also served as an Assistant Attorney General for the State of New Jersey. Mr. Auriemma’s previous experience includes Deputy Attorney General in the New Jersey Division of Criminal Justice and Deputy Director of the New Jersey Casino Control Commission’s Legal Division. He also has served as Secretary, Vice Chair, and Chair of the International Association of Gaming Regulators and is a member of the International Association of Gaming Advisors and International Masters of Gaming Law. In concluding that Mr. Auriemma should serve as a director of Revel AC, the Company considered his extensive gaming and regulatory experience.

John A. Krasznekewicz. Mr. Krasznekewicz was appointed as a director of Revel AC in June 2011, which appointment was approved by the NJDGE in March 2012. He has been working in the financial industry for over 25 years. He is the founding partner of Rustic Partners, a private investment firm that advises companies on financial, structural, operating, and investment alternatives. Since 1995, Mr. Krasznekewicz has been the managing partner of Rustic Partners. From 1985 to 1995, he held senior positions at Montgomery Securities, Canyon Partners and Drexel Burnham Lambert. In 1981, Mr. Krasznekewicz started his career in investment banking at Goldman Sachs and remained with them until 1985. Mr. Krasznekewicz has sat on a number of boards of start-up companies. He is currently on the board of Cardiocore Lab, a cardiac testing service company, and the board of the California Council for the Humanities. In concluding that Mr. Krasznekewicz should serve as a director of Revel AC, the Company considered his financial and investment expertise as well as his experience as a member of the board of directors of start-up companies.

Chan Suh. Mr. Suh was appointed as a director of Revel AC in March 2012 pending qualification approval by the NJDGE. On June 13, 2012, the NJCCC approved a temporary qualification of Mr. Suh so that he could perform his duties and obligations as a director pending his final qualification by the NJDGE. Since 2010, Mr. Suh has been Chief Executive Officer of Broome Crosby Ltd, a private strategy and marketing consultancy working to develop new consumer products and services with a special emphasis on Internet and social media technologies. From 1995 to 2010, he was Chairman and Chief Executive Officer of Agency.com, a company he co-founded 1995 and took public in 1999 before it was acquired by The Omnicom Group. Prior to this, Mr. Suh helped create Pathfinder, Time Warner’s web service. He started his career in 1986 in the media industry at Murdoch Magazines, Condé Nast and Time Inc., where he worked in marketing positions at magazines including New York, Details, Life, and Vibe. Mr. Suh is the Board Secretary of the Taproot Foundation, a non-profit organization that enables professionals to contribute their skills and experience to organizations working to improve society. And he is a founding director of Daniel’s Music Foundation, a non-profit organization that provides free music programs for people with disabilities in the New York area. In concluding that Mr. Suh should serve as a director of Revel AC, the Company considered his vast knowledge and experience of social media and internet technologies.

Director Independence

The Board of Directors uses the listing standards of the New York Stock Exchange (“NYSE”) to determine director independence. The Board of Directors has determined that the following directors are independent under the NYSE listing standards: Mr. Auriemma, Mr. Krasznekewicz and Mr. Suh.

Committees

The Board of Directors currently has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee consists entirely of directors whom the Board of Directors has determined to be independent under the NYSE listing standards for audit committee members. Also, REG has a compliance committee that is comprised of two members of the Board of Directors and our General Counsel. The current membership of each of the Board of Directors’ committees are listed below.

Director	Audit Committee	Compensation Committee
Michael C. Garrity		X
Thomas A. Auriemma	X	X
John A. Krasznekewicz	Chairman	X
Chan Suh(1)	X	Chairman

(1)	On June 13, 2012, the NJCCC approved a temporary qualification of Mr. Suh so that he could perform his duties and obligations as a member of the Board of Directors pending his final qualification.

Compensation Committee Interlocks and Insider Participation

During 2011, the compensation decisions for executives were made by an internal compensation committee that consisted of the Chief Executive Officer, the Senior Vice President of Human Resources and the Chief Financial Officer. The Board of Directors has appointed a Compensation Committee that will review and recommend the compensation decisions to the Board of Directors for the named executive officers (as defined below) moving forward. Mr. Garrity is a member of the Compensation Committee and is also Chief Investment Officer of Revel AC. None of the other members of the Compensation Committee are, or have been, an employee or officer of Revel AC. None of our executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of Revel AC or on the Compensation Committee.

Director and Executive Officer Compensation and Other Matters

2011 DIRECTOR COMPENSATION

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas A. Auriemma	$40,557	$83,138	—	$123,695
John A. Krasznekewicz	—	—	—	—

Directors who are not employees of Revel AC currently receive an annual fee of $60,000 for services as a director. Such payments will accrue and be paid once such non-employee directors are licensed by the New Jersey regulatory authorities. Mr. Auriemma and Mr. Krasznekewicz have been approved for license. On June 13, 2012, the NJCCC approved a temporary qualification of Mr. Suh so that he could perform his duties and obligations as a member of the Board of Directors pending his final qualification. Directors who serve as committee chairmen receive an additional fee of $20,000. Non-employee directors are also granted a one time grant of 237,537 stock options. Mr. Auriemma has been granted his option award; Mr. Krasznekewicz and Mr. Suh have not been granted their option awards. All directors are provided complementary room privileges at our hotel in connection with their attendance at board or committee meetings or other Revel AC events and are reimbursed for any other out of pocket expenses related to attendance at meetings. Revel AC does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

Compensation Discussion and Analysis

Overview and Philosophy

Historically, the compensation decisions for executives have been made by an internal compensation committee that consisted of the Chief Executive Officer, Senior Vice President of Human Resources, and Chief Financial Officer. That compensation committee reviewed recent trends in cash and compensation for casinos, resorts, and cruise line sectors both private and public of comparable size, as well as independent salary surveys, in determining the compensation for each executive. The Board of Directors has appointed a Compensation Committee that will review and recommend compensation decisions to the Board of Directors for the executive officers named in the 2011 Summary Compensation Table below (the “named executive officers”) and for the rest of the senior team moving forward.

Our executive compensation program is designed to provide an attractive, flexible, and market-based total compensation program that is tied to company performance goals and targets. Our goals and objectives are to retain a caliber of executives and senior management necessary to deliver innovative, creative, and high performance standards in order to deliver value to our shareholders and customers. Historically, we have structured a total compensation program that will compensate our executives in the 75 percent quartile range, with a significant component of that compensation as EBITDA discretionary bonus. Our newly formed Compensation Committee will evaluate our compensation arrangements on a going forward basis to determine whether any adjustments in compensation strategy are necessary, including by evaluating on an annual basis the relationship between the elements of compensation and the appropriateness of risk-taking encouraged by each element and the total compensation package.

Role of Executive Officers in Setting Compensation

The Chief Executive Officer’s compensation is determined by his employment agreement entered into on February 17, 2011 and based on Board-approved performance targets, and the Chief Investment Officer’s compensation is determined by his employment agreement entered into on May 13, 2011 and based on performance targets approved by the Compensation Committee or Chief Executive Officer.

The Chief Executive Officer performs annual reviews of all our other senior management and make recommendations to the Compensation Committee. The Compensation Committee reserves the discretion to modify recommendations and review performance targets for most senior management.

Setting Executive Compensation

As noted above, initially, the compensation decisions for executives were made by an internal compensation committee, and the Board of Directors has appointed a Compensation Committee that will review and recommend the compensation decisions to the Board of Directors for the named executive officers moving forward. The Compensation Committee will review market assessments and salary data analysis to determine whether adjustments need to made regarding both cash and equity based incentive programs and any related performance targets. It is currently anticipated that cash bonuses will be considered annually and reviews of base salary and equity incentives will be conducted only on a periodic basis.

Elements of Executive Compensation

Our total direct compensation for named executive officers generally includes (a) base salary, (b) bonuses based on EBIDTA, (c) long term equity incentives, and (d) certain other benefits. The Compensation Committee reviews total compensation annually, along with value created from past incentives, to assess whether our compensation program achieves its objectives of retaining a high caliber of executives and driving performance standards to achieve financial goals. Our policy for allocating among base salary, cash bonus awards and long term compensation does not include a specific formula or weighting, but is designed to offer what the Compensation Committee views as an appropriate level of fixed and variable compensation. The specific items of compensation are as follows:

Base Salary

Base salary is determined by market survey analysis in comparative markets at approximately the 50th percentile and an annual bonus is added to bring total compensation to approximately the 75th percentile range.

Annual Bonus

The annual bonus of each executive including the Chief Executive Officer will be subject to achievement of financial performance targets as reviewed and recommended by the Compensation Committee and determined by the Board of Directors.

Going forward, bonus targets are set based on EBITDA performance goals and paid only following determination of the Company’s financial performance in that regard.

Long Term Equity Incentives

The purpose of the long term equity incentive plan is to advance the best interest of the Company by attracting able persons to enter the employment of the Company by providing stock options, stock issuances and other equity interests in the Company to reward such persons based on the Company’s performance. Michael Garrity and one other senior executive, Steven Ladany, were made a one time grant of stock options in their employment agreements. Other senior executives were made a one time stock option grant in February 2012. The Compensation Committee will evaluate the role of equity-based grants on a going-forward basis as it formulates the Company’s compensation strategy.

Benefits

Executives are entitled to participate in all other employee benefit plans and programs of the Company, such as health, dental, long term disability, 401(k) and paid time off. Certain senior executives also are paid life insurance premiums, relocation and living expense allowance and car allowance.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year. While we are not currently subject to Section 162(m), our policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests.

2011 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the named executive officers for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Kevin DeSanctis	2011	$1,000,000	$1,100,000	$6,167,581	(3)	—	$28,238	$8,295,819
Chief Executive Officer, President and Chairman of the Board

Michael C. Garrity	2011	$417,308	$770,000	$1,721,586	(4)	$2,065,000	$406	$4,974,300
Chief Investment Officer and Director

Alan Greenstein	2011	$284,615	$294,041	—		—	$40,590	$619,246
Chief Financial Officer

Robert Andersen	2011	$400,000	$300,000	—		—	$48,072	$748,072
Executive Vice President of Development

Sidney Yu	2011	$323,077	$168,767	—		—	$185,577	$677,421
Senior Vice President of Brand and Revenue

(1)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of options to purchase shares in Revel AC granted in the fiscal year ended December 31, 2011 under the Company’s 2011 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included under the caption “Long-Term Incentive Program” in the notes to our audited consolidated financial statements that are included in this prospectus.
(2)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

Name	Life Insurance Premiums ($)	Relocation Allowance ($)	Living Expense Allowance ($)	Car Allowance ($)	Phone Allowance ($)
Kevin DeSanctis	$10,239	—	—	$17,624	$375
Michael C. Garrity	$31	—	—	—	$375
Alan Greenstein	$1,590	$36,000	—	$3,000	—
Robert Andersen	$1,699	—	$35,000	$11,373	—
Sidney Yu	$52	$185,000	—	—	$525
(3)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of shares in Revel AC granted in the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included under the caption “Long-Term Incentive Program” in the notes to our audited consolidated financial statements that are included in this prospectus.
(4)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of profits interests in Revel Group granted in the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included under the caption “Long-Term Incentive Program” in the notes to our audited consolidated financial statements that are included in this prospectus.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding each grant of an award made to the named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)
Kevin DeSanctis	February 17, 2011	9,947,712	(1)	—		—	6,167,581	(4)
Michael C. Garrity	June 15, 2011	7,872,321	(2)	5,900,000	(3)	$0.62	3,786,586	(5)
Alan Greenstein	—	—		—		—	—
Robert Andersen	—	—		—		—	—
Sidney Yu	—	—		—		—	—

(1)	Mr. DeSanctis’ shares in Revel AC will vest if certain operating targets are achieved.
(2)	With the exception of 3,617,287 units of Mr. Garrity which vested upon grant, the performance based profits interest in Revel Group will vest if certain operating targets are achieved.
(3)	The options to purchase shares in Revel AC generally vest in full on the first anniversary of the date of grant.
(4)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of shares in Revel AC granted in the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included under the caption “Long-Term Incentive Program” in the notes to our audited consolidated financial statements that are included in this prospectus.
(5)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of profits interests in Revel Group granted in the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included under the caption “Long-Term Incentive Program” in the notes to our audited consolidated financial statements that are included in this prospectus.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (2011)

The following table sets forth information regarding unexercised stock options and unvested restricted stock units for each of the named executive officers outstanding as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin DeSanctis	—	—		—	—	—	9,947,712	(2)	6,167,581	—	—
Michael C. Garrity	—	5,900,000	(1)	—	$0.62	June 15, 2021	4,255,034	(3)	744,797	—	—
Alan Greenstein	—	—		—	—	—	—		—	—	—
Robert Andersen	—	—		—	—	—	—		—	—	—
Sidney Yu	—	—		—	—	—	—		—	—	—

(1)	The options to purchase shares in Revel AC generally vest in full on the first anniversary of the date of grant.
(2)	Mr. DeSanctis’ shares in Revel AC will vest if certain operating targets are achieved.
(3)	With the exception of 3,617,287 units of Mr. Garrity which vested upon grant, the performance based profits interest in Revel Group will vest if certain operating targets are achieved.

OPTION EXERCISES AND STOCK VESTED (2011),

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION TABLES

No stock options were exercised and no restricted stock units vested during the fiscal year ended December 31, 2011. We do not have a defined benefit plan that provides for payments or other benefits at, following, or in connection with retirement. We also do not have a non-qualified defined contribution plan or other deferred compensation plans. As such, we have not included tables setting forth such information.

Employment Agreements

The Company has entered into the following employment agreements with its named executive officers: (a) with Mr. DeSanctis on February 17, 2011 for a period ending on February 29, 2016, as it may be extended; (b) Mr. Garrity on May 13, 2011 for five-year period, as it may be extended; (c) with Mr. Greenstein on June 9, 2011 for an indefinite period; (d) with Mr. Andersen on June 16, 2011 for a period ending on December 31, 2014; and (e) with Mr. Yu on June 9, 2011. The agreements provide for a minimum base salary and annual bonus opportunity, terms of participation in benefit and compensation plans, and certain payments on termination of employment. Additional information regarding payments under these termination provisions is provided below under the heading “Potential Payments Upon Termination or Change in Control.” Mr. Garrity’s agreement also provides the following:

•

that Mr. Garrity receive a grant of options to purchase 5,900,000 shares of Revel AC’s common stock, with full immediate vesting upon a termination of Mr. Garrity’s employment by Revel AC without cause or upon his termination of employment for good reason;

•	that Mr. Garrity receive a profits interest in Revel Group, which entitle Mr. Garrity to a share of the profits of Revel Group in the percentages set forth on Exhibit A of his employment agreement;

•

that the Amended and Restated Limited Liability Company Agreement of Revel Group will provide that if Revel Group is offered the opportunity to acquire additional shares of Revel AC’s common stock through the exercise of the preemptive rights granted to Revel Group pursuant to the Securityholders’ Agreement, Revel Group will provide Mr. Garrity with the right to make a capital contribution to Revel Group in order to enable Revel Group to purchase an additional number of shares of Revel AC’s common stock equal to the aggregate number of shares of Revel AC common stock being offered to Revel Group multiplied by the Mr. Garrity’s applicable profits interest percentage;

•	that Revel AC will establish a cash pool to be paid to Mr. Garrity upon the consummation of a change-in-control;

•

that Revel AC also reserve a sufficient number of shares of Revel AC’s common stock to be issued to Mr. Garrity, at his election, upon the consummation of the initial public offering of Revel AC, if as of such time a change-in-control has not occurred between the date of the employment agreement and date the initial public offering is consummated;

•

that, in the event that Revel AC elects to pay any dividend on shares of its common stock, and as of the record date for the payment of such dividend Mr. Garrity has then outstanding but unexercised options that are then exercisable by Mr. Garrity, he shall be entitled to receive from the aggregate amount set aside for the payment of such dividends a cash amount equal to the aggregate amount set aside for the payment of such dividends multiplied by a fraction, the numerator of which is the number of then outstanding, unexercised, and then exercisable options held by Mr. Garrity and the denominator of which is equal to the sum of: (i) the number of then outstanding shares of capital stock of Revel AC on an as-converted to common stock basis plus (ii) the number of then outstanding, unexercised, and then exercisable options held by Mr. Garrity;

•

that, subject to certain limitations, Mr. Garrity may elect to forego all or a portion of any annual bonus payable to Mr. Garrity and apply such forgone amount to the purchase of shares of Revel AC’s common stock at a per share purchase price equal to the then current fair market value of one share of Revel AC’s common stock as determined in good faith by the Board of Directors.

Potential Payments upon Termination or Change-in-Control

The employment agreements with the Company’s named executive officers generally provide that upon termination of employment such individual will received amounts accrued and owing to such individual. However, on an involuntary termination by the Company without “cause” or by the executive with “good reason” (as defined in each agreement, respectively), the agreements provide that the executives will also receive:

In the case of Messrs. DeSanctis and Garrity: (a) a lump sum payment equal to two times the sum of the highest base salary in the prior 24 months and current target bonus; (b) 12 months of medical and life insurance benefits at the same cost to him as prior to the termination of employment; (c) vesting of unvested equity; and (d) in the case of Mr. DeSanctis, repurchase of founder shares at the then-fair market value. The executive will be provided with a gross-up payment to compensate for any amounts subject to the excise tax under Section 280G of Internal Revenue Code. If the executives had been terminated without cause or resigned for good reason on the last day of the most recent fiscal year, the value of the amounts each executive would have received is approximately $25,179,708 and $ $3,898,727, respectively, not including gross-up.

In the case of Messrs. Andersen, Greenstein and Yu: (a) a payment equal to the sum of (i) one times current base salary and (ii) a pro rata bonus for the year of termination; and (b) 12 months of medical and life insurance benefits at the same cost to him as prior to the termination of employment (Messrs. Greenstein and Yu receive a grossed-up cash payment in lieu of these medical and life insurance benefits). If the executives had been terminated without cause or had resigned for good reason on the last day of the most recent fiscal year, the value of the amounts each executive would have received is approximately $1,308,050, $602,051 and $575,267, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The other additional registrants are our wholly owned subsidiaries.

The following table sets forth, as of October 1, 2012, certain information regarding the shares of Revel AC’s common stock beneficially owned by: (i) each director; (ii) each stockholder who is known by Revel AC to beneficially own in excess of 5% of the outstanding shares of Revel AC’s common stock; (iii) each of the named executive officers of Revel AC; and (iv) all directors and executive officers of Revel AC as a group. The table calculations are based on 32,838,003 shares outstanding as of October 1, 2012.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Kevin DeSanctis(3)	26,858,824	81.79%
Michael C. Garrity	5,900,000	17.97%
Alan Greenstein	—	—
Robert Andersen	—	—
Sidney Yu	—	—
Thomas A. Auriemma	79,179	*
John. A. Krasznekewicz	—	—
Chan Suh(4)	—	—
All directors and executive officers as a group (8 persons)	32,838,003	100%

*	Less than 1%.
(1)	This table is based upon information supplied by directors, officers and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, Revel AC believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Revel AC, Inc., 500 Boardwalk, Atlantic City, New Jersey 08401.
(3)	These shares are owned through Revel Group, and its affiliate, Revel AC Employee, LLC, which entities are each beneficially owned and controlled by Mr. DeSanctis.
(4)	On June 13, 2012, the NJCCC approved a temporary qualification of Mr. Suh so that he could perform his duties and obligations as a member of the Board of Directors pending his final qualification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews any related party transactions that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, or any successor provision. Prior to the formation of our Audit Committee in March 2012, on an informal case-by-case basis, the Board of Directors could approve or ratify a related person transaction based on the facts and circumstances of such transaction, including the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to us, whether the transaction would impair the judgment of an executive officer or director to act in our best interest, and such other matters that the Board of Directors deem appropriate. In addition, on an annual basis, our executive officers and directors are required to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us (or our subsidiaries) in which an executive officer or director or one of their family members or associated entities has an interest, and which exceeds $120,000. Executive officers and directors are required to promptly notify us of any changes during the course of the year to the information provided in the questionnaire. Our legal and financial staff reviews all such disclosures to determine whether any transaction is required to be disclosed under the SEC’s rules.

The following are the material transactions or agreements between the Company and related persons.

Securityholders’ Agreement

On February 17, 2011, the management stockholders and the holders of our Warrants entered into the Securityholders’ Agreement with Revel AC and Revel Group. The following description is a summary of the material provisions of the Securityholders’ Agreement. It does not restate that agreement in its entirety. Because this is a summary, it may not contain all the information that is important to you, and you should read the Securityholders’ Agreement in its entirety. A copy of the Securityholders’ Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Board Composition. The Securityholders’ Agreement requires that the Board of Directors be a staggered board divided into three classes, as provided in our bylaws, with a total of five members: two of whom may be Management Directors; two Investor Directors; and one Independent Director, in each case subject to qualification and other application requirements of the New Jersey Gaming Laws. The Securityholders’ Agreement further requires that: one of the Investor Directors be a Class I Director; the Management Director that is not Mr. DeSanctis and the Independent Director each be a Class II Director; the other Investor Director be a Class III Director; and that Mr. DeSanctis, our Chief Executive Officer and President, be a Class III Director, to serve, in each case in accordance with the Securityholders’ Agreement and our bylaws until such director’s successor shall be duly elected, unless such director resigns, is removed or is otherwise disqualified from serving as a director of Revel AC. The Securityholders’ Agreement also requires that Mr. DeSanctis be appointed as the Chairman of the Board, and that each of the Investor Directors and the Independent Director be an “independent director” as such term is used in Rule 303A of the NYSE Listed Company Manual.

The current Board of Directors consists of the following individuals: (i) Kevin DeSanctis as a Management Director and Class III Director, to serve until February 17, 2014; (ii) Michael C. Garrity as a Management Director and Class II Director, to serve until February 17, 2013; (iii) Thomas N. Auriemma as the Independent Director and Class II Director, to serve until February 17, 2013; (iv) John A. Krasznekewicz as an Investor Director and Class III Director, to serve until February 17, 2014; and (v) Chan Suh (who has been temporarily qualified by the NJCCC so that he can perform his duties and obligations as a member of the Board of Directors pending his final qualification by the NJDGE) as an Investor Director and Class I Director, to serve until February 17, 2015, in each case until such director’s successor shall be duly elected at the annual meeting of stockholders in such year.

The board composition provisions described above will terminate immediately following the first annual or special meeting of stockholders (or action by written consent) (i) in which directors are to be elected after the

Warrants are exercised, (ii) for which the Warrants are exercised at least 60 days prior to the record date for such meeting or action (or, if no record date, the date of such meeting or action) and (iii) for which the holders of the Warrants received written notice of such meeting or action at least 15 days prior to the records date for such meeting or action (or if no record date, the date of such meeting or action) (the “Post-Exercise Meeting Date”).

The Warrants become exercisable, subject to certain conditions and subject to mandatory exercise in certain circumstances, on the business day immediately following the earlier of (1) May 24, 2015 and (2) the consummation of a “liquidity event” as further described in the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, all outstanding Warrants, if not previously exercised, will be automatically and mandatorily exercised on February 17, 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Notes and Warrants” for more information regarding the Warrants.

Restrictive Covenants. The Securityholders’ Agreement contains covenants limiting our ability to engage in affiliate transactions and redemptions of common stock and setting forth certain requirements with respect to equity contributions by holders of Warrants and the underlying shares for purposes of equity cure rights under the Credit Agreement. In addition, the Securityholders’ Agreement provides that the following transactions require the approval of holders of a majority of the Warrants (or for the period between the date that the Warrants are exercised and the Post-Exercise Meeting Date, holders of a majority of the shares underlying the Warrants on an as-exercised basis): (1) consummation of a change of control event or a sale, in each case which constitutes a Liquidity Event (as defined in the Securityholders’ Agreement); (2) the issuance of shares of preferred stock or other equity securities ranking senior to the common stock; (3) the pledge by the management stockholders of 50% or more of our voting stock; and (4) the issuance of additional shares of common stock (or of securities convertible into or exercisable for common stock), subject to some exceptions including issuances upon exercise of Warrants, under our stock option plans and employee stock purchase plans or employment agreements in the aggregate not to exceed 5% of the total number of shares of common stock outstanding on a fully-diluted basis, and issuances approved by a majority of the Board of Directors, including, prior to the Post-Exercise Meeting Date, the Investor Directors, in the aggregate not to exceed 10% of the total number of shares of common stock outstanding on a fully-diluted basis. These covenants are subject to a number of important qualifications and exceptions, and terminate automatically on the Post-Exercise Meeting Date.

Preemptive Rights. The parties to the Securityholders’ Agreement also have preemptive rights with respect to the issuance of additional shares of preferred stock or common stock (or of securities convertible into or exercisable for preferred stock or common stock), including an equity cure under the Credit Agreement but not including a Qualified IPO (as defined in the Securityholders’ Agreement). This provision is subject to customary exclusions, including issuance of shares of common stock upon exercise of the Warrants, and common stock issued or the issuance or grants of restricted stock or options to purchase common stock pursuant to our stock option plans and employee stock purchase plans or employment agreements. This provision terminates immediately upon the closing of a Qualified IPO.

Ownership Limitations and Transfer Restrictions on the Common Stock and Warrants. The Securityholders’ Agreement also imposes percentage and other limitations on ownership and restrictions on transfer of the Warrants and shares of common stock.

Private Placement of Units

As previously described in the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” we consummated a $1.1 billion financing, which involved a private placement of 152,200 Units, each consisting of a Warrant to purchase 1,000 shares of Common Stock, subject to certain adjustments, and $2,000 principal amount of old notes. In connection with such financing, Mr. DeSanctis, our Chairman, Chief Executive Officer and principal stockholder, purchased 1,750 Units, consisting of $3.5 million principal amount of old notes and 1,750 Warrants. At September 28, 2012, he owned approximately $3.97 million principal amount of old notes, which amount does not include any increase resulting from the September 15, 2012 PIK interest payment, and 1,750 Warrants.

Trademark License Agreement

Revel Group is beneficially owned and controlled by Mr. DeSanctis. We have entered into a trademark license agreement with Revel Group, pursuant to which we license, for only nominal fees, certain trademarks, including “Revel” and “BASK,” that are owned by Revel Group.

THE EXCHANGE OFFER; REGISTRATION RIGHTS AGREEMENT

Terms of the Exchange Offer; Period for Tendering Old Notes

On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, on November 13, 2012. We may, however, extend the period of time that the exchange offer is open or earlier terminate the exchange offer. If we extend the exchange offer, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $365,737,493 aggregate principal amount of old notes are outstanding. This aggregate principal amount includes an aggregate of $61,337,493 of PIK interest that was added to the original principal amount of the old notes on the September 15, 2011, March 15, 2012 and September 15, 2012 interest payment dates. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes known to us on the date of this prospectus.

We expressly reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of original principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000 (in each case, together with the accrued PIK interest thereon, as applicable).

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions to the exchange offer specified under “—Conditions to the Exchange Offer” below. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “—Exchange Agent” prior to the expiration date. In addition:

•	certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal, or

•

a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 78 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “Eligible Institution” in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either at or before the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either at or before the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the holder is neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for its own account;

•	any new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•

at the time of commencement of the exchange offer, neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution, as defined in the Securities Act, of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC;

•	will not be entitled to tender your old notes in the exchange offer; and

•	must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement, we have agreed that for a period of up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn prior to the expiration date, unless we terminate the exchange offer. We will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in a principal amount (including accrued PIK interest) equal to that of the surrendered old notes. The new notes will bear interest from the most recent date to which interest has been paid (whether in cash or PIK interest) on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of the following before the expiration date (or within the time periods specified in the guaranteed delivery procedures, if applicable):

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•

prior to the expiration date, the exchange agent receives from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the indenture is no longer qualified under the Trust Indenture Act of 1939, as amended (the “TIA”).

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Mail:	By Hand or Courier:	By Facsimile Transmission:

U.S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue Mail Station—EP-MN-WS2N St. Paul, MN 55107-2292	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402	651-495-8158 Attention: Specialized Finance Confirm via email: escrowexchangepayments@usbank.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. Costs incurred with third parties directly related to the exchange will be expensed as incurred.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have any registration rights with respect to their old notes (except in the case of participating broker-dealers as provided in the registration rights agreement).

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement, we have agreed that for a period of up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Registration Rights Agreement

We have filed the registration statement of which this prospectus forms a part, which we refer to as the “exchange offer registration statement,” and are conducting the exchange offer in accordance with our obligations under a registration rights agreement (the “registration rights agreement”), dated as of February 17, 2011, among Revel AC, the guarantors and the purchasers of the old notes party thereto. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

If:

•	because of any change in applicable law or in interpretations thereof by the SEC staff, we and the guarantors are not permitted to effect the exchange offer;

•	the exchange offer is not consummated by April 4, 2013; or

•

any other holder is prohibited by law or SEC policy, rule or regulation from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable new notes on the date of the exchange and, in each case, such holder so requests, we and the guarantors will be required to use commercially reasonable efforts to file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder within 90 days after such triggering event and use their commercially reasonable efforts to cause it to become effective no later than 270 days after such triggering event; provided that in no event shall we and the guarantors be required to file the shelf registration statement or have such registration statement declared effective prior to the applicable deadlines for the exchange offer registration statement. Revel AC and the guarantors will be required to use their commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (A) the first anniversary of the effective date, (B) the date on which the Transfer Restricted Securities covered by the shelf registration statement are no longer restricted securities (as defined in Rule 144 under the Securities Act) or are saleable pursuant to Rule 144 without limitation and (C) the date on which all Transfer Restricted Securities covered by such shelf registration statement have been sold pursuant thereto. A holder who sells old notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be required to agree in writing to be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its old notes included in the shelf registration statement.

For the purposes of the registration rights agreement, “Transfer Restricted Securities” means each old note until the earliest to occur of:

(1) the date on which such old note is exchanged in the exchange offer by a Person other than a broker-dealer for a new note entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirement of the Securities Act;

(2) following the exchange by a broker-dealer in the exchange offer of a note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement if so required, or such new note is otherwise disposed of by such broker-dealer in accordance with the “Plan of Distribution” section of this prospectus;

(3) the date on which such note has been disposed of in accordance with an effective shelf registration statement;

(4) the date on which such note is sold to the public pursuant to Rule 144 under the Securities Act; or

(5) the date on which such note ceases to be outstanding.

The registration rights agreement provides that if:

(i) we and the guarantors fail to file any registration statement required by the registration rights agreement on or prior to the applicable filing deadline;

(ii) any such registration statement is not declared effective by the SEC on or prior to the applicable effectiveness deadline;

(iii) the exchange offer is not consummated on or prior to the consummation deadline set forth in the registration rights agreement; or

(iv) any registration statement required by the registration rights agreement has been filed and declared effective but thereafter ceases to be effective or useable for its intended purpose (each, a “Registration Default”), then we and the guarantors, jointly and severally, agree to pay to each holder of Transfer Restricted Securities affected thereby special interest over and above the interest otherwise payable on the securities from and including the date on which any Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will not be required to pay special interest for more than one Registration Default at any given time. All accrued special interest shall be paid by us and the guarantors in the same manner and at the same time as payments of interest.

Under certain circumstances described in the registration rights agreement, we and the guarantors may delay the filing of or suspend the effectiveness of or the holders’ ability to use the shelf registration statement, and such delay or suspension will not be deemed to be a Registration Default or cause additional interest to be payable.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any special interest pursuant to the registration rights agreement.

All of the old notes and the new notes will be treated as a single class and will vote together under the indenture.

DESCRIPTION OF THE NEW NOTES

In this Description of the New Notes, “Revel AC” refers to Revel AC, Inc, a Delaware corporation, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “—Certain Definitions.”

Revel AC will issue the new notes under an indenture, dated as of February 17, 2011 (as amended or supplemented from time to time, the “indenture”), among Revel AC, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”). This is the same indenture under which the old notes were issued. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the TIA. The Collateral Documents define the terms of the Collateral that secures the notes and the Note Guarantees. The term “notes” shall include the new notes and the old notes that remain outstanding following the exchange offer. The term “Note Guarantees” shall include the Guarantees of the new notes and the Guarantees of the old notes that remain outstanding following the exchange offer.

The following description is a summary of the material provisions of the indenture, the registration rights agreement and the certain of the Collateral Documents. It does not restate those agreements in their entirety. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture, the registration rights agreement and the Collateral Documents in their respective entireties because they, and not this description, define your rights as Holders of the notes. Copies of the indenture and the material Collateral Documents have been filed as exhibits to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the registration rights agreement, as applicable.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the indenture. Any old notes that remain outstanding after the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

The New Notes Versus the Old Notes

The new notes will be substantially identical to the old notes except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	will be general obligations of Revel AC;

•	will be secured by certain security interests as described below under the caption “—Security—Security for the Notes;”

•

will be pari passu in right of payment with all existing and future senior Indebtedness of Revel AC, including Indebtedness under the Credit Agreement subject to the relative Lien priorities under the Intercreditor Agreement;

•

will be effectively subordinated to the Indebtedness under the Credit Agreement to the extent that, pursuant to the Intercreditor Agreement, the Collateral securing the Notes is subject to a Lien in favor of the lenders under the Credit Agreement;

•	will be effectively senior to any future unsecured senior Indebtedness of Revel AC to the extent of the value of the Collateral securing the notes;

•	will be senior in right of payment to any future subordinated Indebtedness of Revel AC; and

•	will be guaranteed by the Guarantors.

The Note Guarantees

The notes will be guaranteed by each of Revel AC’s current and future Domestic Subsidiaries (other than Immaterial Subsidiaries and Unrestricted Subsidiaries) that are guarantors of Revel AC’s obligations under the Credit Agreement or outstanding Capital Markets Debt (the “Subsidiary Guarantors”). In addition, for so long as any Guarantor is not required to and does not provide a guarantee of, or is released from its guarantee of, Revel AC’s obligations under the Credit Agreement and any outstanding Capital Markets Debt, such Guarantor will not be required to guarantee the notes.

The Note Guarantees:

•	will be general obligations of the Guarantors;

•	will be secured by certain security interests as described below under the caption “—Security—Security for the Note Guarantees;”

•

will be pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors, including the Guarantors’ obligations under the Credit Agreement subject to the Lien priorities under the Intercreditor Agreement;

•

will be effectively subordinated to the Guarantors’ obligations under the Credit Agreement to the extent that, pursuant to the Intercreditor Agreement, the Collateral securing the Note Guarantees is subject to a Lien in favor of the lenders under the Credit Agreement;

•	will be effectively senior to any future unsecured senior Indebtedness of the Guarantors to the extent of the value of the Collateral securing the Note Guarantees; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantors.

As of the date of this prospectus, all of our Subsidiaries, except SI LLC, are Guarantors and Restricted Subsidiaries. In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate any of our Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture and do not guarantee the notes, and their assets and Equity Interests do not constitute Collateral.

Intercreditor Agreement

The trustee has entered into the Intercreditor Agreement to govern the relations among the Holders, the lenders under the Term Loan Facility and the Revolver and the trustee. Pursuant to the Intercreditor Agreement, the liens securing the notes (other than the liens on the ERGG Proceeds and with respect to rights under the ERGG Agreement) are second priority liens that are expressly junior in priority to the liens that secure our obligations under the Term Loan Facility (up to the amount permitted to be incurred thereunder pursuant to clause (1) of the definition of “Permitted Debt”), obligations under certain hedging and cash management arrangements, and under the Revolver (up to the amount Revel AC is permitted to incur pursuant to clause (5) of the definition of “Permitted Debt”). Pursuant to the Intercreditor Agreement, the liens securing the notes may not be enforced at any time when first priority lien obligations are outstanding. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof (excluding the ERGG Proceeds) in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See “Description of Certain Indebtedness—Intercreditor Agreement.”

Principal, Maturity and Interest

Revel AC will issue up to $365,737,493 in aggregate principal amount of new notes in this exchange offer. Revel AC may issue additional notes under the indenture from time to time. Other than the issuance of the PIK Notes and making of PIK Payments as described below, any issuance of additional notes is subject to all of the covenants in the indenture, including the covenants described below under the captions “—Certain Covenants—

Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Permitted Liens.” As described below, for certain interest payment periods, Revel AC may elect, or will be required, to pay all or a portion of the interest on the notes (the “PIK Interest”) by increasing the outstanding principal amount of the notes or issuing additional notes (in either case, the “PIK Notes”) under the indenture on the same terms as the notes initially issued (in each case, a “PIK Payment”). The aggregate principal amount offered in this exchange offer includes an aggregate of $61,337,493 of PIK interest that was added to the original principal amount of the old notes on the September 15, 2011, March 15, 2012 and September 15, 2012 interest payment dates. The notes initially issued, the PIK Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that any such additional notes will not be treated as part of the same issue for United States federal income tax purposes. Unless the context requires otherwise, references to “notes” herein and for all purposes of the indenture, the registration rights agreement and the Collateral Documents include any PIK Notes or additional notes that are actually issued under the indenture, and references to “principal amount” of the notes include any increase in the principal amount of the outstanding notes as a result of any and all PIK Payments or the issuance of additional notes.

Revel AC will issue notes in denominations of original principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000, other than the PIK Notes, which will be issued in integral multiples of $1.00. The notes will mature on March 15, 2018 (the “Maturity Date”).

Interest on the notes will accrue at the rate of 12% per annum and is payable semi-annually in arrears on March 15 and September 15. All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any special interest payable pursuant to the registration rights agreement or as described in the last paragraph under “Events of Default and Remedies” below.

All interest on the notes will be payable in PIK Interest through the interest payment period ending September 15, 2013. For the interest payment period ending March 15, 2014, interest on the notes will be payable, at the sole option of Revel AC, in cash or PIK Interest or a combination thereof. After the interest payment period ending March 15, 2014, all interest on the notes will be payable in cash.

For the interest payment period ending March 15, 2014, Revel AC must elect the form of interest payment, or combination of forms of interest payment, with respect to such interest period by delivering notice to the trustee at least 30 days prior to the beginning of such interest period. The trustee will promptly deliver a corresponding notice to the Holders. In the absence of such an election for such interest period, interest on the notes will be payable in PIK Interest. After the interest period ending March 15, 2014, Revel AC will make all interest payments on the notes entirely in cash. Notwithstanding the foregoing, the payment of accrued and unpaid interest in connection with any redemption of the notes as described under the captions “—Optional Redemption,” “—Gaming Redemption” or “—Repurchase at the Option of Holders” will be made solely in cash.

PIK Interest on the notes will be payable on the relevant interest payment date to Holders of record on the relevant record date, by increasing the principal amount of the outstanding global note or notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and, with respect to notes represented by definitive notes in registered certificated form (the “Certificated Notes”), by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the trustee will, at the request of Revel AC, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, such global notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the indenture and will have the same rights and benefits as the notes issued on the date of the indenture. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on overdue principal and interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Revel AC will make each interest payment to the Holders of record on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid, however, the new notes will bear interest from the most recent date to which interest has been paid (whether in cash or PIK interest) on the old notes. If your old notes are tendered and accepted for exchange, you will receive interest thereafter on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and will continue to accrue interest according to their terms. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Revel AC, Revel AC will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Revel AC elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as the paying agent and registrar. Revel AC may change the paying agent or registrar without prior notice to the Holders, and Revel AC or any of its respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Revel AC will not be required to transfer or exchange any note selected for redemption. Also, Revel AC will not be required to transfer or exchange any Note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

General

The notes will be guaranteed by the Subsidiary Guarantors. The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent such Note Guarantee from constituting a fraudulent conveyance under applicable law. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable, and subsequent decisions relating to that case have not addressed this finding. We do not know if that case will be followed if there is litigation on this point under the indenture. However, if such holding were to be followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased. The Note Guarantees will be secured as described below under the caption “—Security—Security for the Note Guarantees.”

Other than in a transaction described in paragraph (1) or (2) under “—Release of Note Guarantees” below, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than either of Revel AC or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than Revel AC or another Subsidiary Guarantor) assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture and other appropriate Collateral Documents reasonably satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, each Guarantor is permitted to reincorporate or reorganize in another state of the United States or the District of Columbia.

Release of Note Guarantees

The Note Guarantee of a Subsidiary Guarantor and the security interests granted by that Subsidiary Guarantor to secure its Note Guarantee will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Revel AC or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions set forth under “—Repurchase at the Option of Holders—Asset Sales” and if, after giving effect to such sale or other disposition, such Guarantor is an Immaterial Subsidiary;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Revel AC or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions set forth under “—Repurchase at the Option of Holders—Asset Sales;”

(3)	if Revel AC designates that Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	if that Subsidiary Guarantor becomes an Immaterial Subsidiary and Revel AC complies with the provisions set forth in the second paragraph under “—Certain Covenants—Additional Note Guarantees,” subject to compliance with the provisions set forth in the first paragraph thereunder if such Immaterial Subsidiary ceases to be an Immaterial Subsidiary;

(5)	upon defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(6)	if the lenders under the Credit Agreement and the lenders under or holders of any outstanding Capital Markets Debt of Revel AC guaranteed by such Guarantor release such Guarantor’s Guarantees of Revel AC’s obligations under the Credit Agreement and such Capital Markets Debt (provided that this clause (6) shall not apply if the release of such Guarantor’s Guarantees of Revel AC’s obligations under the Credit Agreement or such outstanding Capital Markets Debt is the result of a refinancing of the Credit Agreement or such outstanding Capital Markets Debt and as a result of such refinancing, such Guarantor’s Guarantees of Revel AC’s obligations under the Credit Agreement and such outstanding Capital Markets Debt are replaced with Guarantees by such Guarantor in favor of the lenders or holders of such refinancing Indebtedness).

If a Note Guarantee of a Guarantor is released as a result of clause (6) above (along with the associated Liens on the Collateral securing such Note Guarantee), Revel AC shall cause such Note Guarantee to be reinstated as promptly as practicable, to the extent such Guarantor becomes an obligor under a Guarantee of Indebtedness under a Credit Agreement or Capital Markets Debt, and shall cause the associated Liens on the Collateral securing such Note Guarantee also to be reinstated, as promptly as practicable, in accordance with the terms of the Collateral Documents; it being understood that, to the extent the Indebtedness under such Credit Agreement or such Capital Markets Debt is secured by a Lien, such Liens securing such Note Guarantee shall be no lower in priority than immediately junior in priority to the Liens securing such Credit Agreement or Capital Markets Debt, as applicable. For the avoidance of doubt, this provision shall not be interpreted to permit Revel AC or any of the Restricted Subsidiaries to incur and/or secure with a Lien any Capital Markets Debt not otherwise permitted by the indenture to be so incurred and/or secured.

Security

Security for the Notes

Subject to Permitted Liens and to the extent permitted by Gaming Laws and other applicable laws, the new notes will be secured by, among other things:

(1)	a collateral assignment of the ERGG Agreement and a first priority security interest in the up to $70.0 million of ERGG Proceeds (subject to the dollar-for-dollar reduction described below) deposited into the ERGG Proceeds Account; and

(2)	subject to customary permitted exclusions and releases, such as worn out or obsolete inventory and sales of goods in the ordinary course, a security interest, junior in priority pursuant to the Intercreditor Agreement to the security interests securing the Credit Agreement in substantially all of Revel AC’s other existing and future assets (which, as of the date of the indenture, other than the Excluded Assets, will consist solely of the pledged Equity Interests in RAC), but excluding the Excluded Assets.

The notes will be secured by a collateral assignment of the ERGG Agreement and a first priority security interest in a portion of the proceeds received by Revel AC or REG from the State of New Jersey pursuant to the ERGG Agreement deposited into the ERGG Proceeds Account. The ERGG Agreement requires Revel AC to deposit into the ERGG Proceeds Account up to $70.0 million of cash proceeds from any securitization or other monetization of ERGG expected future cash flow. If such securitization or other monetization is not completed then Revel AC will be required to deposit into the ERGG Proceeds Account 45% of all payments it receives from the ERGG as and when received; the remaining 55% of the ERGG Proceeds will be deposited into a designated trust account (such account, the “ERGG Project Development Account”) and available to Revel AC to fund specified projects in accordance with the ERGG Agreement. Once the ERGG Proceeds Account reaches a balance of $70.0 million, if Revel AC redeems or repurchases any notes, the balance required to be maintained in the ERGG Proceeds Account will be reduced on a dollar-for-dollar basis equal to the aggregate principal amount of the notes so repurchased or redeemed (the “Principal Amount Reduction”), and the Principal Amount Reduction will be released from the ERGG Proceeds Account and deposited into a designated trust account and available to Revel AC to fund specified projects in accordance with the ERGG Agreement.

Excluded Assets

The Collateral will not include, subject to some exceptions:

(a)	cash and Cash Equivalents (including cash in the Bank Proceeds Account, the Interest Reserve Account and the ERGG Project Development Account) but excluding the ERGG Proceeds Account and other deposit or securities accounts,

(b)	certain cash and Cash Equivalents which secure obligations or liabilities in a manner which does not violate the covenant described under “—Certain Covenants—Liens” below,

(c)	any motor vehicle,

(d)	gaming and liquor licenses,

(e)	other agreements, contracts, contract rights, permits, licenses, authorizations, general intangibles, gaming reserves, intellectual property or other assets in which the grant of a security interest would impair the validity or enforceability thereof or is restricted or prohibited by their terms or by law or without the consent of any Person (including any Gaming Authority or other governmental authority) other than Revel AC, the Guarantors or the Restricted Subsidiaries, which consent has not been obtained,

(f)	any proceeds of the Credit Agreement which are held in one or more secured accounts, prior to disbursement or application thereof in accordance with the Disbursement Agreement and the Credit Agreement,

(g)	any Equity Interests in a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, to the extent such Equity Interests exceed 66% of the Foreign Subsidiary’s outstanding equity interests,

(h)	any equipment or other asset that is subject to a purchase money lien or Capital Lease Obligation, in each case, as permitted under the indenture, if the contract or other agreement under which the Lien is granted (or the documentation providing for such purchase money lien or Capital Lease Obligation) prohibits or requires the consent of any Person other than Revel AC, the Guarantors or the Restricted Subsidiaries as a condition to the creation of any other security interest on such equipment or asset,

(i)	all trademarks;

(j)	any Capital Stock of any joint venture, only to the extent and for so long as any agreement governing such joint venture prohibits, or requires the consent of any Person other than Revel AC or a Guarantor (and such consent has not been obtained) as a condition to, the pledge of or the creation of any Lien on such Capital Stock; provided that such Capital Stock is held in a Special Restricted Subsidiary;

(k)	(i) the Buffer Property and (ii)(x) any real property constituting a leasehold interest and (y) any fee interest in real property having a fair market value of less than $2.5 million and which, in each case is not material to the Project,

(l)	any Capital Stock and other securities of any Subsidiary of Revel AC to the extent that the pledge of such Capital Stock or other securities to secure the notes or the Note Guarantees would cause such Subsidiary to be required to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X, and

(m)	certain other exceptions described in the Collateral Documents (all such excluded assets referred to in the foregoing clauses (a) through (l), collectively, the “Excluded Assets”).

Under the Gaming Laws of New Jersey, a gaming licensee is not permitted to grant a security interest in any gaming or other license issued by the Gaming Authorities of New Jersey. As a result, the notes will not be secured by any such gaming or other licenses.

Security for the Note Guarantees

Subject to Permitted Liens and to the extent permitted by Gaming Laws and other applicable laws, the Note Guarantees of the Subsidiary Guarantors will be secured by, among other things:

(1)	a collateral assignment of the ERGG Agreement and a first priority security interest in the up to $70.0 million of ERGG Proceeds (subject to the dollar-for-dollar reduction described above) deposited into the ERGG Proceeds Account; and

(2)	subject to customary permitted exclusions and releases, such as worn out or obsolete inventory and sales of goods in the ordinary course, a security interest, junior in priority pursuant to the Intercreditor Agreement to the Security Interests securing the Credit Agreement, in substantially all of the Subsidiary Guarantors’ other existing and future assets, but excluding the Excluded Assets.

As noted above, under the Gaming Laws of New Jersey, a gaming licensee is not permitted to grant a security interest in any gaming or other license issued by the Gaming Authorities of New Jersey. As a result, the Note Guarantees by the Guarantors will not be secured by any such gaming or other licenses.

Release of Collateral

The indenture and the Collateral Documents provide that the security interests securing the notes and the Note Guarantees may be released under certain circumstances. See “—Collateral Release Mechanics” below for additional information on the release of Collateral.

Any certificate or opinion required by TIA § 314(d) may be made by an officer of Revel AC except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee.

Notwithstanding anything to the contrary in the preceding paragraph, Revel AC will not be required to comply with all or any portion of TIA § 314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released security interests securing the notes or the Note Guarantees.

Optional Redemption

Optional Redemption with Proceeds of Equity Offerings

At any time prior to March 15, 2014, Revel AC may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.0% of the principal amount, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Qualified Equity Offerings of Revel AC (or of any Parent Company, which net cash proceeds are contributed to Revel AC); provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Revel AC or any of its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days after the date of the closing of such Qualified Equity Offering.

Optional Redemption Prior To March 15, 2014

At any time prior to March 15, 2014, Revel AC may, at its option, on any one or more occasions, redeem all or a part of the notes at a price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, on the notes redeemed, to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption On and After March 15, 2014

On or after March 15, 2014, Revel AC may, at its option, on any one or more occasions, redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2014	106.0%
2015	103.0%
2016	101.5%
2017 and thereafter	100.0%

Unless Revel AC defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

If a redemption date is on or after an interest record date, and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such interest record date, and such interest will not be payable to holders who surrender notes for redemption.

See also “—Selection and Notice” below.

Gaming Redemption

Notwithstanding any other provision hereof, if any Gaming Authority requires a Holder or Beneficial Owner of notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it will not be licensed, qualified or found suitable, Revel AC will have the right, at its option, to:

(1)	require the Holder or Beneficial Owner to dispose of its notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of:

(a)	the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability; and

(b)	the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority; or

(2)	redeem the notes of the Holder or Beneficial Owner at a redemption price equal to the least of:

(a)	the price required by applicable law or by order of any Gaming Authority;

(b)	the principal amount of the notes; and

(c)	the price that the Holder or Beneficial Owner paid for the notes,

in the case of clause (b) or (c), together with accrued and unpaid interest, if any, on the notes to but not including the earliest of (1) the date of redemption, (2) such earlier date as is required by the Gaming Authority and (3) the date of the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority, which, in any case, may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of notes will not be licensed, qualified or found suitable, the Holder or Beneficial Owner will not have any further rights with respect to the notes to:

(1)	exercise, directly or indirectly, through any Person, any right conferred by the notes; or

(2)	receive any interest or premium, if any, or any other distribution or payment with respect to the notes, or any remuneration in any form from Revel AC for services rendered or otherwise, except the redemption price of the notes described in this section.

Revel AC is not required to pay or reimburse any Holder or Beneficial Owner of notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses will be the obligation of the Holder or Beneficial Owner.

AHYDO Redemption

At the end of the interest payment periods ending after the fifth anniversary of the Issue Date (the “AHYDO Redemption Date”), Revel AC will be required to redeem for cash a portion of each note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to but not including the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to any AHYDO Redemption Date pursuant to any other provisions of the indenture will alter Revel AC’s obligation to make any Mandatory Principal Redemption with respect to any notes that remain outstanding on the AHYDO Redemption Date.

Mandatory Redemption

Revel AC will not be required to make any mandatory redemption or sinking fund payments with respect to the notes, except as described above under the caption “—AHYDO Redemption.” However, under certain circumstances, Revel AC may be required to offer to purchase notes as described under the caption “—Repurchase at the Option of Holders.” In addition, under the circumstances described under “Gaming Redemption” above, Revel AC may redeem notes held by certain Holders or Beneficial Owners pursuant to the procedures described therein. Revel AC, the Guarantors and their respective Subsidiaries and Affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder will have the right to require Revel AC to repurchase all or any part (equal to an original principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (in each case, together with the accrued PIK Interest thereon)) of that Holder’s notes for an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of purchase (the “Change of Control Offer”) (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, Revel AC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, Revel AC will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered (and not withdrawn) pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered (and not withdrawn) and accepted for payment by Revel AC; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted for payment together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Revel AC.

The paying agent will promptly mail to each Holder of notes properly tendered (and not withdrawn) and accepted for payment the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note will be in an original principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (in each case, together with the accrued PIK Interest thereon).

If the payment date in connection with a Change of Control Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest will not be payable to holders who tender notes pursuant to such Change of Control Offer.

The provisions described above that require Revel AC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Revel AC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Revel AC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Revel AC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Revel AC and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Revel AC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Revel AC and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales

Revel AC will not, and will not permit any Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Revel AC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of (a) the assets or (b) the Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Revel AC or such Restricted Subsidiary is in the form of (i) Permitted Business Assets or (ii) cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet (including the footnotes) of Revel AC and the Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of such assets and from which Revel AC or such Restricted Subsidiary, as applicable, are released; and

(b)	any securities, notes or other obligations, instruments, or assets received by Revel AC or any Restricted Subsidiary from such transferee that are converted within 180 days after receipt thereof by Revel AC or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Revel AC (or the applicable Restricted Subsidiary, as the case may be) may, at its option, apply such Net Proceeds to:

(1)	repay, repurchase or redeem senior secured Indebtedness of Revel AC or any Restricted Subsidiary that is secured by Liens equal or senior in priority to the Liens securing the notes and/or the Note Guarantees, as applicable, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce the commitments with respect to that Indebtedness;

(2)	make a capital expenditure, improve real property or acquire long-term assets that are Permitted Business Assets; provided that to the extent the Net Proceeds being applied are from an Asset Sale of an asset that was Collateral securing the notes or a Note Guarantee, the assets acquired with such Net Proceeds shall be pledged as Collateral securing the notes or a Note Guarantee and shall not constitute Excluded Assets (notwithstanding that such assets may be of a type that would otherwise constitute Excluded Assets); provided further that if the assets that were the subject of such Asset Sale were Excluded Assets or did not otherwise constitute Collateral, the assets acquired shall not be required to be pledged as Collateral;

(3)	enter into a binding commitment to take, within 12 months after the date of such commitment, any of the actions in the foregoing clauses (1) and (2); or

(4)	any combination of the actions listed in the foregoing clauses (1) through (3).

Revel AC (or such Restricted Subsidiary, as the case may be) shall comply with the terms of the Collateral Documents with respect to the continuation or granting of a security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) on any property or assets acquired or constructed with the Net Proceeds of any Asset Sale.

Pending the final application of any Net Proceeds, Revel AC (or such Restricted Subsidiary, as the case may be) may, at its option, (1) apply the Net Proceeds to temporarily reduce amounts outstanding under any senior secured revolving credit Indebtedness of Revel AC or any Restricted Subsidiary, (2) invest the Net Proceeds in Cash Equivalents, which will be subject to a security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) in favor of the trustee, on behalf of the Holders of notes, as security for the notes or (3) otherwise invest or apply the Net Proceeds in any manner that is not prohibited by the indenture.

The Term Loan Facility requires (and any future Credit Agreement may require) Revel AC and the Restricted Subsidiaries, in certain circumstances, to apply the Net Proceeds from an Asset Sale to repay any loans outstanding under the Term Loan Facility (or such Credit Agreement). In such circumstances, until the debt under the Term Loan Facility (or such Credit Agreement) has been repaid in full, there will not be any Net Proceeds.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant shall constitute “Excess Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, Revel AC will make an offer (an “Asset Sale Offer”) to all

Holders of notes to purchase the maximum principal amount (or accreted value, if applicable) of the notes that may be purchased out of the amount of Excess Proceeds. To the extent that the aggregate principal amount (or accreted value, if applicable) of notes tendered into the Asset Sale Offer is less than the principal amount (or accreted value, if applicable) of notes offered to be purchased in the Asset Sale Offer, Revel AC and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount (or accreted value, if applicable) of notes tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel AC so that only notes in denominations of original principal amount of $2,000, or an integral multiple of $1,000 in excess of $2,000 (in each case, together with the accrued PIK Interest thereon, as applicable), will be purchased) or as described below under the caption “—Selection and Notice,” as applicable. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If the payment date in connection with a Asset Sale Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest will not be payable to holders who tender notes pursuant to such Asset Sale Offer.

Events of Loss

If Revel AC or any of the Restricted Subsidiaries experiences an Event of Loss after the Opening Date (any such Event of Loss, a “Post Opening Event of Loss”), then within 540 days after the receipt of any Net Loss Proceeds from such Post Opening Event of Loss, Revel AC (or the applicable Restricted Subsidiary, as the case may be) may, at its option, apply such Net Loss Proceeds to:

(1)	rebuild, repair, replace or construct improvements to the Project;

(2)	repay, repurchase or redeem senior secured Indebtedness of Revel AC or any Restricted Subsidiary that is secured by Liens equal or senior in priority to the Liens securing the notes and/or the Note Guarantees and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce the commitments with respect to that Indebtedness;

(3)	make a capital expenditure, improve real property or acquire long-term assets that are Permitted Business Assets; provided that to the extent the Net Loss Proceeds being applied are from a Post-Opening Event of Loss of an asset that was Collateral securing the notes or a Note Guarantee, the assets acquired with such Net Loss Proceeds shall be pledged as Collateral securing the notes or a Note Guarantee and shall not constitute Excluded Assets (notwithstanding that such assets may be of a type that would otherwise constitute Excluded Assets); provided further that if the assets that were the subject of such Post-Opening Event of Loss were Excluded Assets or did not otherwise constitute Collateral, the assets acquired shall not be required to be pledged as Collateral;

(4)	enter into a binding commitment to take, within 12 months after the date of such commitment, any of the actions in the foregoing clauses (1), (2) or (3); or

(5)	any combination of the actions listed in the foregoing clauses (1) through (4).

The ability of Revel AC or any Restricted Subsidiary to repair or restore any of the Collateral following an Event of Loss that occurs with respect to the Collateral on or prior to the Opening Date (any such Event of Loss, a “Pre-Opening Event of Loss”), will be governed by the Credit Agreement and the Disbursement Agreement.

The Term Loan Facility (and any future Credit Agreement may) requires Revel AC and the Restricted Subsidiaries, in certain circumstances, to apply the Net Loss Proceeds from an Event of Loss to repay any loans outstanding under the Term Loan Facility (or such Credit Agreement). In such circumstances, until the debt under the Term Loan Facility (or such Credit Agreement) has been repaid in full, there will not be any Net Loss Proceeds.

Any Net Loss Proceeds that are (a) in the case of a Pre-Opening Event of Loss, not permitted to be used to repair or restore the Collateral pursuant to the Disbursement Agreement and (b) in the case of a Post-Opening Event of Loss, not applied or reinvested as provided in the first paragraph of this covenant, shall be deemed “Excess Loss Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $50.0 million, Revel AC will make an offer (an “Event of Loss Offer”) to all Holders of notes to purchase the maximum principal amount (or accreted value, if applicable) of the notes that may be purchased out of the amount of Excess Loss Proceeds. To the extent that the aggregate principal amount (or accreted value, if applicable) of notes tendered into the Event of Loss Offer is less than the principal amount (or accreted value, if applicable) of notes offered to be purchased in the Event of Loss Offer, Revel AC and its Restricted Subsidiaries may use those remaining Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount (or accreted value, if applicable) of notes tendered into the Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the trustee will select the notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel AC so that only notes in denominations of original principal amount of $2,000, or an integral multiple of $1,000 in excess of $2,000 (in each case, together with the accrued PIK Interest thereon, as applicable), will be purchased) or as described below under the caption “—Selection and Notice,” as applicable. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

If the payment date in connection with a Event of Loss Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest will not be payable to holders who tender notes pursuant to such Event of Loss Offer.

Pending the final application of any Net Loss Proceeds, Revel AC (or such Restricted Subsidiary, as the case may be) may, at its option, (1) apply the Net Loss Proceeds to temporarily reduce amounts outstanding under any senior secured revolving credit Indebtedness of Revel AC or any Restricted Subsidiary, (2) invest the Net Loss Proceeds in Cash Equivalents, which will be subject to a first priority security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) in favor of the trustee, on behalf of the Holders of notes, as security for the notes or (3) otherwise invest or apply the Net Loss Proceeds in any manner that is not prohibited by the indenture.

Restrictions on Repurchase of Notes

The agreements governing Revel AC’s and the Restricted Subsidiaries’ other Indebtedness, including the Credit Agreement, may prohibit certain events, including a Change of Control or an Asset Sale, or provide that such events constitute events of default under such agreements. Similarly, those agreements may prohibit or restrict Revel AC and the Restricted Subsidiaries from repairing or restoring the Collateral following an Event of Loss regardless of whether that repair or restoration is permitted under the indenture. In addition, the exercise by the Holders of their rights to require Revel AC to repurchase the notes upon a Change of Control Offer, an Asset Sale Offer or Event of Loss Offer, as the case may be, could cause a default under these other agreements. Finally, Revel AC’s ability to pay cash to the Holders upon a repurchase under a Change of Control Offer, Asset Sale Offer or Event of Loss Offer may be limited by Revel AC’s then existing financial resources.

Compliance with Securities Laws

Revel AC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Event of Loss provisions of the indenture, Revel AC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by any other method the trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange requirements. No notes of original principal amount of $2,000 or less can be redeemed or purchased in part. However, if all of the notes of a Holder are to be redeemed or purchased, the entire outstanding amount of notes held by such Holder, even if not a multiple of $2,000, will be redeemed or purchased. Notices of redemption or purchase will be mailed by first class mail at least 30 but not more than 60 days before the redemption or purchase date to each Holder of notes to be redeemed or purchased at its registered address, except that redemption or purchase notices may be mailed (i) more than 60 days prior to a redemption or purchase date if the notice is issued in connection with a defeasance (whether legal or covenant defeasance) of the notes or a satisfaction and discharge of the indenture and (ii) less than 30 or more than 60 days prior to a redemption or purchase date if so required by any Gaming Authority in connection with a redemption described above under the caption “Gaming Redemption.” Notices of redemption may be conditional in that Revel AC may, notwithstanding the giving of the notice of redemption, condition the redemption of the notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of Revel AC or by Revel AC).

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of Revel AC or any of the Restricted Subsidiaries, other than (a) dividends or distributions or payments payable in Revel AC’s Equity Interests (other than Disqualified Stock) and (b) dividends or distributions or payments payable to Revel AC or any of the Restricted Subsidiaries;

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of Revel AC or any Parent Company held by Persons other than Revel AC or any of the Restricted Subsidiaries;

(3)	make any payment of principal on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Revel AC or any Guarantor that is (i) unsecured Indebtedness for borrowed money, (ii) by its terms subordinated in right of payment to the notes or the Note Guarantees, or (iii) secured by a Lien contractually junior to the Lien securing the notes or the Note Guarantees, in each case, (x) excluding any intercompany Indebtedness between or among Revel AC and any of the Restricted Subsidiaries and (y) except a payment of principal or a purchase, redemption, defeasance or other acquisition or retirement for value of such Indebtedness at or within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	the Opening Date has occurred;

(2)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(3)	Revel AC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(4)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Revel AC and the Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (8), (10), (12), (16), (17), (18), (20), (21), (22) and (23)) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Revel AC and the Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter in which the Opening Date occurs to the end of Revel AC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds or the Fair Market Value of property other than cash received by Revel AC subsequent to the date of the indenture from (i) the issuance and sale of Equity Interests (other than Disqualified Stock) of Revel AC (or of any Parent Company, to the extent such net cash proceeds are contributed to Revel AC), including by way of issuance of Disqualified Stock or Indebtedness to the extent such Disqualified Stock or Indebtedness has been converted or exchanged (pursuant to conversion or exchange terms existing on (or substantially consistent and not materially less favorable to Revel AC in the good faith judgment of Revel AC than the terms existing on) the date of issuance of such Disqualified Stock or Indebtedness into Equity Interests (other than Disqualified Stock) of Revel AC (or of any Parent Company, to the extent such net cash proceeds are contributed to Revel AC) or (ii) otherwise as a contribution to Revel AC’s common equity capital; plus

(c)	to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary or other Investments made in an Unrestricted Subsidiary) that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to Revel AC or any of the Restricted Subsidiaries), or repurchased or redeemed by any other Person (other than Revel AC of any of the Restricted Subsidiaries) or results in or is otherwise returned or reduced by the payment of principal, interest, dividends or distributions, or repayments of loans of advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Revel AC or any of the Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Revel AC or any of the Restricted Subsidiaries), or any payments under management contracts or services agreements (all such cash proceeds, reductions of or returns with respect to, all other payments or amounts and the fair market value of assets other than cash received with respect to such Restricted Investment, less the cost of disposition, if any, collectively, the “Return”), 100% of the Return with respect to such Restricted Investment; plus

(d)

to the extent that any Unrestricted Subsidiary of Revel AC designated as such after the date of the indenture is redesignated as a Restricted Subsidiary, or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Revel AC or a Restricted

Subsidiary, in each case, after the date of the indenture, the Fair Market Value of Revel AC’s Investment in such Subsidiary as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation; plus

(e)	to the extent that any Restricted Investment was made after the date of the indenture in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation, merger, consolidation, amalgamation, transfer, conveyance or liquidation of an Unrestricted Subsidiary to which clause (d) above shall apply) and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment; plus

(f)	100% of any dividends received or distributions by Revel AC or a Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary or other Person that is not a Restricted Subsidiary to the extent not otherwise included in Consolidated Net Income.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale or issuance (other than to a Subsidiary of Revel AC) of, Equity Interests of Revel AC (other than Disqualified Stock), or of any Parent Company or any Person that is or becomes a holding company of Revel AC, or from the contribution of common equity capital to Revel AC, in each case within 60 days of the making of such Restricted Payment; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (4)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance (whether by covenant or legal defeasance) or other acquisition or retirement for value of Indebtedness of Revel AC or any Restricted Subsidiary that is unsecured or that is secured by a Lien contractually junior to the Lien securing the notes or the Note Guarantees or that is expressly subordinated in right of payment to the notes or the Note Guarantees under the indenture, as applicable, with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, in each case within 60 days of such repurchase, redemption, defeasance (whether by covenant or legal defeasance) or other acquisition or retirement for value;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of Revel AC to the holders of its Equity Interests on a pro rata basis;

(5)	[Reserved];

(6)

(a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company, or (b) the distribution to any Parent Company (whether directly or through one or more intermediate Wholly Owned Subsidiaries of such Parent Company), in an amount necessary to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such Parent Company, or (c) payments, or the distribution to any Parent Company in an amount necessary to make payments, in respect of Indebtedness issued by Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company for the purpose of repurchasing, redeeming or otherwise acquiring or retiring for value any Equity Interests of Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company, in each case, held by any current or former officer, director, member, manager or employee of Revel AC, any of the Restricted Subsidiaries or any Parent Company (or heirs of or any estate or trust for the benefit of any such Persons) upon the death, disability, retirement or termination of employment or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreement or similar agreement or the operating agreement, comparable governing documents, or employee benefit plans of Revel AC, any of the Restricted Subsidiaries or any Parent Company; provided that the aggregate cash consideration paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (A) $3.5 million in any twelve-month period (with unused amounts being available to be used in subsequent periods) plus (B) the amount of any net cash proceeds received by or contributed to Revel AC from the issuance and sale after the Issue Date of Equity Interests (other than Disqualified Stock) of Revel AC (including, without duplication, by way of exercise, conversion or exchange of other securities into such Equity Interests) to its officers, directors or employees that have not previously been applied to the payment of Restricted Payments pursuant to this covenant, plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this covenant;

(7)	[Reserved];

(8)	the payment of Project Costs and other amounts permitted to be paid pursuant to the Disbursement Agreement;

(9)	[Reserved];

(10)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants (including the Warrants) to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants (including the Warrants);

(11)	(i) the declaration and payment of dividends to holders of Disqualified Stock issued in accordance with the covenant “—Incurrence of Indebtedness and Issuance of Disqualified Stock” and redemption of any such Disqualified Stock to the extent payment of any redemption price or liquidation value is made in accordance with its terms and (ii) non-cash dividends on such Disqualified Stock paid in kind through an increase in the liquidation preference thereon or the issuance of additional shares of such Disqualified Stock;

(12)	on or after March 15, 2014, Restricted Payments of up to $10.0 million in the aggregate to fund the development of properties adjacent to the Project;

(13)	[Reserved];

(14)	(a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company, or (b) the distribution to any Parent Company (whether directly or through one or more intermediate Wholly Owned Subsidiaries of such Parent Company), in an amount necessary to repurchase, redeem or otherwise acquire or retire for value any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of such Parent Company, or (c) payments, or the distribution to any Parent Company in an amount necessary to make payments, in respect of Indebtedness issued by Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company for the purpose of repurchasing, redeeming or otherwise acquiring or retiring for value any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of Revel AC, any Restricted Subsidiary of Revel AC or any Parent Company, in each case, to the extent required by any Gaming Authority having jurisdiction over Revel AC or any Restricted Subsidiary or deemed necessary by the Board of Directors of Revel AC in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under “—Gaming Redemption” above or under similar provisions of such Equity Interests or Indebtedness;

(15)	if a Change of Control, an Asset Sale or an Event of Loss has occurred and Revel AC shall have consummated the Change of Control Offer, Asset Sale Offer or Event of Loss Offer, respectively, and purchased on the applicable payment date all notes tendered (up to the maximum amount of notes required to be so purchased, in the case of an Asset Sale Offer or Event of Loss Offer) in response to the Change of Control Offer, the Asset Sale Offer or the Event of Loss Offer, respectively, as described above under “—Repurchase at the Option of Holders—Change of Control,” “—Asset Sales” or “—Events of Loss,” respectively, any purchase or redemption (within 60 days after the applicable payment date) of any Indebtedness or of any Disqualified Stock, in each case, required pursuant to the terms thereof as a result of such Change of Control, Asset Sale or Event of Loss at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16)	Restricted Payments with respect to the Equity Interests of a Restricted Subsidiary of Revel AC if after giving effect thereto Revel AC’s and the Restricted Subsidiaries’ direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases or such Restricted Subsidiary becomes a Guarantor;

(17)	Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants (including the Warrants) or upon the conversion or exchange of Equity Interests (including the Warrants);

(18)	to the extent constituting Restricted Payments, reimbursement of amounts provided by Affiliates for application towards expenditures necessary as a result of an Event of Loss prior to receipt of insurance proceeds or other proceeds as the case may be, by Revel AC or any of the Restricted Subsidiaries with respect thereto, to the extent the provision of such amounts was permitted by the covenant “Affiliate Transactions;”

(19)	any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of Revel AC or any of the Restricted Subsidiaries or any Parent Company, including upon the death, disability or termination of employment of such director, officer or employee;

(20)	Restricted Payments up to an amount contributed as capital contributions or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied;

(21)	to the extent constituting a Restricted Payment, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority;

(22)	the Closing Date Transactions; and

(23)	on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments not otherwise permitted under the foregoing clauses (1) through (22) in an amount not to exceed, in the aggregate, $2.0 million per fiscal year.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Revel AC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Stock

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, or (2) issue any Disqualified Stock. Notwithstanding the foregoing, Revel AC and the Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock if the Consolidated Coverage Ratio of Revel AC and the Restricted Subsidiaries for Revel AC’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred (such period, the “Reference Period”) would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom and including as set forth in the definition of “Consolidated Coverage Ratio,” as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such Reference Period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Revel AC or any of the Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding, to the extent then classified as having been incurred in reliance on this clause (1) not to exceed (i) $900.0 million less (ii) (x) the aggregate amount of all Net Proceeds of Asset Sales or Net Loss Proceeds of Events of Loss applied by Revel AC or any of the Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness, or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” the caption “—Repurchase at the Option of Holders—Events of Loss” or otherwise, and (y) mandatory prepayments of excess cash flow made under the Credit Agreement to repay any term Indebtedness, or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder;

(2)	the incurrence by Revel AC or the Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Revel AC and the Restricted Subsidiaries of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture, any PIK Payment, PIK Notes or PIK Interest and any registered notes issued in exchange therefor pursuant to the registration rights agreement, and in each case including the related Note Guarantees;

(4)	the incurrence or assumption by Revel AC or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or similar obligations, in each case, incurred or assumed for the purpose of financing all or any part of the purchase price or cost of acquisition, design, construction, repair, installation or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the Project or any other Permitted Business by Revel AC or any of the Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5)	Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed at any time outstanding $100.0 million;

(6)	the incurrence by Revel AC or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant, under clause (2), (3), (4), or, without duplication, (20) of this paragraph or under this clause (6);

(7)	the incurrence by Revel AC or any of the Restricted Subsidiaries of intercompany Indebtedness between or among Revel AC and any of the Restricted Subsidiaries; provided, however, that:

(a)	if Revel AC or any Guarantor is the obligor on such Indebtedness and the payee is not Revel AC or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Revel AC, or its Note Guarantee under the indenture, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Revel AC or a Restricted Subsidiary, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Revel AC or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Revel AC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the incurrence by Revel AC or any of the Restricted Subsidiaries of Hedging Obligations with respect to interest rates entered into in the ordinary course of business (and not for speculative purposes); provided that such Hedging Obligations (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the indenture and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(9)	the incurrence by Revel AC or any of the Restricted Subsidiaries of Indebtedness (not constituting Indebtedness for borrowed money) in respect of performance, surety, appeal or similar bonds, guarantees, workers’ compensation claims, self-insurance obligations, municipal bonds, special assessments, bankers’ acceptances or commercial or standby letters of credit or similar instruments, in the ordinary course of business (including to support Revel AC’s and the Restricted Subsidiaries’ applications for gaming licenses or such claims, obligations, bonds, bankers’ acceptances, special assessments or guarantees or for the benefit of a trade creditor) in an aggregate principal amount (without duplication) not greater than $25.0 million at any time outstanding; provided that in the event that Revel AC or any of the Restricted Subsidiaries enters into the revolving credit facility permitted under clause (5) of this paragraph, such amount shall be reduced to $15.0 million;

(10)	the incurrence by Revel AC or any of the Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Revel AC or any Parent Company permitted pursuant to the provisions of clause (6) or (14) of the covenant described above under the caption “—Restricted Payments;”

(11)	any ERGG Monetization Indebtedness;

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(13)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14)	Indebtedness arising from agreements of Revel AC or any of the Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(15)	the guarantee by Revel AC or any of the Restricted Subsidiaries of Indebtedness of Revel AC or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(16)	to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(17)	to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents;

(18)	Contingent Obligations with respect to Indebtedness permitted to be incurred by Revel AC or any of the Restricted Subsidiaries by another provision of this covenant;

(19)	to the extent constituting Indebtedness, (a) agreements for the deferred payment of premiums or to finance the payment of premiums owing by Revel AC or any Restricted Subsidiary under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business or (b) arrangements referred to in clause (18) of the covenant described above under the caption “—Restricted Payments;” and

(20)	the incurrence or issuance by Revel AC and/or any of the Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (20), in an aggregate amount of not more than $25.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Revel AC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant as of the date of such classification or reclassification. Indebtedness under the Credit Agreement outstanding on the date of the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” In addition, any Indebtedness which is permitted to be incurred by Revel AC or any of the Restricted Subsidiaries under clause (4) set forth above may be incurred under the Credit Agreement or through the issuance of Additional Notes under the indenture.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of Revel AC as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Revel AC or any of the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable United States dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such United States dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien securing Indebtedness on any asset owned on the date of the indenture or thereafter acquired by Revel AC or such Restricted Subsidiary, or on any income or revenues or rights in respect of any thereof or therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries of Revel AC

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(I)	(a) pay dividends or make any other distributions to Revel AC or any of the Restricted Subsidiaries in respect of its Equity Interests, or (b) pay any indebtedness owed to Revel AC or any of the Restricted Subsidiaries;

(II)	make loans or advances to Revel AC or any of the Restricted Subsidiaries; or

(III)	transfer any of its assets to Revel AC or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the Financing Agreements or any agreements governing Indebtedness as in effect on the date of the indenture (including the Credit Agreement and any Existing Indebtedness) and any other Indebtedness permitted to be incurred by the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, so long as the applicable provisions of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or agreements governing other Indebtedness are not materially more restrictive, taken as a whole, in the judgment of Revel AC, with respect to such restrictions than those contained in the Credit Agreement as in effect on the date of the indenture;

(2)	(a) the notes, the indenture, the Note Guarantees or the Collateral Documents, in each case as the same may be amended from time to time in accordance with the terms thereof, (b) existing pursuant to provisions in instruments governing other Debt or Disqualified Stock permitted to be Incurred after the Issue Date pursuant to the provisions of the “Limitation on Debt” covenant; provided that (i) such provisions are customary for instruments of such type (as determined in the judgment of Revel AC) and (ii) Revel AC determines in good faith that such restrictions will not materially adversely impact the ability of Revel AC to make required principal and interest payments on the notes;

(3)	applicable law, rules, regulations, decrees and orders (including any Gaming Law and any requirements of and any restrictions imposed or issued by any Gaming Authority);

(4)	any instrument or agreement (including those governing Indebtedness or Capital Stock) of a Person acquired by Revel AC, or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Indebtedness or Capital Stock of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions or restrictions on subletting in licenses, leases and similar agreements and other contracts entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased in the ordinary course of business;

(7)	any agreement for the sale or other disposition of Equity Interests or property of a Restricted Subsidiary that restricts distributions or other actions by that Restricted Subsidiary or transfer of such Equity Interests pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, in the judgment of Revel AC, with respect to such restrictions than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted under the provisions of the covenant described above under the caption “—Liens” and restrictions on the sale or other disposition of property or assets of Revel AC or any of the Restricted Subsidiaries that secure Indebtedness of Revel AC or any of the Restricted Subsidiaries;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, provided that Revel AC is not prohibited by the indenture from entering into such agreements;

(11)	(i) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, and (ii) provisions limiting the disposition or distribution of assets or property in partnership, limited liability company or joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements, which limitation is only applicable to the assets that are the subject of such agreements;

(12)	restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under the indenture;

(13)	agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

(14)	restrictions on cash or deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto) and restrictions on cash or deposits constituting ERGG Proceeds or relating to the ERGG Agreement;

(15)	the subordination provisions of any Indebtedness owed to Revel AC or any of the Restricted Subsidiaries;

(16)	restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary;

(17)	any agreements, encumbrances or restrictions existing on the date of the indenture; and

(18)	any encumbrances or restrictions of the type referred to in clauses (I), (II) and (III) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (17) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are not materially more restrictive, taken as a whole, in the judgment of Revel AC, with respect to such restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

Merger, Consolidation or Sale of Assets

Revel AC will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Revel AC is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)

either (a) Revel AC is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Revel AC) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is either (x) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (y) a limited liability company formed and existing under the laws of the United States of America, any state thereof or the District of Columbia, provided that in the case of this clause (y) the notes have a co-issuer that is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Revel AC) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Revel AC under the notes, the indenture, the registration rights agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	such transaction would not result in the loss or suspension or material impairment of any material Gaming License of Revel AC and the Restricted Subsidiaries (taken as a whole) unless a comparable new or replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(5)	Revel AC or the Person formed by or surviving any such consolidation or merger (if other than Revel AC), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock” or (ii) would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio for Revel AC immediately prior to such transaction; and

(6)	such transaction, at the time it is undertaken, would not require any Holder or Beneficial Owner of notes in its capacity as a Holder of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction (provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction).

In addition, Revel AC will not, directly or indirectly, lease all or substantially all of the properties and assets of it and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

In addition, this “Merger, Consolidation or Sale of Assets” covenant will not apply to: (i) a merger, consolidation, sale, assignment, lease, transfer, conveyance or other disposition of assets between or among Revel AC and any of the Guarantors (including a Person that becomes a Guarantor upon consummation of such transaction); or (ii) the Closing Date Transactions. In addition, without complying with clause (5) above, Revel AC or its Restricted Subsidiaries may effectuate a reincorporation or reorganization of Revel AC or any of the Restricted Subsidiaries in another state of the United States or the District of Columbia.

Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Revel AC’s and the Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this “Merger, Consolidation or Sale of Assets” covenant, Revel AC and the Restricted Subsidiaries will be released from the obligations under the notes and the indenture and the Collateral Documents except with respect to any obligations that arise from, or are related to, such transaction.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Revel AC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Revel AC and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made in an Unrestricted Subsidiary as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted

Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by Revel AC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Board of Directors of Revel AC may redesignate any Unrestricted Subsidiary of Revel AC to be a Restricted Subsidiary if the redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Revel AC giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, after the time of designation, any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” Revel AC will be in default of such covenant. The Board of Directors of Revel AC may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period; and (2) no Default or Event of Default would occur as a result of such designation.

Transactions with Affiliates

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Revel AC (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Revel AC or the relevant Restricted Subsidiary, in the judgment of Revel AC, than those that would have been obtained in a comparable transaction by Revel AC or such Restricted Subsidiary with a Person that is not an Affiliate of Revel AC; and

(2)	Revel AC or the applicable Restricted Subsidiary delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Revel AC set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Revel AC, to the extent that there are any such disinterested members of such Boards of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion (a copy of which shall be delivered to the trustee) as to the fairness to Revel AC or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing prior to or concurrently with the consummation of such Affiliate Transaction.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	the payment of fees, salaries and other compensation and reimbursement of expenses paid to, and indemnity and insurance arrangements provided on behalf of, current or former officers, managers, directors, employees, advisors or consultants in the ordinary course of business;

(2)	the entering into, and transactions with or payments to, including grants of securities, stock options and similar rights, any current or former employee, officer, managers, consultant, advisor or director pursuant to any compensation, service, severance or benefit plans or arrangements or employment or consulting agreement in the ordinary course of business;

(3)	transactions between or among Revel AC and/or the Restricted Subsidiaries and/or any Guarantors;

(4)	Permitted Investments and Restricted Payments that do not violate (and payments and transactions expressly permitted by) the provisions of the indenture described above under the caption “—Restricted Payments;”

(5)	a disposition permitted pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales” (provided that the requirements of paragraph (2) of the first paragraph of this covenant shall apply to leases of portions of the Project permitted pursuant to clause (17) of the definition of “Asset Sales;” and provided further that dispositions permitted pursuant to clause (21), (22) or (23) of the definition of “Asset Sales” shall be on terms at least as favorable to Revel AC and the Restricted Subsidiaries, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction);

(6)	the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(7)	the entering into of a customary agreement providing registration rights to the direct or indirect holders of Equity Interests or other securities of Revel AC and the performance of such agreements;

(8)	the disposition or issuance of any Equity Interests to any Affiliate if such issuance is otherwise not in contravention of the terms of the indenture;

(9)	the entering into and performance of the Closing Date Transactions and the Financing Agreements and the transactions contemplated thereby and transactions entered into in connection with modifications to the Financing Agreements or the Closing Date Transactions;

(10)	the entering into of transactions with Unrestricted Subsidiaries or joint ventures in the manner contemplated by or under clauses (21), (22) and (23) of the definition of “Asset Sales” or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(11)	any agreements as in effect on the date of issuance of the notes and transactions contemplated thereby and any renewals, replacements or amendments thereof (so long as the terms of such renewals, replacements or amendments are not materially less favorable, taken as a whole, in the judgment of Revel AC, to the Holders of the notes as compared to the applicable agreement as in effect on the date of issuance of the notes);

(12)	pledges of Equity Interests of Unrestricted Subsidiaries;

(13)	leases by Revel AC to one or more Affiliates of space, at market rental rates, to the extent permitted under the Collateral Documents;

(14)	the issuance of Units, notes (including PIK Notes), Warrants or Common Stock or redemption, repurchase, exchange or exercise of such securities held by any Affiliate or the incurrence of Indebtedness by Revel AC or any Restricted Subsidiary of Revel AC from any Affiliate if such issuance or incurrence is otherwise not in contravention of the terms of the indenture and is on terms that are not materially less favorable to Revel AC and the Guarantors than those that could have been obtained in a comparable transaction by Revel AC and the Guarantors with a Person that is not an Affiliate;

(15)	(i) the reimbursement of Affiliates permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of an Event of Loss prior to receipt of insurance proceeds or other proceeds, as the case may be, by Revel AC or any of the Restricted Subsidiaries with respect thereto;

(16)	transactions contemplated by the Intellectual Property License Agreements;

(17)	transactions with Unrestricted Subsidiaries or joint ventures in the manner contemplated under clause (22) of the definition of “Permitted Investments;” and

(18)	the Closing Date Transactions.

Additional Note Guarantees

The obligation of any Domestic Subsidiary to become a Guarantor and execute a supplemental indenture will be subject to the receipt of required prior approvals from any applicable Gaming Authority, which Revel AC and the Restricted Subsidiaries have agreed to use commercially reasonable efforts to obtain. However, we cannot assure you as to whether and to what extent the notes will be guaranteed by any additional Subsidiaries in the future.

If any Subsidiary Guarantor becomes an Immaterial Subsidiary, Revel AC shall have the right, by execution and delivery of a supplemental indenture to the trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture).

Line of Business

Revel AC will not, and will not permit any of the Restricted Subsidiaries to, engage in any business or investment activities other than the Permitted Business, except to the extent as would not be material to Revel AC and the Restricted Subsidiaries taken as a whole.

Further Assurances

Revel AC will, and will cause the Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be commercially reasonably required from time to time in order to, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement, carry out the purposes of the Collateral Documents, and create, grant, perfect and maintain the perfection and priority of any of the Liens created, or intended to be created, by the Collateral Documents.

The trustee shall, upon the request of Revel AC:

(i) release or subordinate any Lien on any Collateral granted to or held by the trustee, as Notes Collateral Agent, under the indenture or any Collateral Document to the holder of any Lien on such property that is permitted by clause (18) of the definition of “Permitted Liens,” to the extent required by the terms of the Obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing or recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project, as applicable, in connection with the transactions contemplated by clauses (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Dispositions” or clause (19) of the definition of “Permitted Investments;”

(iii) subordinate any mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights which are requested by Revel AC or any Restricted Subsidiary pursuant to the transactions contemplated by clauses (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Dispositions” or clause (19) of the definition of “Permitted Investments;” and

(iv) with respect to the transactions contemplated by clause (20) of the definition of “Permitted Dispositions,” (A) enter into an intercreditor agreement with Revel AC or the applicable Restricted Subsidiary of Revel AC, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of Revel AC’s or such Restricted Subsidiary’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of Revel AC’s or such Restricted Subsidiary’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with Revel AC or such Restricted Subsidiary, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by Revel AC or such Restricted Subsidiary to the Collateral Agent and (2) Revel AC’s or such Restricted Subsidiary’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent.

The trustee shall enter into control agreements with respect to (i) the ERGG Proceeds Account and (ii) if requested by Revel AC any other deposit account, securities account or commodity account that Revel AC or any Guarantor may hereafter establish (excluding the Bank Proceeds Account and the Interest Reserve Account) with respect to which Revel AC or such Guarantor has also entered into a control agreement granting control to the collateral agent under the Credit Agreement, in each case with Revel AC or any applicable Restricted Subsidiary of Revel AC and the financial institution at which such account is held, which control agreement shall be in a form satisfactory to Revel AC and such financial institution (and, in the case of the ERGG Proceeds Account, the trustee).

In each such case, the trustee will (and each Holder irrevocably authorizes the trustee to), at Revel AC’s expense, execute and deliver to Revel AC and the Restricted Subsidiaries such documents as Revel AC or any Restricted Subsidiary may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents or any such consents or subordination agreements and other documents to effectuate the matters referenced above, in each case in accordance with the terms of the indenture.

Reports

Following the consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Revel AC will furnish to the Holders of notes or cause the trustee to furnish to the Holders of notes, 15 days after they are required to be filed with the SEC:

(1)	all quarterly and annual reports required to be filed by Revel AC with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the annual financial statements by Revel AC’s certified independent accountants; and

(2)	all current reports that would be required to be filed by Revel AC with the SEC on Form 8-K.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer, Revel AC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after the consummation of the exchange offer, Revel AC is no longer subject to Section 13 or 15(d) of the Exchange Act for any reason, Revel AC will nevertheless continue filing the reports specified in the preceding paragraph of this covenant (subject to the following paragraph) with the SEC within the time periods specified above unless the SEC will not accept such a filing. Revel AC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Revel AC’s filings for any reason, Revel AC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Revel AC were required to file those reports with the SEC.

Notwithstanding the foregoing, at any time that Revel AC is not subject to Section 13 or 15(d) of the Exchange Act for any reason, Revel AC will not be required to (A) prepare, file or post Current Reports on Form 8-K, or (B) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Regulation G or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), or Rules 3-10 and 3-16 of Regulation S-X.

The availability of materials on the SEC’s EDGAR service shall be deemed to satisfy Revel AC’s obligations to furnish materials to the trustee or the Holders of the notes.

In addition, Revel AC and the Guarantors agree that, for so long as any notes remain outstanding and constitute “restricted securities,” if at any time they are not subject to Section 13 or 15(d) of the Exchange Act, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, Revel AC will furnish to the Holders of notes, or furnish to the trustee and cause the trustee to furnish to the Holders, promptly following delivery by Revel AC to the administrative agent under the Credit Agreement, the monthly In Balance Projections and In Balance Test Certificate provided under the Credit Agreement.

For so long as the Disbursement Agreement is in effect, Holders shall have the right to receive, upon written request to the trustee and in accordance with procedures mutually agreed to between the trustee and the Holders, copies of any schedules, certificates or other information that the trustee, in its capacity as Notes Collateral Agent, receives pursuant to the Disbursement Agreement.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, if any, with respect to the notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(2)	default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(3)	failure by Revel AC or any of the Restricted Subsidiaries to comply with the obligations described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Events of Loss,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	subject to the last paragraph of this section, failure by Revel AC or any of the Restricted Subsidiaries for 60 days after receipt of written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture not set forth in clause (3) above;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Revel AC or any of the Guarantors (or the payment of which is guaranteed by Revel AC or any of the Guarantors), whether such Indebtedness or guarantee existed on the date of the indenture, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (including any extensions thereof) on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)	failure by Revel AC or any of the Guarantors to pay final non-appealable judgments entered by a court or courts of competent jurisdiction (to the extent not paid or covered by insurance or, if not so covered by insurance, for which adequate cash reserves have not been provided in accordance with GAAP) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	with respect to any portion of the Collateral with a Fair Market Value in excess of $7.5 million, any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents; provided that the occurrence of any of the foregoing events shall constitute an Event of Default only if the same shall continue unremedied for 60 days after the earlier of Revel AC having actual knowledge of such occurrence or receipt by Revel AC of written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(8)	except as permitted or contemplated therein or by the indenture, any Note Guarantee issued by a Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect other than in accordance with its terms or any Significant Restricted Subsidiary, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee;

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to (a) Revel AC, (b) any Guarantor that constitutes Significant Restricted Subsidiary or (c) any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary; or

(10)	a License Revocation that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of Revel AC and the Restricted Subsidiaries related to gaming operations.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Revel AC, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture, the Intercreditor Agreement and the other Collateral Documents. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holders unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such Holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	Holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the Holders of all of the notes, (i) waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes or (ii) rescind an acceleration of the notes and waive the payment default that resulted from such acceleration.

Revel AC is required to deliver to the trustee annually a statement regarding compliance with the indenture and the Collateral Documents. Upon becoming aware of any Default or Event of Default, Revel AC are required to deliver to the trustee a statement specifying such Default or Event of Default.

Notwithstanding clause (4) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by Revel AC with the covenant described under the caption “—Reports” shall be the payment of special interest as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the notes shall not have any right under the indenture to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by Revel AC with the covenant described under the caption “—Reports” continues for 60 days after Revel AC receives notice of such failure to comply in accordance with clause (4) of the first paragraph above (such notice, the “Reports Default Notice”), and is continuing on the 60th day following Revel AC’s receipt of the Reports Default Notice, Revel AC will pay Special interest to all Holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following Revel AC’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following Revel AC’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by Revel AC with the covenant described under the caption “—Reports” shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such Special interest will cease to accrue. If the failure to comply by Revel AC with the covenant described under the caption “—Reports” shall not have been cured or waived on or before the 121st day following Revel AC’s receipt of the Reports Default Notice, then the failure to comply by Revel AC with the covenant described under the caption “—Reports” shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under the caption “—Reports” automatically shall cease to be continuing and shall be deemed cured at such time as Revel AC furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy Revel AC’s obligation to furnish such information or report to the trustee).

Remedies upon Default Under the Notes

Under certain circumstances, the trustee may initiate a foreclosure against all or a portion of the Collateral if an Event of Default has occurred and is continuing. A foreclosure against the Collateral will be subject to certain notice and other procedural limitations under Gaming Laws and laws applicable to secured creditors generally, and to the provisions of the Intercreditor Agreement.

Enforcement of Collateral Documents

Generally, if an Event of Default occurs, subject to the provisions of the Intercreditor Agreement, the trustee, acting on behalf of the Holders, can enforce its rights and remedies under the indenture and the Collateral Documents. These remedies include (1) commencing a judicial proceeding to seek monetary judgments against Revel AC, any Restricted Subsidiary or any Guarantor, (2) foreclosing on and selling the Collateral covered by the Deeds of Trust and perfected Liens on Personal property Collateral, and (3) enforcing the assignments of rents and leases. However, legal and procedural restrictions, including New Jersey Gaming Laws, may impair the exercise by the trustee of its rights and remedies.

Rights in the Pledged Collateral

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture, the Intercreditor Agreement and the other Collateral Documents, Revel AC and each Guarantor will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by that entity and to exercise any voting and other consensual rights pertaining to the Collateral pledged by that entity. Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Collateral Documents and the limitations in the Intercreditor Agreement and the exercise by the trustee of its rights under the Collateral Documents and subject to applicable Gaming Laws:

(1)	upon receipt by the affected entity of notice from the trustee so stating, all rights of such entity to exercise such voting or other consensual rights will cease, and all such rights shall become vested in the trustee which, to the extent permitted by law, will have the sole right to exercise such rights;

(2)	upon written notice from the trustee, all rights of the entity to receive all cash dividends, interest and other payments made upon, or with respect to, the Collateral will cease and such cash dividends, interest and other payments will be paid to the trustee; and

(3)	subject to applicable law, including procedural restraints imposed on sales of collateral by secured creditors generally, the trustee may sell the Collateral or any part thereof in accordance with the terms of the indenture, the Intercreditor Agreement and the other Collateral Documents.

Nothing contained in this paragraph shall be deemed to restrict the ability of Revel AC to make the Restricted Payments permitted to be made during the occurrence of an Event of Default under the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

The trustee may appoint one or more Notes Collateral Agents, who may be delegated any one or more of the duties or rights of the trustee under the Collateral Documents, or who may enter into one or more of the Collateral Documents on behalf of the trustee. The initial Notes Collateral Agent will be U.S. Bank National Association. The same Notes Collateral Agent may also act on behalf of the lenders under the Credit Agreement and other creditors of Revel AC.

Intercreditor Agreement

The Intercreditor Agreement imposes restrictions on the exercise of rights and remedies by the trustee and the Holders with respect to the Collateral.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, manager, employee, incorporator or organizer, or direct or indirect equity holder, stockholder or member of Revel AC, any Restricted Subsidiary or any Guarantor, or any successor entity, as such, will have any liability for any obligations of Revel AC, any Restricted Subsidiary or any Guarantor under the notes, the indenture, the Note Guarantees, the Collateral Documents or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Revel AC may, at its option and at any time, elect to have all of its and the Restricted Subsidiaries’ obligations discharged with respect to the outstanding notes, all of the obligations of the Guarantors discharged with respect to their Note Guarantees, and all obligations of Revel AC and the Guarantors discharged with respect to the Collateral Documents and all Liens on the Collateral released (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Revel AC’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, Revel AC’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Revel AC may, at its option and at any time, elect to have the obligations of Revel AC, the Restricted Subsidiaries and the Guarantors released with respect to the covenants (including its obligation to make Change of Control Offers, Asset Sale Offers and Event of Loss Offers) that are described in the indenture and the Collateral Documents and all Liens on the Collateral and all Note Guarantees released (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1), (2) and (9) (with respect to Revel AC) under the caption “—Events of Default and Remedies”) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default. Revel AC may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance. Revel AC may, within 90 days following the exercise of Covenant Defeasance, redeem the notes in whole and not in part pursuant to an optional redemption as provided under “Redemption—Optional Redemption Prior to March 15, 2014” and apply the defeasance trust to such redemption.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Revel AC must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date (which redemption date may be more than 60 days after the date the deposit is made), as the case may be, and Revel AC must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date (provided that Revel AC may (within 90 days of such deposit) subsequently redeem the notes in whole and not in part as provided under “Redemption—Optional Redemption Prior to March 15, 2014”);

(2)	in the case of Legal Defeasance, Revel AC must deliver, or cause to be delivered, to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Revel AC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Revel AC must deliver, or cause to be delivered, to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such

Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or any similar or substantially concurrent deposit relating to other Indebtedness which is being defeased or discharged and, in each case, the granting of Liens in connection therewith);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged) to which Revel AC, any Restricted Subsidiary or any Guarantor is a party or by which any such Person is bound;

(6)	Revel AC must deliver, or cause to be delivered, to the trustee an officers’ certificate stating that the deposit was not made by Revel AC with the intent of preferring the Holders over the other creditors of Revel AC with the intent of defeating, hindering, delaying or defrauding any creditors of Revel AC or others; and

(7)	Revel AC must deliver, or cause to be delivered, to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

Collateral Release Mechanics

Under the terms of the Collateral Documents, but subject to the provisions of the Intercreditor Agreement, the trustee will, following an Event of Default, determine the circumstances and manner in which the Collateral will be disposed of, including the determination of whether to release all of the Collateral from the security interests created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. The Collateral may be released from the Liens and the security interests created by the Collateral Documents upon the request of Revel AC pursuant to an officers’ certificate certifying that all terms for release and conditions precedent under the indenture and under any applicable Collateral Document have been met and specifying (1) the identity of the Collateral to be released and (2) the provisions of the indenture or the applicable Collateral Document which authorize that release.

Subject to the provisions of the Intercreditor Agreement, the trustee will release the Liens in favor of the trustee (at the sole cost and expense of Revel AC) on:

(1)	all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of, other than to Revel AC or a Restricted Subsidiary, (a) in an Asset Sale, Permitted Disposition, Permitted Investment or Restricted Payment in accordance with the indenture and the Collateral Documents, other than to the Issuer or a Restricted Subsidiary, or (b) as expressly permitted by the Collateral Documents;

(2)	Collateral of a Subsidiary that has been designated as an Unrestricted Subsidiary or Immaterial Subsidiary in accordance with the terms of the indenture and any Equity Interests of such Unrestricted Subsidiary or Immaterial Subsidiary;

(3)	all Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to or subject to an Event of Loss; provided that the Net Loss Proceeds, if any, from the Event of Loss are or will be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Events of Loss;”

(4)	all Collateral upon Legal Defeasance or Covenant Defeasance as described under the caption set forth above under the caption “—Legal Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as described under the caption “—Satisfaction and Discharge;”

(5)	all Collateral upon the payment in full in cash of all Obligations of Revel AC and the Guarantors under the indenture, the notes, the Note Guarantees and the Collateral Documents;

(6)	Collateral of a Guarantor, whose Note Guarantee is released or terminated pursuant to the terms of the indenture (except for a release or termination of a Note Guarantee under clause (6) of “—Note Guarantees—Release of Note Guarantees,” which shall be governed by clause (9) below);

(7)	any Collateral that is subject to Government Transfers consisting of transfers of fee interests in real property;

(8)	the ERGG Agreement and the ERGG Proceeds contemporaneously with the incurrence of any ERGG Monetization Indebtedness;

(9)	any Collateral if the lenders under the Credit Agreement and the lenders under or holders of any outstanding Capital Markets Debt of Revel AC secured by such Collateral release their Liens on such Collateral securing Revel AC’s obligations under the Credit Agreement and such Capital Markets Debt (provided that this clause (9) shall not apply if the release of such Liens is the result of a refinancing of the Credit Agreement or such outstanding Capital Markets Debt and as a result of such refinancing, such Liens are replaced with Liens on such Collateral securing Revel AC’s obligations in favor of the lenders or holders of such refinancing Indebtedness); and

(10)	Collateral that is released with the consent of Holders of not less than 66 2/3% of the outstanding notes as provided under “Amendments, Supplements and Waivers.”

If any Liens on any Collateral are released as a result of clause (9) above, Revel AC shall cause such Liens to be reinstated as promptly as practicable, in accordance with the terms of the Collateral Documents, to the extent Liens on such Collateral secure Indebtedness under the Credit Agreement or such Capital Markets Debt; it being understood that such Liens securing the notes and/or any Note Guarantee shall be no lower in priority than immediately junior in priority to the Liens securing such Credit Agreement or Capital Markets Debt, as applicable. For the avoidance of doubt, this provision shall not be interpreted to permit Revel AC or any of the Restricted Subsidiaries to incur and/or secure with a Lien any Capital Markets Debt not otherwise permitted by the indenture to be so incurred and/or secured.

Notwithstanding the foregoing, the Holders’ security interest in the ERGG Proceeds Account shall be released upon the occurrence of any of the following events:

(1)	if the Consolidated Adjusted EBITDA of Revel AC and its Subsidiaries equals or exceeds (i) 90% of $189.0 million for any four-quarter period ending on or prior to June 30, 2014 or (ii) for any four-quarter period ending after June 30, 2014, 90% of projected Consolidated Adjusted EBITDA for such period as projected by Revel AC and set forth on a schedule provided to the Holders;

(2)	if holders of a majority of the Warrants outstanding as of the Issue Date have exercised their Warrants (other than in connection with a Liquidity Event that is a Reorganization Event); or

(3)	with the consent of a majority of the then outstanding aggregate principal amount of the notes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees, and, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Under the Intercreditor Agreement, the agent under the Term Loan Facility and the Revolver may have the right, subject to certain limited exceptions, to direct the trustee to enter into amendments of, or waive defaults under, the Collateral Documents that grant Liens on the Collateral without obtaining the consent of the trustee or the Holders.

In addition, the indenture will authorize the trustee to enter into amendments, restatements and modifications of the Collateral Documents from time to time in connection with the grant of any Permitted Liens; provided, however, that any such amended, restated or modified Collateral Documents contain terms no less favorable to the trustee or the Holders than the terms contained in the Collateral Documents being amended, restated or modified (except as expressly provided for in the indenture); provided, further, that any such amendment, restatement or modification does not otherwise adversely affect the rights or remedies of the trustee or the Holders in any material respect (except as expressly provided for in the indenture).

Without the consent of each Holder affected or, in the case of clauses (8) and (9) below only, without the consent of the holders of at least 66 2/3% in the aggregate principal amount of the notes then outstanding, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the notes

(7)	waive a redemption payment with respect to the notes (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release all or substantially all of the Collateral except in accordance with the provisions of the Collateral Documents;

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of the indenture;

(10)	amend the provisions of the indenture described above under the caption “—Security—Release of Collateral;” or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, Revel AC, the Restricted Subsidiaries, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents:

(1)	to cure any ambiguity, defect, mistake or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of Certificated Notes, or uncertificated notes in addition to or in place of Certificated Notes;

(3)	to provide for the assumption of Revel AC’s or a Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Revel AC’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6)	to comply with the rules of any applicable securities depository;

(7)	to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of notes;

(8)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(9)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(10)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(11)	enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto; or

(12)	to provide for the matters referenced under “Further Assurances” above.

Satisfaction and Discharge

The indenture, the Note Guarantees, the notes and the Collateral Documents will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Revel AC, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption or will otherwise become due and payable within one year and Revel AC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Revel AC or any Guarantor is a party or by which Revel AC or any Guarantor is bound (in each case other than a Default or Event of Default, or a breach, violation or default, resulting from the borrowing of funds to be applied to such deposit and any similar and substantially concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3)	Revel AC or any Guarantor has paid or caused to be paid all sums payable by Revel AC under the indenture; and

(4)	Revel AC has delivered or caused to be delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Revel AC must deliver or cause to be delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Revel AC or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such as provided in the TIA.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his/her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes, the Note Guarantees, the registration rights agreement and the Collateral Documents provide that they are governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), except (i) to the extent that the laws of New Jersey are mandatory and (ii) with respect to the creation, attachment, perfection, priority, enforcement of and remedies relating to the security interest in any real property collateral, the governing law may be the laws of the jurisdictions where such collateral is located without regard to the conflict of law provisions thereof. There is no certainty regarding whether New York or New Jersey law would be applied by any court with respect to the enforcement of remedies under the notes, the indenture, the Note Guarantees, the registration rights agreement or the Collateral Documents.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“AC Property Co” means Revel Atlantic City, LLC, a New Jersey limited liability company.

“ACHA” means the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other governmental authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract.

“ACHA Contract” means that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated on or about the Issue Date as the same may be further amended from time to time.

“ACHA Documents” means all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (as defined in the Credit Agreement as in effect on the Issue Date) (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that, for purposes of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” the term “Affiliate” shall also include any Person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Applicable Premium” means, with respect to any Note on any redemption date prior to March 15, 2014, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of:

(i)	the redemption price of such Note at March 15, 2014 (such redemption price being set forth in the tables appearing under the caption “—Optional Redemption”), plus

(ii)	all required interest payments due on such Note through March 15, 2014 (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

“Approved Fund” means any Fund (as defined below) that is administered or managed by (a) a lender under the Credit Agreement or the trustee, (b) an Affiliate of a lender under the Credit Agreement or the trustee or (c) an entity or an Affiliate of an entity that administers or manages a lender under the Credit Agreement or the trustee. For this purpose, “Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; and

(2)	the issuance or sale of Equity Interests of any of the Restricted Subsidiaries.

Notwithstanding the above, the sale, conveyance or other disposition of all or substantially all of the assets of Revel AC and the Restricted Subsidiaries, taken as a whole, or any disposition that constitutes a Change of Control pursuant to the indenture shall not constitute an Asset Sale and will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” as applicable, and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, none of the following items will be deemed to be an Asset Sale (such items, “Permitted Dispositions”):

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	the sale, lease, conveyance or other disposition of any assets (including the lease of the land constituting the Project Site by AC Property Co to REG):

(a)	between or among Revel AC and the Subsidiary Guarantors, or

(b)	by any Restricted Subsidiary that is not a Guarantor to Revel AC any other Restricted Subsidiary;

(3)	the sale or issuance of Equity Interests by Revel AC, a Guarantor or a Restricted Subsidiary to Revel AC, a Guarantor or a Restricted Subsidiary;

(4)	any sale of Equity Interests or Investments in, or Indebtedness, other securities or assets of, an Unrestricted Subsidiary;

(5)	an issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law;

(6)	the sale, lease, sublease, assignment, license, exchange or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(7)	the disposition of obsolete, damaged, used, surplus or worn-out property, or property that is otherwise unsuitable for use in connection with the business or that is no longer useful or necessary in the business of Revel AC or any of the Restricted Subsidiaries;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” (including the payments and transactions referred to in clauses (1) through (23) of the second paragraph under the caption “—Restricted Payments);”

(10)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value, as determined in good faith by Revel AC;

(11)	(i) licenses and sublicenses of patents, trademarks, tradenames, copyrights, software and other intellectual property rights or general intangibles in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Revel AC and the Restricted Subsidiaries and (ii) the abandonment of any patents, trademarks, trade names, copyrights, software and other intellectual property rights or general intangibles no longer necessary in the business of Revel AC and the Restricted Subsidiaries;

(12)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course or other litigation;

(13)	terminations of Hedging Obligations;

(14)	the granting, creation, incurrence or existence of a Permitted Lien or any other Lien not prohibited by the indenture and dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Liens, under circumstances not otherwise resulting in Defaults or Events of Default, so long as the net proceeds, if any, of any such disposition received by Revel AC or any of the Restricted Subsidiaries shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(15)	Government Transfers, provided that the net proceeds, if any, of any such disposition received by Revel AC or any of the Restricted Subsidiaries in respect thereof shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(16)	Events of Loss, provided that the Net Loss Proceeds are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Events of Loss;”

(17)	any leases or subleases in the ordinary course of business with respect to any of its Real Property; provided that (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations to the extent permitted under the Credit Agreement and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of Revel AC or any of the Restricted Subsidiaries and (d) no lease or sublease may provide that Revel AC or any of the Restricted Subsidiaries subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee;

(18)	the dedication of space or other rights of access in the ordinary course of business in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other rights of access are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(19)	the granting of easements, rights of way and rights of access to governmental authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(20)	the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement;

(21)	subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a Person who shall from time to time directly or indirectly lease or sublease such property to Persons who, either directly or through Affiliates of such Persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project; and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements”, and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) Revel AC and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project;

(22)

subject to obtaining any necessary Gaming Approvals, (i) the lease or sublease of, any portion of the Project to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage a night club, sportsbook, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements”, and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) Revel AC and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project;

(23)	subject to obtaining any necessary Gaming Approvals, (i) the lease or sublease of, any portion of the Project to Persons who, either directly or indirectly or through Affiliates of such Persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements”, and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) Revel AC and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; and

(24)	the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements.

“Bank Proceeds Account” has the meaning assigned to such term in the Disbursement Agreement as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and 13d-5 under the Exchange Act, (i) except as otherwise stated in the definition of “Change of Control” and (ii) except that with respect to references to Gaming Laws or Gaming Approvals, such term also means the “beneficial owner” as determined by such Gaming Laws. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the Person or Persons who are the managing member, sole member or sole manager or any controlling committee or managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee or functional equivalent of such Person serving a similar function.

“Boutique Hotel Construction Costs” shall mean all cash costs incurred or to be incurred (as reasonably estimated by Revel AC) by Revel AC or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the boutique hotel associated with the Boutique Hotel Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a boutique hotel, in order to facilitate the use, operation, construction or development of such boutique hotel.

“Boutique Hotel Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within such portion of the Project.

“Buffer Property” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or Personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of Revel AC and the Restricted Subsidiaries under the Energy Services Agreement shall not constitute Capital Lease Obligations.

“Capital Markets Debt” means any Indebtedness for borrowed money that is in the form of, or represented by, notes, debentures or other debt securities issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (other than (i) Indebtedness under a Credit Agreement, (ii) any ERGG Monetization Indebtedness and (iii) any Indebtedness of the type referred to in clause (4) of the definition of “Permitted Debt”) and including all Indebtedness (and related Obligations) incurred pursuant to clause (5) of the definition of “Permitted Debt.”

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, as to any Person,

(a)	securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such Person;

(b)	securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such Person;

(c)

time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person;

(d)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities;

(e)	commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any Person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such Person;

(f)	marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such Person;

(g)	investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above;

(h)	investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance; and

(i)	demand deposit accounts maintained in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Revel AC and its Subsidiaries taken as a whole to any Person (including any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Permitted Holder or to Revel AC or any of the Restricted Subsidiaries or any Parent Company, and other than the transactions contemplated by the REG Lease or the Closing Date Transactions;

(2)	the adoption by the stockholders of a plan relating to the liquidation or dissolution of Revel AC;

(3)	the consummation of any transaction (including, without limitation, any merger, consolidation or otherwise), the result of which is that any Person or group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Revel AC, measured by voting power rather than number of shares (provided that the shares of Common Stock underlying the Warrants shall not be considered outstanding Voting Stock or voting power unless and until such Warrants are actually exercised), other than Beneficial Ownership by a Person or group that is a Permitted Holder or any holding company which owns 100% of the Voting Stock of Revel AC (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company); or

(4)	after an initial public offering of Revel AC or any Parent Company (in either case, the “public company”), the first day on which a majority of the members of the public company are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) none of the holders of the Units, the Warrants, the notes or the shares underlying the Warrants or their Affiliates, on the one hand, or members of management of Revel AC and its Restricted Subsidiaries or their Affiliates, on the other hand, shall constitute a “group” and/or “Person” under Section 13 of the Exchange Act or any of the rules and regulations promulgated thereunder solely because they are parties to, or as a result of their exercise of rights under, the Securityholders’ Agreement.

“Closing Date Transactions” means:

(i)	the distribution by AC Property Co of all its owned real property, other than New Jersey classified real property, to REG,

(ii)	the transfer, pursuant to the Purchase and Sale Agreement, dated as of January 24, 2011 among Revel Holding, LLC (“Holdings”), RAC and Kevin G. DeSanctis, of (a) 100% of the membership interests in AC Property Co by REG to RAC and (b) 100% of the membership interests in REG by Holdings to RAC, and the payment of fees and expenses relating thereto,

(iii)	the name change of RAC to “Revel AC, LLC”,

(iv)	the merger of REG with and into Revel Entertainment, LLC, a New Jersey limited liability company, with Revel Entertainment, LLC surviving such merger and changing its name to “Revel Entertainment Group, LLC” and related amendments to the organizational documents of the surviving entity,

(v)	related amendments to the organizational documents of Revel AC, REG, RAC and AC Property Co in connection with the foregoing transactions;

(vi)	the entry by NB Acquisition, LLC into the CUP Land Lease,

(vii)	the entering into by REG of certain Intellectual Property License Agreements and the transactions contemplated thereby,

(viii)	the issuance by Revel AC of the Units;

(ix)	the termination of all obligations under the Existing Credit Agreements and the release of all Liens and security interests in respect thereof, and

(x)	the transactions contemplated by the Financing Agreements and the payment of fees and expenses relating thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets upon which a Lien is purported to be created by any Collateral Document.

“Collateral Documents” means the collective reference to the Deeds of Trust, the Disbursement Agreement, the Security Agreements, the Intercreditor Agreement, the Control Agreements, and all other pledge and security documents now or hereafter delivered to the trustee granting a Lien on any property (or associated with such a grant) of any Person to secure the obligations of Revel AC or any of the Guarantors under the notes, the indenture and the Note Guarantees, as applicable, in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with the indenture and the Collateral Documents.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of Revel AC and the Restricted Subsidiaries for such period

(1)	plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(a)	income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period),

(b)	Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums,

(c)	depreciation and amortization expense,

(d)	amortization of intangibles (including, but not limited to, goodwill),

(e)	any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),

(f)	whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business,

(g)	whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses related to the initial opening of the Project,

(h)	Non-Cash Charges,

(i)	expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity,

(j)	expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, and

(k)	expenses and losses relating to the CRDA Obligations and payments made in connection therewith,

(2)	minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of:

(i)	interest income (except to the extent deducted in determining Consolidated Interest Expense),

(ii)	any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)); and

(iii)	other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis;

(3)	plus, to the extent not included in Consolidated Net Income for such period, any distributions, dividends or other payments, whether constituting fees or otherwise, received in cash from any Unrestricted Subsidiary or joint venture solely to the extent not constituting a return of investment.

“Consolidated Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated Adjusted EBITDA of such Person and the Restricted Subsidiaries for such period to (b) the Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period (not including any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition”), minus (i) interest income of Revel AC and the Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, (iii) the accretion of accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification Topic 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums, (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (viii) any interest accrued on any Incremental Loans for a period of six full fiscal quarters following the incurrence thereof and (ix) any interest accrued on any ERGG Monetization Indebtedness (provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

In the event that the specified Person or any of the Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases (whether by covenant or legal defeasance), retires or otherwise discharges (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems (or makes an irrevocable deposit in furtherance thereof) Disqualified Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance (whether by covenant or legal defeasance), retirement or other discharge (or making of an irrevocable deposit in furtherance thereof) of Indebtedness, or such issuance, repurchase or redemption (or making of an irrevocable deposit in furtherance thereof) of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and Consolidated Interest Expense relating to any such Indebtedness or Disqualified Stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1)	acquisitions or investments that have been made by the specified Person or any of the Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of the Restricted Subsidiaries acquired by the specified Person or any of the Restricted Subsidiaries, and in each case including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the applicable Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date (and the change in Consolidated Adjusted EBITDA resulting therefrom) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the Reference Period, and, in addition, the Consolidated Adjusted EBITDA for such Reference Period:

(a)	shall include the Consolidated Adjusted EBITDA of the acquired entities or applicable to such investments, and related transactions; and

(b)	shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Revel AC (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Revel AC of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC);

(2)	the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of the Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)	if any Indebtedness bears a floating rate of interest or other rate that may optionally be determined based upon a factor of a prime or similar rate or a eurocurrency interbank offered rate, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate or rate actually chosen (or, if no rate was chosen, then based upon such optional rate as such specified Person may designate), as the case may be, for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7)	interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Revel AC and the Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Revel AC and the Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Revel AC and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to Revel AC and the Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Revel AC and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that in calculating Consolidated Net Income of Revel AC and the Restricted Subsidiaries for any period:

(a)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Revel AC or is merged into or consolidated with Revel AC or any of its Subsidiaries shall be excluded except to the extent such Person was a Subsidiary prior to such merger or consolidation,

(b)	the income (but not loss) of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary or joint venture) shall be included only to the extent that any such income is actually received by Revel AC and the Restricted Subsidiary in the form of dividends, distributions or payments, whether constituting consulting fees or otherwise,

(c)

solely for purposes of determining the amount available for Restricted Payments under clause (4)(a) of the second paragraph under “Certain Covenants—Restricted Payments,” the income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders, other than limitations imposed (x) pursuant to the Financing Agreements, or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein,

(d)	the cumulative effect of a change in accounting principles will be excluded; and

(e)	any income or loss from the early extinguishment of debt will be excluded.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means, as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control Agreements” mean collectively, each control agreement executed and delivered by Revel AC or any of the Guarantors from time to time pursuant to the Security Agreement.

“CRDA” means the Casino Reinvestment Development Authority.

“CRDA Obligations” means the obligations of Revel AC and its Subsidiaries under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, to either purchase bonds of CRDA or make a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino, as such obligations may be required to be modified pursuant to applicable law, statute or regulation.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the indenture, by and among Revel AC, the Guarantors party thereto, the lenders party thereto, J.P. Morgan Securities LLC, as Lead

Arranger and Syndication Agent, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, as Joint Bookrunning Managers, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, providing for borrowings in the form of term loans and incremental term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any other debt facilities permitted under the indenture, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (whether with the same or different lenders or holders, including by means of sales of debt securities to institutional investors) from time to time.

“CUP” means the central utility plant that will provide energy, hot water and chilled water to the Project.

“CUP Easements” means easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to the mortgaged properties that constitute Collateral.

“CUP Holder” means ACR Energy Partners, LLC, a joint venture of Marina Energy and DCO Energy, that owns the CUP.

“CUP Land Lease” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Deeds of Trust” means the deeds of trust entered into by Revel AC and the Guarantors, from time to time for the benefit of the trustee on behalf of the Holders in accordance with the provisions of the indenture and the Collateral Documents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disbursement Agent” means JPMorgan Chase Bank, N.A., in its capacity as the disbursement agent under the Disbursement Agreement and its successors in such capacity pursuant to the Disbursement Agreement.

“Disbursement Agreement” means the Master Disbursement Agreement, dated as of the date of the indenture, among Revel AC, U.S. Bank National Association, as the trustee and the Notes Collateral Agent. JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, and the Disbursement Agent in connection with the Project, as amended, modified or otherwise supplemented from time to time in accordance with its terms.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, only the portion of Capital Stock which so matures or is so redeemable on or prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Revel AC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Revel AC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (2) any Capital Stock will not constitute Disqualified Stock solely because it is required to be redeemed under applicable Gaming Laws, (3) if such

Capital Stock is issued to any employee or to any plan for the benefit of employees or by any such plan to employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable regulatory or statutory obligations as a result of such employee’s termination, death or disability, and (4) any class of Capital Stock of a Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Revel AC and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Eminent Domain Taking” means any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another governmental authority having jurisdiction.

“Energy Services Agreement” means an energy services agreement between Revel AC and the CUP Holder to provide energy, hot water and chilled water to the Project.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERGG Agreement” means The State Economic Redevelopment and Growth Incentive Grant Agreement, dated on or about the Issue Date by and among Revel AC, REG, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Monetization Indebtedness” means Indebtedness of Revel AC or any of the Restricted Subsidiaries incurred to monetize the anticipated stream of payments under the ERGG Agreement.

“ERGG Proceeds” means cash proceeds received by Revel AC or REG from the State of New Jersey under the ERGG Agreement.

“ERGG Proceeds Account” means a deposit account which shall hold either (x) the proceeds of any ERGG Monetization Indebtedness in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the notes at such time, or (y) forty-five (45%) percent of the ERGG Proceeds in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the notes at such time; provided that on any date on which any notes are repurchased or redeemed, the aggregate amount on deposit in such account shall be reduced on a dollar for dollar basis equal to the aggregate principal amount of the notes so repurchased or redeemed, and any account in replacement or substitution thereof.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or Personal), whether in respect of a single event or a series of related events, any of the following:

(1)	any loss, destruction or damage of such property or asset;

(2)	any Eminent Domain Taking; or

(3)	any settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” shall mean (i) that certain Amended and Restated First Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, (ii) that certain Amended and Restated Second Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and (iii) that certain Amended and Restated Third Lien Credit and Guarantee Agreement dated as of April 30, 2009 among Revel Holding, LLC, certain of its subsidiaries party thereto and Morgan Stanley Senior Funding, Inc., as lender.

“Existing Indebtedness” means Indebtedness of Revel AC or the Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture until such amounts are repaid or redeemed.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an appropriate officer of Revel AC (unless otherwise provided in the indenture). With respect to any Affiliate Transactions, the determination must be based on a determination of the Board of Directors of Revel AC if the Fair Market Value exceeds $10.0 million and upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Financing Agreements” means, collectively, the Credit Agreement and related loan documents, the indenture, the Collateral Documents, the Securities Purchase Agreements, the registration rights agreement, the Securityholders’ Agreement, the Warrants, the Warrant Agreement, the Intellectual Property License Agreements and any other agreements entered into on the Issue Date in connection with the issuance of the Units, notes and Warrants, and any other loan, security or similar agreement entered into on or after the Issue Date in connection with the foregoing, including with respect to refinancings of the Credit Agreement or the notes permitted under the indenture.

“Foreign Subsidiary” means any Subsidiary of Revel AC not organized under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture. Notwithstanding the foregoing, for purposes of the financial covenants and determinations made pursuant to the indenture, Accounting Standards Codification Topic 825-10-35 “Financial Instruments—Overall—Subsequent Measurement—Fair Value Option” shall not be applicable to the financial liabilities of Revel AC and its Restricted Subsidiaries.

“Gaming Approval” means any governmental approval or license relating to any gaming business (including pari-mutuel betting) or enterprise.

“Gaming Approvals” means, with respect to any action by a particular Person, any consent, approval or other authorization required for such action by such Person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” means, any governmental authority that holds regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by Revel AC and the Restricted Subsidiaries within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” means any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by Revel AC or any Restricted Subsidiary or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by Revel AC or any Restricted Subsidiary.

“Gaming Laws” means all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by Revel AC and the Restricted Subsidiaries, and all regulations promulgated under such laws, including, but not limited to, those applicable to Revel AC and the Restricted Subsidiaries during the construction of the Project and the application process in connection therewith.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of Revel AC thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act, as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Government Transfers” means:

(1)	any Eminent Domain Taking, or

(2)	any transfers of interests in real property held by Revel AC or any of the Restricted Subsidiaries to any State of New Jersey, Atlantic County or local governmental authority consisting of easements, rights-of-way, dedications, exchanges or swaps or other similar transfers undertaken in furtherance of the development, construction or operation of the Project (including with respect to access or roadways leading to the Project and areas in the vicinity of the Project), so long as such transfers, individually and in the aggregate, do not materially interfere with the ordinary course of business or the assets or operations of Revel AC or any of the Restricted Subsidiaries, or materially detract from the value of the real property subject thereto.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Domestic Subsidiary (other than Immaterial Subsidiaries) and any other Person that provides a Note Guarantee by executing a supplemental indenture in accordance with the provisions of the indenture, provided that a Person shall cease to be a Guarantor following the release of its Note Guarantee as described above under the caption “—Note Guarantees—Release of Note Guarantees.”

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holder” or “holder” means any registered holder, from time to time, of the notes. Only registered holders of notes will have any rights under the indenture.

“Immaterial Subsidiary” means each Subsidiary of Revel AC which is designated as such from time to time by written notice to the trustee in a manner consistent with the provisions set forth in the indenture; provided that no Person shall be so designated (i) if, as of the date of its designation, its Consolidated Adjusted EBITDA for the then most recent period of twelve months is in excess of $2.0 million, (ii) at any time when the aggregate book value (as reasonably determined by Revel AC) of the assets of all Immaterial Subsidiaries would thereby be in excess of $5.0 million, (iii) if it owns any Equity Interests in Revel AC or any of the Restricted Subsidiaries, (iv) if it owns any material assets that are used in connection with the Project or (v) when any Default or Event of Default has occurred and remains continuing.

“Incremental Loans” means the up to $50.0 million of additional loans that may be made under the Credit Agreement.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a)	all obligations of such Person for borrowed money;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person;

(d)	all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP);

(e)	all Capital Lease Obligations of such Person;

(f)	all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and

(g)	all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. Notwithstanding the foregoing, the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3)	in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4)	in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of:

(a)	the face amount of such Indebtedness, and

(b)	the Fair Market Value of the asset(s) subject to such Lien.

“Indirect Participants” has the meaning set forth under the caption “—Depository Procedures.”

“Initial Deed” means that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Intellectual Property License Agreements” means those agreements providing for the assignment and/or license of trademarks and related property from Revel AC or any of the Restricted Subsidiaries to a Permitted Holder, parent company of Revel AC or Affiliate thereof and the license to Revel AC or any of the Restricted Subsidiaries of trademarks or related property for use in Atlantic City, New Jersey.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date of the indenture, among JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, U.S. Bank National Association, as the trustee and the Notes Collateral Agent and the other parties thereto from time to time, as such agreement may be amended, modified, restated or supplemented in accordance with the terms of the indenture.

“Interest Reserve Account” has the meaning assigned to such term in the Disbursement Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding advances made to customers in the ordinary course of business and accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Revel AC or any Restricted Subsidiary of Revel AC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Revel AC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Revel AC, Revel AC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Revel AC’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Revel AC or any Restricted Subsidiary of Revel AC of a Person that holds an Investment in a third Person will be deemed to be an Investment by Revel AC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value; provided that the amount of an Investment shall be reduced by the amounts received by Revel AC and the Restricted Subsidiaries with respect to such Investment, including (as applicable) principal, interest, dividends, distributions, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Revel AC or any of the Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Revel AC or any of the Restricted Subsidiaries), and payments under relevant management contracts or services agreements.

“Issue Date” means February 17, 2011.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or liquor license issued by any Gaming Authority or applicable governmental authority covering any casino or gaming facility operated in connection with the Project.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity Event” has the meaning set forth in the Warrants.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.

“Net Loss Proceeds” means the aggregate cash proceeds received by Revel AC or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of:

(1)	all costs and expenses incurred in connection with the collection of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof, any costs incurred in connection with the adjustment or settlement of any claims in respect thereof, and costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith);

(2)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the assets subject to such Event of Loss to which such Net Loss Proceeds relate (so long as such Lien was permitted under the indenture to encumber such assets at the time of such Event of Loss) and which is repaid with such proceeds; and

(3)	any taxes paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by Revel AC or any of the Restricted Subsidiaries in respect of any Asset Sale, net of:

(1)

(i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Revel AC’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Revel AC or any of the Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds); (iii) Revel AC’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Proceeds); and

(2)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the indenture at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Revel AC nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is an obligor with respect to such Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Revel AC or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders under such Non-Recourse Debt have been notified in writing that they will not have any recourse to the stock or assets of Revel AC or any of the Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged by Revel AC or one of the Restricted Subsidiaries to secure Indebtedness of the Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee, by each Guarantor of Revel AC’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Notes Collateral Agent” means the collateral agent for the notes.

“Obligations” means, with respect to any particular Indebtedness, obligations of the issuer, borrower or guarantors of such Indebtedness from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on such Indebtedness, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the issuer, borrower or guarantors of such Indebtedness under the agreements governing such Indebtedness.

“Opening Date” has the meaning set forth in the Disbursement Agreement.

“Parent Company” means any Person (excluding any individual) that Beneficially Owns, directly or indirectly, a majority of the Equity Interests of Revel AC (not taking into account Equity Interests issuable upon exercise of any Warrants prior to the time such Warrants are actually exercised).

“Participants” has the meaning set forth under the caption “—Depository Procedures.”

“Permitted Business” means

(a)	the gaming business,

(b)	the development, construction, ownership and operation of a Gaming Facility,

(c)	any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services,

(d)	any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services,

(e)	any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or

(f)	the ownership by a Person of Equity Interests in its Subsidiaries and other Investments permitted under the indenture;

provided, however, that with respect to Revel AC and the Restricted Subsidiaries the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Revel AC in its judgment.

“Permitted Encumbrances” means those exceptions specified in the title policies delivered on the Issue Date with respect to the mortgaged properties that constitute Collateral.

“Permitted Disposition” has the meaning set forth under the definition of “Asset Sale.”

“Permitted Holder” means (i) the management of Revel AC and its Restricted Subsidiaries and their Affiliates and family members, and (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons Beneficially Owning a controlling interest of which (or Persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clause (i), and (iii) any group which consists exclusively of Persons referred to in the immediately preceding clause (i) or (ii), and (iv) any Affiliates of the Persons referenced in clause (i), (ii) or (iii), provided that in this definition, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Investments” means:

(1)	any Investment by any entity in Revel AC or in a Restricted Subsidiary;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Revel AC or any Restricted Subsidiary in a Person that is engaged in a Permitted Business and that is evidenced by Capital Stock or intercompany notes that are pledged to the trustee as Collateral, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Revel AC or a Restricted Subsidiary, and such Investment complies with the provisions of the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” if applicable;

(4)	any Investment consisting of debt securities and other non-cash consideration received from (i) a Permitted Disposition or (ii) an Asset Sale or an Event of Loss of the type contemplated by clause (3) of the definition of “Event of Loss” that was made pursuant to and in compliance with the covenant described above under the captions “—Repurchase at the Option of Holders—Asset Sales” or “—Events of Loss;”

(5)	to the extent constituting an Investment, any extensions of credit to customers or of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(6)	Investments received in settlement of debt as liabilities owed to Revel AC or any of the Restricted Subsidiaries or in satisfaction of judgments;

(7)	to the extent constituting an Investment, intercompany Indebtedness among Revel AC and the Restricted Subsidiaries;

(8)	to the extent constituting Investments, Revel AC and any Restricted Subsidiaries (i) may consummate a transaction permitted pursuant to the covenant “—Merger, Consolidation or Sale of Assets,” (ii) may engage in Asset Sales permitted pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales” (including receipt of consideration constituting Investments), (iii) may make Restricted Payments referred to in clause (1), (2) or (3) of the definition thereof and (iv) may take any actions permitted pursuant to the covenant “—Transactions with Affiliates;”

(9)	any Investment in Hedging Obligations;

(10)	to the extent constituting an Investment, licenses of patents, trademarks and other intellectual property rights granted by Revel AC or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(11)	to the extent constituting an Investment, repurchases of the notes, including the Note Guarantees;

(12)	Investments held by a Person in a third Person at the time such Person is acquired by Revel AC or any Restricted Subsidiary of Revel AC; provided that such Investments were not made in contemplation of such acquisition by Revel AC or such Restricted Subsidiary;

(13)	loans and advances to employees of Revel AC and the Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2.0 million at any time outstanding;

(14)	Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums;

(15)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Revel AC or a Parent Company or received as a capital contribution;

(16)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(17)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, each in the ordinary course of business;

(18)	Investments consisting of pre-paid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

(19)	Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments shall be made pursuant to (or in lieu of) dispositions in the manner contemplated under clauses (21), (22) and (23) of the definition of “Asset Sale” or received in consideration for dispositions under such clauses (21), (22) and (23);

(20)	Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10.0 million following the Issue Date, (ii) the CRDA Obligations or Investments relating thereto and (iii) advances made pursuant to the Energy Services Agreement which, with respect to such advances made on or after the Issue Date, will not exceed $5.0 million outstanding at any time;

(21)	the Closing Date Transactions;

(22)	Investments in an amount equal to any Net Cash Proceeds received by Revel AC and the Restricted Subsidiaries after the Issue Date from capital contributions to common equity or issuances of Equity Interests (other than Disqualified Stock);

(23)	Investments in Unrestricted Subsidiaries and joint ventures (i) constituting Buffer Property and (ii) of an amount not to exceed $20.0 million; provided that (x) Revel AC and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of any development of the Buffer Property and (y) such development shall not materially interfere with or materially impair or detract from, the operation of the Project; and

(24)	any Investment by Revel AC or any Restricted Subsidiary not specified in clauses (1) through (23) above so long as the principal amount of all such Investments in the aggregate does not exceed $30.0 million at any one time outstanding.

“Permitted Liens” means:

(1)	Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of Revel AC or any of the Restricted Subsidiaries, to the extent required by GAAP;

(2)

carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of Revel AC or any of the Restricted Subsidiaries, as applicable, to the extent required by GAAP and (ii) at any time prior to the Substantial Completion Date, the amount of Revel AC’s and the Restricted Subsidiaries’ likely liability under each such Lien or claim (as determined by Revel AC in good faith) is reserved through an allocation in the applicable Disbursement Agent Account (as defined in the Disbursement Agreement) or the Available Construction Funds (as defined in the Disbursement Agreement) are otherwise in an amount at least equal to the Reserved Amount (as defined in the Disbursement Agreement);

(3)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(4)	Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(5)	easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the site where the Project is located, including, without limitation, those matters set forth on any title policy provided to the trustee on or prior to the Issue Date or subsequent to the Issue Date with respect to property acquired subsequent to the Issue Date;

(6)	Liens in existence on the date of the indenture after giving effect to the Closing Date Transactions; provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Issue Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien shall materially interfere with the development, construction or operation of the Project on the Project site;

(7)	Liens on the Collateral created by the indenture and the Collateral Documents securing Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and any Exchange Notes issued in exchange therefor and any PIK Notes issued with respect thereto and other Obligations under the indenture and the Collateral Documents with respect thereto;

(8)	ordinary course leases and subleases, and any ordinary course lease hold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sublessee under any such lease or sublease; provided, that (i) none of Revel AC or any Restricted Subsidiary is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(9)	licenses of patents, trademarks, copyrights and other intellectual property rights granted by Revel AC or any of the Restricted Subsidiaries in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of Revel AC or any of the Restricted Subsidiaries to operate the Project in the ordinary course of the business of such Person and licenses described under clause (11) of the definition of “Asset Sales”;

(10)	Liens created pursuant to the Credit Agreement and related security documents or otherwise securing Obligations under the Credit Agreement (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a secured party under the Credit Agreement), in each case securing Obligations under the Credit Agreement permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt,” which Liens shall rank no higher than immediately senior in priority to the Liens on the Collateral securing the notes and the Note Guarantees;

(11)	Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the assets to be disposed of and such Asset Sale is permitted by the covenant “—Merger, Consolidation or Sale of Assets” or the covenant “—Repurchase at the Option of Holders—Asset Sales;”

(12)	Liens relating to cash proceeds held in escrow or segregated accounts intended to be used or held for potential use for Boutique Hotel Construction Costs or Sportsbook Construction Costs;

(13)	Liens arising out of judgments, attachments or awards not resulting in an Event of Default under clause (6) of the definition of “Event of Default;”

(14)	Permitted Encumbrances; provided that the same do not materially interfere with the development, construction or operation of the Project on the Project site;

(15)	Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by the indenture;

(16)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17)	any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(18)	Liens securing Indebtedness permitted under clause (4) of the second paragraph of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided that (i) such Liens either exist on the date of the indenture or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under such clause (4), and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(19)	Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where Revel AC or any of the Restricted Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(20)	Liens on cash or Cash Equivalents deposited with, or held for the account of Revel AC or any of the Restricted Subsidiaries securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under clause (9) of the second paragraph of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from the general cash accounts of Revel AC or any of the Restricted Subsidiaries so that such Liens attach only to such cash and Cash Equivalents and (ii) the amount of cash and/or Cash Equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such Cash Equivalents);

(21)	Liens of sellers of goods to Revel AC or any of the Restricted Subsidiaries arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(22)

the filing of any subdivision maps over Real Property held by Revel AC or any of the Restricted Subsidiaries designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Revel AC or any of the Restricted Subsidiaries, (ii) no portion of the Real Property that is subject to a mortgage under the Collateral Documents is merged with any Real Property that is not part of such mortgaged property and (iii) the gross acreage and footprint of such mortgaged property remains unaffected in any material respect;

(23)	Liens securing Indebtedness permitted under clause (19) of the second paragraph of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,”, so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(24)	Liens securing Indebtedness permitted under clause (5) of the definition of “Permitted Debt” (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a secured party under such credit facilities), which Liens shall rank no higher than immediately senior in priority to the Liens on the Collateral securing the notes and the Note Guarantees except to the extent that such credit facilities are secured on a “first out” or “super priority basis” as permitted under the Credit Agreement;

(25)	transactions described in clauses (18), (19) and (24) of the definition of “Asset Sales;”

(26)	Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted under the indenture, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Issue Date;

(27)	from and after the lease or sublease of any interest as described in clause (17), (20), (21), (22), or (23) of the definition of “Asset Sales,” any reciprocal easement agreement entered into between Revel AC or any of the Restricted Subsidiaries and the holder of such interest;

(28)	Liens relating to the Special Assessment Obligations constituting or relating to encumbrances imposing taxes or assessments;

(29)	(i) Liens securing ERGG Monetization Indebtedness that are limited to Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of Revel AC or any of the Restricted Subsidiaries to any payment rights under or proceeds of the ERGG Agreement and any accounts containing payments or proceeds under the ERGG Agreement and any accounts containing payments and proceeds under the ERGG Agreement, and (ii) Liens on amounts paid with respect to the ERGG Agreement, including the segregated account where such funds are held;

(30)	(i) the Master Lease Easements, the Entertainment Venue Easements and the Boutique Hotel Easements in connection with the transactions described in clauses (21), (22) and (23) of the definition of “Asset Sales;” (ii) the CUP Easements in connection with the transactions contemplated under clause (20) of the definition of “Asset Sales;” and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under clause (17) of the definition of “Asset Sales;” and

(31)	Liens not specified in clauses (1) through (30) above and not otherwise permitted by the covenant described above under the caption “—Certain Covenants—Liens,” incurred by Revel AC or any of the Restricted Subsidiaries, so long as the aggregate outstanding principal amount of the obligations secured by all such Liens does not exceed $20.0 million (collectively for all assets and property subject to such Liens) at any one time.

“Permitted Refinancing Indebtedness” means any Indebtedness of Revel AC or any of the Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, amend and restate, restate, defease, discharge, redeem, tender for, refund or otherwise retire or acquire, in whole or in part (collectively, a “refinancing” and being “refinanced”) other Indebtedness of any Person (other than intercompany Indebtedness), so long as:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date (or, if earlier, 91 days after the Stated Maturity of the notes) of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(3)	if the Indebtedness being refinanced is subordinated in right of payment and/or lien priority to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment and/or lien priority to, the notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

(4)	the obligors on such Indebtedness are the obligors on the Indebtedness being refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Project” means the beachfront casino entertainment resort commonly known as Revel Atlantic City Hotel and Casino, being developed on the boardwalk in Atlantic City, New Jersey, as it may be modified from time to time in accordance with the terms in effect on the Issue Date of the Disbursement Agreement.

“Project Budget” shall have the meaning set forth in the Disbursement Agreement.

“Project Costs” means all costs incurred or to be incurred in connection with the financing (excluding the interest on the notes and fees and expenses payable in connection with the closing of the Units and the Credit Agreement and other non-cash costs), design, development, construction, equipping and opening of the Project and including, without limitation, one or more advances made by Revel AC or any Restricted Subsidiary to the CUP Holder in an aggregate amount not to exceed $5.0 million, pursuant to the Energy Services Agreement.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Equity Offering” means any public or private placement, offering or sale of Capital Stock (other than Disqualified Stock) of Revel AC or any Parent Company (other than equity securities issuable under an employee benefit plan of Revel AC or any Parent Company, as the case maybe).

“RAC” means Revel AC, LLC, a New Jersey limited liability company, formerly named Revel Acquisition, LLC.

“refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness” and “refinance” has a corresponding meaning.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which Revel AC or any Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option.

“REG” means Revel Entertainment Group, LLC, a New Jersey limited liability company, and, on or prior to the Issue Date, its predecessors Revel Entertainment Group, LLC, a Delaware limited liability company, and Revel Entertainment LLC, a New Jersey limited liability company.

“REG Lease” means that certain Ground Lease dated as of the Issue Date between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“registration rights agreement” means that certain registration rights agreement, dated as of the first date on which notes are issued under the indenture, by and among Revel AC, the Guarantors and the purchasers set forth therein.

“Reorganization Event” has the meaning given that term in the Warrants.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise stated, Restricted Subsidiary means a Restricted Subsidiary of Revel AC.

“Revel AC” means Revel AC, Inc., a Delaware corporation.

“Revel Deed” means that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreements” means the several Securities Purchase Agreements, each dated as of February 16, 2011, by and among Revel AC, the Guarantors and the respective purchasers party thereto.

“Security Agreements” means the Security Agreement, dated as of the date of the indenture, among Revel AC, the Restricted Subsidiaries and the trustee, and any other pledge and security agreement entered into by Revel AC or any Restricted Subsidiary from time to time in accordance with the provisions of the indenture, in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with the indenture and the other Collateral Documents.

“Securityholders’ Agreement” means the Securityholders’ Agreement, dated as of the Issue Date, by and among the holders of the Common Stock, the holders of the Warrants and Revel AC.

“Significant Restricted Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Special Assessment Obligations” means special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse Revel AC or any of the Restricted Subsidiaries for Project costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the site on which the Project will be located and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Special Restricted Subsidiary” means a Restricted Subsidiary that is directly wholly-owned by Revel AC or a Subsidiary Guarantor and all of whose Capital Stock is pledged as Collateral securing the notes or a Note Guarantee (as applicable), which Restricted Subsidiary (i) is not permitted to incur any Indebtedness, preferred stock or other liabilities (including, without limitation, trade payables or similar amounts); (ii) is not permitted to incur any Liens; (iii) is not permitted to operate any business, other than the holding of Capital Stock of joint ventures, or enter into any contracts; and (iv) has no employees.

“Sportsbook Construction Costs” shall mean all cash costs incurred or to be incurred (as reasonably estimated by Revel AC) by Revel AC or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with the Sportsbook Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a sportsbook, in order to facilitate the use, operation, construction or development of such sportsbook.

“Sportsbook Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a sportsbook (and related ancillary activities) within such portion of the Project.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Revel AC.

“Transportation Improvement Project Documents” means the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2014; provided, however, that if the period from the redemption date to March 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Units” means the Units of Revel AC, each consisting of (i) $2,000 principal amount of notes and (ii) a Warrant.

“Unrestricted Subsidiary” means any Subsidiary of Revel AC that is designated by the Board of Directors of Revel AC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary of Revel AC at the time of such designation (and after giving effect to releases of such Subsidiary from any guarantees, security, collateral or other documents entered into by such Subsidiary which will be released at the time of such designation):

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Revel AC, any Restricted Subsidiary or any Guarantor unless any such agreement, contract, arrangement or understanding (a) has terms that are not materially less favorable to Revel AC, Restricted Subsidiary or Guarantor, as applicable, than those that (a) might be obtained at the time from Persons who are not Affiliates of Revel AC, (b) are Permitted Investments or transactions permitted as Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments,” or (c) are Affiliate Transactions permitted under the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates;”

(3)	is a Person with respect to which none of Revel AC, nor any Restricted Subsidiary, nor any Guarantor has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Revel AC, any Restricted Subsidiary or any Guarantor.

An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of Revel AC’s Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, after the time of designation, any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” Revel AC shall be in default of such covenant. The Board of Directors of Revel AC may, at any time, designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period and (2) no Default or Event of Default would occur as a result of such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrant Agent” means U.S. Bank National Association, it its capacity as warrant agent for Revel AC under the Warrant Agreement, and its successors and assigns.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the date hereof, by and between Revel AC and the Warrant Agent, as the same may be amended or otherwise modified from time to time.

“Warrants” means the Warrants of Revel AC, initially issued on the date hereof, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of Revel AC, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Book-Entry; Delivery and Form

Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of original principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000 (in each case, together with the accrued PIK interest thereon, as applicable), in the form of global notes and certificated notes, as further provided below.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for new notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of securities in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the purchasers of the securities with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC.

Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof for any purpose.

Payments in respect of any global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. We and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC.

Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions under applicable securities laws and the legends on the global notes, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee and any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2) we, at our option, notify the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for a certificated note upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Settlement and Payment

We will make payments in respect of the notes represented by the global notes by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Term Loan Facility

On February 17, 2011 and May 3, 2012, we borrowed $850 million and $50 million, respectively, under our Term Loan Facility.

The loans under the Term Loan Facility are denominated in U.S. dollars and bear interest at a rate per annum which, at our option, can be either: (i) a base rate plus a margin of 6.50%; or (ii) the Eurodollar rate (not to be less than 1.50% per annum) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Term Loan Facility will bear interest at the otherwise applicable rate plus 2.00% per annum. The loans made under the Term Loan Facility mature on February 17, 2017.

Voluntary prepayments of loans under the Term Loan Facility are permitted in agreed minimum amounts with certain prepayment premiums set forth in the Term Loan Facility, subject to reimbursement of the lenders’ breakage and redeployment costs in the ease of prepayment of Eurodollar rate loans. We are required to prepay the term loans with (a) net proceeds from asset sales and certain upfront payments under material leases, (b) net proceeds from debt issuances, (c) net proceeds from casualty events and settlements of certain construction related claims, (d) excess cash flow and (e) certain amounts remaining in bank proceeds accounts, in each case, subject to certain basket amounts, reinvestment rights and other provisions set forth in the Term Loan Facility. Any term loans mandatorily prepaid may not be reborrowed under the Term Loan Facility.

All obligations pursuant to the Term Loan Facility are secured by first-priority liens on substantially all of our tangible and intangible assets and substantially all of the tangible and intangible assets owned by the guarantors party to the Term Loan Facility (together with us, the “Term Loan Parties”), including, without limitation, (i) substantially all personal, real and mixed property, (ii) all intercompany debt owing to the Term Loan Parties and (iii) 100% of the guarantors’ Equity Interests, subject to certain exceptions, including trademarks, the ERGG Agreement, the ERGG Proceeds and the ERGG Proceeds Account (the ERGG Agreement, together with the ERGG Proceeds, the ERGG Proceeds Account and any proceeds of the foregoing contained in such accounts, the “Notes Separate Collateral”).

The Term Loan Facility contains covenants that, among other things and subject to certain exceptions, restrict the Term Loan Parties’ ability to: modify and/or incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase equity interests and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of their business, transfer and sell material assets and merge or consolidate; and require quarterly and annual delivery of financial statements. The Term Loan Facility also contains financial covenants which will begin being tested June 30, 2013 and require us to maintain: (i) a consolidated leverage ratio, (ii) a consolidated interest coverage ratio and (iii) minimum EBITDA (provided that the minimum EBITDA covenant will terminate after the fiscal quarter ending September 30, 2013). The Term Loan Facility also contains restrictions on capital expenditures.

The Term Loan Facility provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the Term Loan Facility will become due and payable immediately without further action or notice. If any other event of default under the Term Loan Facility occurs, the lenders holding a majority of obligations outstanding under the Term Loan Facility may, among other things, require all outstanding amounts under the Term Loan Facility to become immediately due and payable.

On May 3, 2012, we entered into amendments to the Term Loan Facility. The amendments to the Term Loan Facility provide for (i) an Incremental Facility that as of the date hereof has been borrowed and (ii) amendments and waivers to certain provisions of the Term Loan Facility to allow for additional project costs, which are expected to be funded in part by such term loans. Term loans funded under such commitments, among other things, bear interest at the same interest rate applicable to the original term loans, mature at the same date as the original term loans, amortize at the same rate as the original term loans, were issued with original issue discount of 0.99%, and were subject to a commitment fee of 2.0% on the amount of such commitments.

The foregoing description of the Term Loan Facility and the Incremental Facility are qualified in their entirety by the full text of the Term Loan Facility, the First Amendment to Term Loan Facility, Increase Joinder and Second Amendment to Term Loan Facility. A copy of the Term Loan Facility, First Amendment to Term Loan Facility, Increase Joinder and Second Amendment to Term Loan Facility have been filed as exhibits to the registration statement of which this prospectus forms a part.

Revolver

On May 3, 2012, we entered into the Revolver. In August 2012, we entered into amendments to the Revolver which increased our commitments to $100 million. The loans under the Revolver are denominated in U.S. dollars and bear interest at a rate per annum which, at our option, can be either: (i) a base rate (subject to a floor price of 2%) plus a margin of 6.50%; or (ii) the Eurodollar rate (subject to a floor of 1%) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Revolver bear interest at the otherwise applicable rate plus 2.00% per annum.

All borrowings under the Revolver are required to be repaid by August 22, 2014. Subject to certain conditions, we are required to prepay the revolving loans with certain upfront payments under material leases and settlements of certain construction related claims (with no reduction in commitments). Voluntary prepayments of loans under the Revolver are permitted and may be reborrowed. Commitments under the Revolver may not be terminated prior to August 22, 2013 without requisite lender consent.

All obligations pursuant to the Revolver are secured by first-priority liens on substantially all of our tangible and intangible assets and substantially all of the tangible and intangible assets owned by the guarantors party to the Revolver (together with us, the “Revolver Loan Parties” ), including, without limitation, (i) substantially all personal, real and mixed property, (ii) all intercompany debt owing to the Revolver Loan Parties and (iii) 100% of the guarantors’ Equity Interests, subject to certain exceptions, including trademarks, the Notes Separate Collateral.

The Revolver contains covenants that, among other things and subject to certain exceptions, restrict the Revolver Loan Parties’ ability to: modify and/or incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase equity interests and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of their business, transfer and sell material assets and merge or consolidate; and require quarterly and annual delivery of financial statements. The Revolver also contains financial covenants which will begin being tested June 30, 2013 and require us to maintain: (i) a consolidated leverage ratio, (ii) a consolidated interest coverage ratio and (iii) minimum EBITDA (provided that the minimum EBITDA covenant will terminate after the fiscal quarter ending September 30, 2013). The Revolver also contains restrictions on capital expenditures.

The Revolver provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the Revolver will become due and payable immediately without further action or notice. If any other event of default under the Revolver occurs, the lenders holding a majority of obligations outstanding under the Revolver may, among other things, require all outstanding amounts under the Revolver to become immediately due and payable.

The foregoing description of the Revolver is qualified in its entirety by the full text of the Revolver and related documents, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Intercreditor Agreement

On February 17, 2011, we entered into the Intercreditor Agreement with the First Lien Collateral Agent (as defined in the Intercreditor Agreement) and the Notes Collateral Agent (as defined in the Intercreditor Agreement).

Pursuant to the terms of the Intercreditor Agreement, so long as the discharge of all obligations pursuant to the Term Loan Facility, obligations pursuant to certain hedging and cash management arrangements, and obligations under the Revolver (collectively, the “First Lien Obligations”), has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against us or any guarantor under the Term Loan Facility, the Revolver or the indenture governing the notes, (i) neither the Notes Collateral Agent nor any Holder will, except with respect to the Notes Separate Collateral, (x) exercise or seek to exercise any rights or remedies (including, without limitation, exercising any rights of setoff) with respect to any Collateral in respect of any applicable obligations under the notes, the indenture governing the notes and the Collateral Documents (collectively, the “Notes Obligations”), or institute any action or proceeding with respect to such rights or remedies; provided, that the Notes Collateral Agent may exercise any or all such rights and remedies after a period (the “Standstill Period”) of 180 days from the date of delivery of written notice to the First Lien Collateral Agent from the Notes Collateral Agent stating that the existence of any event of default as defined under the indenture governing the notes has occurred and is continuing thereunder as a result of which the notes issued thereunder have been accelerated and stating its intention to exercise its rights to take such actions only so long as neither the First Lien Collateral Agent nor any holder of any First Lien Obligations (a “First Lien Secured Party”) is diligently pursuing the exercise of any of its rights or remedies with respect to any material portion of the Collateral or attempting to vacate a stay or prohibition against such exercise (a “Reversion Event”), (y) contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Secured Party or any other exercise by the First Lien Collateral Agent or any First Lien Secured Party of any rights and remedies relating to the Collateral under the Term Loan Facility and the Revolver and any agreements, certificates or other documents related thereto or to the security interests contemplated thereby (collectively, the “First Lien Loan Documents”) or otherwise, or (z) will not object to the forbearance by the First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as the respective interests of the Holder attach to the proceeds thereof and (ii) the First Lien Collateral Agent and the First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies in accordance with the First Lien Loan Documents (including the right to credit bid debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Notes Collateral Agent or any Holder; provided that (a) the Notes Collateral Agent and the Holders may file a proof of claim or statement of interest with respect to the obligations under the Notes in any insolvency or liquidation proceeding, (b) the Holders may file responsive or defensive pleadings in opposition of a motion to disallow the claims of the Holders, (c) the Holders may file pleadings, objections, motions and agreements asserting the rights of an unsecured creditor not otherwise in contravention of the Intercreditor Agreement, (d) the Holders may file proofs of claim or make arguments to preserve or protect their liens on the Collateral that are not otherwise in contravention of the Intercreditor Agreement and (e) the Notes Collateral Agent or any Holder may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period (as long as no Reversion Event has occurred).

The Notes Collateral Agent, for itself and on behalf of each Holder, has agreed pursuant to the Intercreditor Agreement that it will not (and thereby waives any right to) contest or support any other person in contesting or challenging, in any proceeding (including any insolvency or liquidation proceeding), the validity, priority or enforceability of a Lien securing any First Lien Obligations held by or on behalf of the First Lien Collateral Agent or any of the First Lien Secured Parties.

The Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, any Collateral (other than Notes Separate Collateral) will be applied to the First Lien Obligations prior to application to any Notes Obligations in such order as specified in the documents governing such First Lien Obligations until the discharge of First Lien Obligations has occurred.

In addition, so long as the discharge of First Lien Obligations has not occurred, neither the Notes Collateral Agent nor any Holder shall acquire or hold any Lien on any assets of any Loan Party securing any Notes Obligations (other than Notes Separate Collateral) that are not also subject to a Lien in respect of the First Lien Obligations under the First Lien Documents.

The Notes Collateral Agent, for itself and on behalf of each holder of the notes, has agreed that any Lien purported to be granted on any Collateral as security for First Lien Obligations shall be and shall remain senior in all respects and prior to all Liens on such Collateral securing any Notes Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

The Notes Collateral Agent, for itself and on behalf of each Holder, has agreed, among other things, that if we or any guarantor under the Term Loan Facility, the Revolver and the indenture governing the notes is subject to any insolvency or liquidation proceeding and the First Lien Collateral Agent desires to permit the use of cash collateral constituting Collateral (other than the Notes Separate Collateral) or to permit us or any guarantor under the Term Loan Facility, the Revolver or the indenture governing the notes to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any federal bankruptcy law (“DIP Financing”), then the Notes Collateral Agent and each Holder will raise no objection to such use of cash collateral (other than the Notes Separate Collateral) or DIP Financing; provided (a) that the Holders are granted the right to seek adequate protection, and if such adequate protection is not granted, Notes Collateral Agent may object to such DIP Financing, (b) with respect to any DIP Financing the Notes Collateral Agent and Holders may object to any DIP Financing when the interest rate, advances rates, lending limits and sublimits are not, as reasonably determined by the First Lien Collateral Agent, commercially reasonable under the circumstances and (c) to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, the Notes Collateral Agent will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) any adequate protection provided to the First Lien Collateral Agent or the First Lien Secured Parties or (z) any “carve-out” agreed by the First Lien Collateral Agent or First Lien Secured Parties.

Consistent with the relative priority of the rights set forth therein, the Intercreditor Agreement includes other provisions limiting the rights of the Holders in any insolvency or liquidation proceeding of ours or any guarantor under the Term Loan Facility, the Revolver or the indenture governing the notes, including limiting the right of the Notes Collateral Agent or the Holders to seek relief from the automatic stay or any other stay without the prior written consent of the First Lien Collateral Agent.

The foregoing description of the Intercreditor Agreement is qualified in its entirety by the full text of the Intercreditor Agreement. A copy of the Intercreditor Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Disbursement Agreement

On February 17, 2011, we entered into the Disbursement Agreement. On February 17, 2011, net proceeds from the offering of the old notes and borrowings under the Original Term Borrowing were deposited into certain restricted accounts controlled by the disbursement agent. The Disbursement Agreement, among other things, sets forth terms and conditions with respect to our use of the funds in such restricted accounts (including for the purpose of paying project costs and interest expenses), the completion of Revel and our ability to amend the budget, schedule, and contracts related to the construction of Revel. Furthermore, the Disbursement Agreement requires us to deliver status reports, project cost reports, the budget and the schedule related to the construction of Revel and to certify as to amount of funds necessary to complete construction of Revel.

In addition, on May 3, 2012, the Disbursement Agreement was modified to allow for additional project costs and additional sources of funding to finance such project costs (including for the Incremental Facility and the commitments under the Revolver).

The foregoing description of the Disbursement Agreement is qualified in its entirety by the full text of the Disbursement Agreement, the First Amendment to Master Disbursement Agreement and the Second Amendment to Master Disbursement Agreement. A copy of the Disbursement Agreement, the First Amendment to Master Disbursement Agreement and the Second Amendment to Master Disbursement Agreement have been filed as an exhibit to the registration statement of which this prospectus forms a part.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the new notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary addresses investors who will hold the new notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the new notes.

Exchange of old notes for new notes

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement we have agreed that, for a period of up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes, or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for old notes pursuant to the exchange offer, and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of up to the earlier of (i) 180 days after the completion of the exchange offer (or such longer period if extended pursuant to the registration rights agreement in certain circumstances) and (ii) the date on which all of the old notes have been exchanged for new notes covered by this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters of New Jersey law with respect to the guarantees by our New Jersey subsidiaries will be passed upon for us by Cooper Levenson April Niedelman & Wagenheim, P.A., Atlantic City, New Jersey.

EXPERTS

The consolidated financial statements of Revel AC, Inc. at and for the period ending December 31, 2011 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the notes requires that we file reports under the Exchange Act with the SEC (unless the SEC will not accept such filings) and furnish information to the trustee and holders of the notes. See “Description of the New Notes—Certain Covenants—Reports.” Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 and through the SEC’s internet site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our internet address is www.revelresorts.com. The information contained on or that can be accessed through this website is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding old notes for new notes.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets—June 30, 2012 and December 31, 2011	F-2

Consolidated Statements of Comprehensive Loss—Three months ended June 30, 2012, Three months ended June 30, 2011, Six months ended June 30, 2012 and For the period from February 7, 2011 (date of inception) to June 30, 2011

F-3
Consolidated Statements of Cash Flows—For the six months ended June 30, 2012, and For the period from February 7, 2011 (date of inception) to June 30, 2011	F-4
Notes to Consolidated Financial Statements	F-5
Audited Consolidated Financial Statements
Consolidated Balance Sheet—December 31, 2011	F-21
Consolidated Statement of Comprehensive Loss—February 7, 2011 (date of inception) through December 31, 2011	F-22
Consolidated Statement of Owners’ Equity—February 7, 2011 (date of inception) and December 31, 2011	F-23
Consolidated Statement of Cash Flows—For the Period from February 7, 2011 (date of inception) to December 31, 2011	F-24
Notes to Consolidated Financial Statements	F-25

Revel AC, Inc.

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,531,253	$7,494,359
Accounts receivable, net	12,840,689	—
Accounts receivable, other	2,439,744	955,338
Inventory	3,846,380	542,787
Prepaid and other current assets	6,967,617	2,308,435

Total current assets	38,625,683	11,300,919

Restricted cash	62,283,138	253,049,589
Property and equipment, net	1,045,707,845	823,036,068
Investment in unconsolidated subsidiary	2,643,123	2,643,123
Interest rate cap	1,143,510	3,610,009
Insurance collateral	1,387,408	5,183,257
Deferred financing fees	45,901,684	47,543,160
Other receivables and deposits	5,630,602	24,017,106

Total non-current assets	1,164,697,310	1,159,082,312

Total assets	$1,203,322,993	$1,170,383,231

Liabilities and owners’ equity
Current liabilities:
Current portion of long-term debt	$9,000,000	$4,250,000
Other short term borrowings	13,874,115	—
Accounts payable	74,388,411	58,546,503
Accrued payroll and related expenses	10,975,679	6,358,539
Interest payable	9,899,153	9,350,000
Retainage payable	30,223,694	34,553,728
Accrued expenses and other current liabilities	22,123,194	7,367,228

Total current liabilities	170,484,246	120,425,998

Long-term debt	1,142,083,950	1,072,340,543
Other long term borrowings	23,546,912	—
Other long term liabilities	22,736,794	—

Total liabilities	1,358,851,902	1,192,766,541

Owners’ equity:
Preferred stock, 5,000,000 shares authorized, none issued at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.0001 par value, 300,000,000 shares authorized and 26,858,824 shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	104,604,163	100,952,905
Accumulated other comprehensive loss	(3,212,902)	(748,362)
Accumulated deficit	(256,920,170)	(122,587,853)

Total owners’ equity	(155,528,909)	(22,383,310)

Total liabilities and owners’ equity	$1,203,322,993	$1,170,383,231

Revel AC, Inc.

Consolidated Statements of Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2012	For the Period from February 7, 2011 (Date of Inception) to June 30, 2011
	2012	2011
Operating revenues:
Casino	$41,737,635	$—	$41,737,635	$—
Rooms	9,804,675	—	9,804,675	—
Food and beverage	4,668,844	—	4,668,844	—
Entertainment and other	9,736,962	—	9,986,329	—

Gross revenue	65,948,116	—	66,197,483	—
Less: promotional allowances	10,813,148	—	10,813,148	—

Net revenues	55,134,968	—	55,384,335	—

Operating costs and expenses:
Casino	31,791,781	—	31,791,781	—
Rooms	2,111,837	—	2,111,837	—
Food and beverage	3,297,477	—	3,297,477	—
Entertainment and other	12,130,982	—	12,130,982	—
General and administrative	41,510,019	—	41,510,019	—
Depreciation and amortization	10,785,366	26,573	11,887,475	27,338
Preopening expenses	—	6,004,691	37,096,796	10,070,007

Total operating costs and expenses	101,627,462	6,031,264	139,826,367	10,097,345

Operating loss	(46,492,494)	(6,031,264)	(84,442,032)	(10,097,345)

Other income (expense):
Interest income	25,923	352,468	85,572	535,346
Interest expense, net of capitalized interest	(35,049,401)	(28,776,777)	(49,975,857)	(43,614,259)

Other income (expense), net	(35,023,478)	(28,424,309)	(49,890,285)	(43,078,913)

Net loss	(81,515,972)	(34,455,573)	(134,332,317)	(53,176,258)

Other comprehensive loss, net of tax:
Change in fair value of interest rate cap	(2,409,793)	—	(3,212,902)	—

Other comprehensive loss	(2,409,793)	—	(3,212,902)	—

Comprehensive loss	$(83,925,765)	$(34,455,573)	$(137,545,219)	$(53,176,258)

Revel AC, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months ended June 30, 2012	For the Period From February 7, 2011 (Date of Inception) to June 30, 2011
Cash flows from operating activities
Net loss	$(134,332,317)	$(53,176,258)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of debt discount	3,626,105	1,926,406
Amortization of deferred loan costs	3,841,748	2,616,362
Amortization of original issue discount	1,358,927	926,025
Noncash interest expense	20,003,375	13,393,600
Depreciation and amortization	11,887,475	27,339
Stock-based compensation	3,653,217	1,056,401
Changes in operating assets and liabilities:
Accounts receivable, net	(12,840,689)	—
Accounts receivable, other	(1,484,406)	(491,001)
Inventory	(3,303,593)	(12,660)
Prepaid and other current assets	(4,659,182)	(126,231)
Accounts payable	20,966,371	1,773,000
Insurance payable	—	(254,442)
Accrued payroll and related expenses	4,617,140	(937,984)
Accrued interest payable	549,153	9,350,000
Accrued expenses and other current liabilities	14,755,966	(1,530,317)
Other receivables and deposits	(158,515)	(11,969,605)
Insurance collateral	3,795,849	408,280

Net cash used in operating activities	(67,723,376)	(37,021,085)

Cash flows from investing activities
Acquisition of Revel Entertainment Group LLC, net of cash acquired ($4,976,164)	—	(33,271,143)
Investment in property and equipment	(189,974,234)	(143,177,899)
Tenant allowances received for construction costs	22,736,794	—
Investment in unconsolidated subsidiary	—	(2,007,856)
Restricted cash	190,766,451	(860,653,198)

Net cash provided by (used in) investing activities	23,529,011	(1,039,110,096)

Cash flows from financing activities
Proceeds from borrowings under credit agreement and incremental facility, net of original issue discount	49,505,000	1,134,040,000
Proceeds from revolver borrowings	9,949,112	—
Repayments of revolver borrowings	(5,000,000)	—
Payments on other short term borrowings	(3,022,581)	—
Financing fees	(2,200,272)	(52,529,262)

Net cash provided by financing activities	49,231,259	1,081,510,738

Net increase in cash and cash equivalents	5,036,894	5,379,557
Cash and cash equivalents, beginning of period	7,494,359	—

Cash and cash equivalents, end of period	$12,531,253	$5,379,557

Supplemental disclosure of cash flow information
Cash paid for interest	$38,700,000	$—

Supplemental schedule of noncash investing and financing activities
Non-cash acquisition of property and equipment	$27,156,412	$150,094,316

Revel AC, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2012

1. Organization and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Revel AC, Inc. (Revel AC), Revel AC, LLC (Revel AC LLC), Revel Entertainment Group LLC (Revel Entertainment), NB Acquisition LLC (NBA), and Revel Atlantic City, LLC (RAC), which are collectively referred to herein as the “Company.” The Company is currently wholly-owned and controlled by Revel Group, LLC and Revel AC Employee, LLC, an affiliate of Revel Group, LLC, an entity controlled by Kevin DeSanctis (DeSanctis), the Company’s President and Chief Executive Officer and sole beneficial owner.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. The December 31, 2011 balance sheet amounts and disclosures included herein have been derived from the Company’s December 31, 2011 audited financial statements. Since the accompanying consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements, the Company suggests that they be read in conjunction with the consolidated financial statements and notes thereto for the fiscal period ended December 31, 2011. In the opinion of management, the accompanying unaudited interim consolidated financial statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position as of June 30, 2012, the results of its operations for the three-month period ended June 30, 2012 and 2011, the six months ended June 30, 2012 and the period February 7, 2011 (date of inception) through June 30, 2011, and its cash flows for the six month period ended June 30, 2012 and the period February 7, 2011 (date of inception) through June 30, 2011. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

Revel AC was organized pursuant to the Delaware General Corporation Law on February 7, 2011 (date of inception). On February 17, 2011, with the proceeds from the execution of a first lien credit facility agreement (the “Credit Facility”) and second lien notes indenture (the “Second Lien Notes”) (see Note 5), Revel AC acquired Revel Entertainment, NBA and RAC (Predecessor Revel) from affiliates of Morgan Stanley, for consideration (including assumption of liabilities) totaling $38.2 million. The Company’s purpose is to develop, own and operate a beachfront casino and entertainment resort in Atlantic City, New Jersey (the Project).

This purchase was accounted for as an acquisition of assets in accordance with ASC 805 (see Note 3). The Company refers to the purchase of Predecessor Revel as the February 2011 Transaction.

Warrants were issued in connection with the Second Lien Notes (the Warrants, See Note 5) entitling the holders thereof to acquire 90% (which percentage may be reduced to 85% if certain performance targets are achieved by the Company) of the equity interests of Revel AC. The Warrants are exercisable for $0.01, subject to adjustment, commencing on the third anniversary of the opening of the Project or the occurrence of certain specified liquidity events. In addition, the holders of the Warrants have the right to approve or veto certain transactions entered into by the Company.

As discussed in Note 5, the Company has substantial indebtedness, which is secured by substantially all of the Company’s assets.

On March 26, 2012, the Company was granted its gaming license by the New Jersey Casino Control Commission and on April 2, 2012 the Project opened to the public.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

1. Organization and Basis of Presentation (continued)

Cost of activities incurred prior to April 2, 2012 relate to construction expenditures and pre-opening expenses, such as payroll, marketing, financing fees and legal fees. Accordingly, the Company did not generate any significant revenue until opening. The Company transitioned from its development stage to operational activities on April 2, 2012. Accordingly, reporting as a development stage company is no longer required.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Receivables

Accounts receivable primarily consist of casino, hotel and other receivables which arise in the normal course of business. The Company issues credit in the form of “markers” to approved casino customers who are investigated as to their credit worthiness. An estimated allowance for doubtful accounts is maintained to reduce the receivables to their carrying amount, which approximates fair value. The allowance is estimated based on the specific review of customer accounts, and taking into account factors such as trends and economic and business conditions. The allowance for doubtful accounts, which is included in casino expense in the accompanying Statement of Comprehensive Loss, was $117,345 at June 30, 2012.

Inventory

Inventory consists primarily of food, beverage and operating supplies, which are valued at the lower of average cost or market value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Building and improvements	10 through 40 years
Furniture, fixtures and equipment	3 through 7 years

Costs related to improvements are capitalized, while costs of repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operations.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets to be held and used, the Company reviews these assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

Investment in Unconsolidated Subsidiary

The Company is a party to a joint venture agreement to acquire and hold a 50% interest in multiple parcels of land in the South Inlet area of Atlantic City, New Jersey.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

The Company evaluates this investment in unconsolidated subsidiary (Block 73) for consolidation under the provisions of ASC 810-10, Consolidation. ASC 810-10 requires variable interest entities to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the expected losses or expected residual returns of the variable interest entity. The Company’s current investment in subsidiary is not considered a variable interest entity. The Company accounts for its investment in an unconsolidated subsidiary, which it does not control but has the ability to exercise significant influence over the investee’s operating and financial policies, using the equity method of accounting. The investment was initially recorded at the Company’s cost and is subsequently adjusted for the Company’s net earnings in income (loss), additional contributions, and distributions. The Company assesses whether there are any indicators that the value of the Company’s investment may be other-than-temporarily impaired. An investment is other-than-temporarily impaired only if management’s estimate of the value of the investment is less than the carrying value of the investment and the Company does not expect to recover the value in the near term.

Revenue and Promotional Allowances

Gaming revenue is measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Hotel, food and beverage, entertainment and other operating revenues are recognized when services are performed. Advance deposits for hotel and convention bookings and advance ticket sales are recorded as customer deposits until services are provided to the customer, at which point revenue is recognized.

The retail value of accommodations, food, beverage, admissions and other services provided to guests on a complimentary basis are included in gross revenues and then deducted as promotional allowances. Promotional allowances also include incentives provided to guests in the form of free slot play. The estimated cost of providing these complimentaries to casino patrons is included in casino expense in the accompanying Statements of Comprehensive Income, as follows:

For the Three and Six Months ended June 30, 2012
Rooms	$679,889
Food and beverage	1,895,721
Entertainment	2,272,697
Other	693,990

$5,542,297

Tenant Income

The majority of Revel’s food and beverage venues are operated by third party tenants, who pay rent to Revel which is calculated as a percentage of their sales. This rental income is included in entertainment and other revenue on the accompanying Statement of Comprehensive Loss.

Deferred rent liabilities related to tenant allowances received for construction costs are included in other long-term liabilities on the Consolidated Balance Sheet and are being amortized, over the related lease terms.

Gaming Taxes

The Company is subject to taxes based on gross gaming revenues in New Jersey. The gaming taxes are assessed at eight percent, and are included in casino expense in the accompanying Statements of Comprehensive Income.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

Revel Card Liability

Our player’s program allows customers to accumulate certain point-based rewards based on the volume of both their gaming and non-gaming activity. Revel guests may earn “resort dollars” redeemable for complimentary rooms, food, beverage, retail, parking, spa, nightlife and “free slot play”. Resort dollars and “free slot play” accumulate over time and may be redeemed at the customer’s discretion under the terms of the program. Resort dollars and “free slot play” are forfeited if a customer does not redeem earned rewards over a specified period of time. As a result of the ability of the customer to accumulate resort dollars and “free slot play”, an accrual is recorded for the associated expense, after giving effect to estimated forfeitures, as they are earned. At June 30, 2012, $1.5 million was accrued related to resort dollars and $0.8 million was accrued related to “free slot play” earned under this program, which are included in accrued expenses and other current liabilities on the accompanying balance sheet.

Advertising Expenses

Advertising costs are expensed as incurred. For the three and six months ended June 30, 2012, total advertising costs, which are included in General and administrative costs, totaled $6.9 million.

Stock-Based Compensation

Share-based payments to employees, including grants of stock options, are recognized in the consolidated statement of comprehensive income based on the fair value of the award on the grant date. All new stock option grants are valued on the date of grant using the Black-Scholes option pricing model.

Income Taxes

Income taxes are recorded under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and attributable to operating loss and tax credit carryforwards.

Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-than-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Derivative Instruments and Hedging Activities

As required by ASC 815, Derivatives and Hedging, the Company records all derivatives on the consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge. For derivatives

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income, outside of earnings, and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings. The Company uses a variety of methods and assumptions based on market conditions and risks existing at each balance sheet date to determine the approximate fair values of our cash flow hedges.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps as part of its interest rate risk management strategy.

Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. In August 2011, the Company executed an interest rate cap to hedge its interest rate risk. The interest rate cap agreement terminates on February 17, 2016. For the period from August to November 2011, the Company did not apply hedge accounting. As such, changes in fair value of the interest rate cap totaling $1.5 million were recorded directly in earnings.

From the time of designation as a cash flow hedge in November 2011, the effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Subsequent to electing hedge accounting in November 2011 through June 30, 2012, the Company recorded a loss of $2.4 million and $3.2 million for the three and six months ended June 30, 2012, respectively, on this contract and these amounts were recognized in other comprehensive loss. Since execution, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Since the designation of the interest rate cap as a hedge, the Company determined there was no hedge ineffectiveness required to be recorded in earnings subsequent to the November 2011 designation as a cash flow hedge.

At June 30, 2012 and December 31, 2011, the interest rate cap with a fair value of approximately $1.1 million and $3.6 million, respectively, was included on the accompanying consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. At June 30, 2012 and December 31, 2011, the Company had all of its cash and cash equivalents on deposit with two financial institutions.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Reclassifications

Certain prior year amounts have been reclassified to conform to current financial statement presentation.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

3. Acquisition

On February 17, 2011, the Company entered into a Purchase Agreement to acquire 100% of the membership interests of Predecessor Revel. The purchase was consummated on February 17, 2011.

The total consideration paid consisted of $38.2 million in cash, including transaction costs, principally financed with proceeds from the issuance of the Credit Facility and Second Lien Notes (see Note 5).

The transaction has been accounted for as an acquisition of assets and liabilities. The following table summarizes the recording of assets acquired and liabilities assumed as of the acquisition date:

February 17, 2011
Cash and cash equivalents	$4,976,164
Accounts receivable, prepaids and other assets	20,073,566
Property and equipment	27,496,890

52,546,620

Liabilities assumed	14,298,144

Net assets acquired, including acquisition costs	$38,248,476

4. Property and Equipment

Property and equipment consisted of the following:

	June 30, 2012	December 31, 2011
Land	$2,546,173	$2,364,443
Building	914,293,223	86,416,123
Furniture, fixtures, and equipment	124,451,143	5,941,491
Construction-in-progress	16,998,247	729,007,477

Total	1,058,288,786	823,729,534

Less accumulated depreciation	12,580,941	693,466

Property and equipment, net	$1,045,707,845	$823,036,068

Construction in progress related to the construction and improvement of the Project, including interest and other costs capitalized during development, is included in property and equipment and stated at cost. The capitalized costs include pre-construction costs essential to the development of the Project, development and construction costs, interest costs, real estate taxes, and other costs incurred during the period of development.

For the three months ended June 30, 2012 and 2011, the six months ended June 30, 2012 and the period February 17, 2011 through June 30, 2011, total interest costs were $ 35.0 million, $30.7 million, $68.2 million and $45.6 million, respectively, of which $0.0 million, $1.9 million, $18.3 million and $2.0 million, respectively was capitalized and included in property and equipment on the accompanying consolidated balance sheet, respectively.

For the three months ended June 30, 2012 and 2011, the six months ended June 30, 2012 and the period February 17, 2011 through June 30, 2011, depreciation and amortization expense related to property and equipment were $10.8 million, $26,573, $11.9 million and $27,338, respectively.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt

Debt consists of the following:

	June 30, 2012	December 31, 2011
Credit Facility, net of discount of $10,319,413 and $10,900,319 at June 30, 2012 and December 31, 2011, respectively	$889,680,587	$839,099,681
Second Lien Notes, net of discount of $95,823,259 and $99,732,387 at June 30, 2012 and December 31, 2011, respectively	261,403,363	237,490,862
Other borrowings	37,421,027	—

	1,188,504,977	1,076,590,543
Less current portion	22,874,115	4,250,000

Long term debt, net of current portion	$1,165,630,862	$1,072,340,543

Credit Facility

On February 17, 2011, the Company entered into a credit agreement (the “Credit Agreement”) governing the $850 million Credit Facility.

The loans under the Credit Facility are denominated in U.S. dollars and bear interest at a rate per annum which, at the Company’s option, can be either: (i) a base rate plus a margin of 6.50%; or (ii) the Eurodollar rate (not to be less than 1.50% per annum) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Credit Facility will bear interest at the otherwise applicable rate plus 2.00% per annum. For the period February 7, 2011 through March 31, 2012, the Company elected to incur interest under the Credit Facility at the Eurodollar rate, or 9% per annum.

All borrowings under the Credit Facility are required to be repaid on the final maturity date of such facility (on February 17, 2017). The Credit Facility will amortize in quarterly installments of 0.25% of the original principal of the term loan, with the first quarterly installment due on September 30, 2012. Voluntary prepayments of loans under the Credit Facility are permitted in agreed minimum amounts with certain prepayment premiums set forth in the Credit Agreement, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar rate loans. The Company is required to prepay the term loans with (a) net proceeds from asset sales, (b) net proceeds from debt issuances, (c) net proceeds from casualty events, (d) excess cash flow and (e) certain amounts remaining in bank proceeds accounts, in each case, subject to certain basket amounts, reinvestment rights and other provisions set forth in the Credit Agreement. Any term loans mandatorily prepaid may not be reborrowed under the Credit Facility.

Obligations under the Credit Facility are guaranteed by the Company’s wholly owned subsidiaries. The obligations and guarantees under the Credit Facility are secured by a first priority security interest in substantially all of the Company’s assets (other than the proceeds of the Second Lien Notes (as defined below)), subject to certain exceptions set forth in the definitive documentation for the Credit Facility.

The Credit Facility requires the Company to maintain compliance with certain financial covenants commencing in fiscal 2013, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant (in each case, as defined therein), subject to the terms provided in the Credit Agreement. In addition, the Credit Facility restricts the Company’s ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt (continued)

Incremental Facility

On May 3, 2012, the Company entered into amendments to the Credit Facility. The amendments to the Credit Facility provide for (i) an additional $50 million of term loan commitments (the “Incremental Facility”) that may be drawn prior to the earlier of the Opening Date (as established under the terms of the Company’s Master Disbursement Agreement governing usage of the Company’s construction accounts) and September 30, 2012 to fund project costs and (ii) amendments and waivers to certain provisions of the Credit Facility to allow for additional project costs, which are expected to be funded in part by such term loans. Any term loans funded under such commitments will bear interest at the same interest rate applicable to the original term loans, will amortize at the same rate as the original term loans, will be issued with original issue discount of 0.99%, and will be subject to a commitment fee of 2.0% on the amount of such commitments.

As of June 30, 2012, $50.0 million had been drawn under the Incremental Facility to finance project costs.

Units, Second Lien Notes and Warrants

Also on February 17, 2011, concurrently with the closing under the Credit Facility, the Company issued 152,200 Units, each consisting of a Warrant to purchase 1,000 shares of Common Stock, subject to certain adjustments, and $2,000 principal amount of the Second Lien Notes at a price equal to 97.5% of the face value of the Second Lien Notes in a transaction exempt from registration under the Securities Act. The Second Lien Notes and the Warrants were not separately transferable until the earlier of (i) August 17, 2011 and (ii) the consummation of certain liquidity events with respect to the Warrants described below.

Interest on the Second Lien Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2011. All interest on the Notes through the interest payment period ending September 15, 2013 will be payable by increasing the outstanding principal amount of the Second Lien Notes or issuing additional Second Lien Notes (“PIK Interest”). For the interest payment period ending March 15, 2014, interest on the Second Lien Notes will be payable, at the sole option of the Company, in cash or PIK Interest or a combination thereof. After the interest payment period ending March 15, 2014, all interest on the Notes will be payable in cash. The Second Lien Notes will mature on March 15, 2018.

At any time prior to March 15, 2014, the Company may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Second Lien Notes at a redemption price of 112.0% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, with the net cash proceeds of one or more qualified equity offerings of the Company (or of a parent company, which net cash proceeds are contributed to the Company), subject to certain conditions. At any time prior to March 15, 2014, the Company may, at its option, on one or more occasions, redeem the Second Lien Notes, in whole or in part, at a redemption price of 100% of the principal amount plus an applicable make-whole premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Company may, at its option, on one or more occasions, redeem the Second Lien Notes, in whole or in part, on or after March 15, 2014, at redemption prices set forth in the indenture governing the Second Lien Notes (the “Indenture”).

In addition, upon a change of control, as defined in the Indenture, the Company is required to make an offer to repurchase the Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. If the Company sells certain assets or experiences certain events of loss and the net proceeds thereof that are not reinvested in compliance with the Indenture (“Excess Proceeds”) exceed $50 million, the Company is required to use such Excess Proceeds to offer to repurchase the Second Lien Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt (continued)

date. At the end of the accrual periods ending after February 17, 2016, the Company is required to redeem for cash a portion of each Second Lien Note then outstanding necessary to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of the Internal Revenue Code. The redemption price will be 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Second Lien Notes also are subject to certain transfer restrictions and to redemption under the New Jersey gaming laws. It is not practical for the Company to determine the amount that would become due subject to this provision. As such, the entire outstanding principal balance is included in the thereafter disclosure in the future minimum payments of long-term debt table based on the maturity date of the Second Lien Notes of March 15, 2018.

The Indenture contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries to, among other things and subject to certain qualifications and exceptions: pay dividends or distributions, make investments or repurchase equity or prepay certain debt; incur additional debt; create liens on assets to secure debt; enter into transactions with affiliates; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; create dividend and other payment restrictions affecting subsidiaries; and designate restricted and unrestricted subsidiaries.

The Company was in compliance with all covenants of the Second Lien Notes as of June 30, 2012.

The Company’s obligations under the Indenture are guaranteed by the majority of the Company’s wholly owned subsidiaries. Assets and operating results of the Company’s subsidiaries who are not guarantors are not significant. Other than its investment in its subsidiaries, Revel AC Inc.’s only assets are restricted cash to fund obligations under the Credit Facility and Second Lien Notes.

The Second Lien Notes and the guarantees thereof are secured by a first priority security interest in the proceeds of the Second Lien Notes and a second priority security interest in substantially all of our assets (other than the proceeds of the Credit Facility), subject to certain exceptions set forth in the definitive documentation for the Second Lien Notes. The priority of the security interests in the collateral and related creditors’ rights are set forth in an intercreditor agreement.

The Warrants become exercisable, subject to certain conditions and subject to mandatory exercise in certain circumstances, on the business day immediately following the earlier of (1) the third anniversary of the opening date of the casino project and (2) the consummation of a “liquidity event” defined, subject to certain exceptions, as: (i) the sale, lease, or disposition of substantially all of the assets of the Company and its subsidiaries taken as a whole to any third party; (ii) the adoption by the stockholders of the Company of a plan or filing by the Company of any petition relating to the bankruptcy, liquidation or dissolution of the Company; (iii) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the outstanding voting stock of the Company, measured by voting power, other than beneficial ownership by a person or group that is a permitted holder, as defined in the Indenture; (iv) the disposition by the Company’s management of beneficial ownership of 50% or more of the outstanding shares of Common Stock beneficially owned by them as of February 17, 2011, other than to the Company or another permitted holder; or (v) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (other than on Form S-4, S-8 or their equivalents) covering the offer and sale of the Common Stock for the account of the Company to the public. In addition, all of the Warrants, if not previously exercised, shall be automatically and mandatorily exercised on February 17, 2021. The Warrants and the shares underlying the Warrants are subject to certain transfer restrictions and to redemption under the New Jersey gaming laws. The holders of the Warrants (the “Warrant holders”) are also party to a Securityholders’ Agreement pursuant to which

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt (continued)

they have certain rights, including preemptive rights, rights to designate directors, approval rights for certain transactions, information rights and registration rights.

The Company accounted for the Warrants in accordance with the applicable accounting guidance provided in ASC Topic 815. Accordingly, the Warrants have been classified as equity instruments. At issuance, the Company estimated the fair value of the Warrants utilizing a Black-Scholes option pricing model using Level 3 inputs. The estimated fair value of the Warrants on the issuance date was approximately $100.0 million. In accordance with ASC Topic 815, the Warrants were recorded on the date of issuance by allocating the proceeds from the Second Lien Notes under a relative fair value approach. As a result of such approach, the Warrants were recorded at $97.5 million on the accompanying consolidated balance sheet.

Revolving Credit Facility

On May 3, 2012, the Company entered into a revolving credit facility (the “Revolver”) which, as amended August 22, 2012, permits up to $100 million in commitments. As of August 27, 2012, $100 million of lender commitments have been obtained under the Revolver. The loans under the Revolver are denominated in U.S. dollars and bear interest at a rate per annum which, at the Company’s option, can be either: (i) a base rate (subject to a floor of 2%) plus a margin of 6.50%; or (ii) the Eurodollar rate (subject to a floor of 1%) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Revolver bear interest at the otherwise applicable rate plus 2.00% per annum.

All borrowings under the Revolver are required to be repaid by August 22, 2014. Subject to certain conditions, we are required to prepay the revolving loans with certain upfront payments under material leases and settlements of certain construction related claims (with no reduction in commitments). Voluntary prepayments of loans under the Revolver are permitted and may be reborrowed. Commitments under the Revolver may not be terminated prior to August 22, 2013 without requisite lender consent.

Obligations under the Revolver are guaranteed by the Company’s wholly owned subsidiaries. The Company’s obligations under the Revolver and the guarantees thereof are generally secured by a first priority or “first out” security interest in substantially all of the Company’s assets (other than funds constituting proceeds of the Credit Facility and the Second Lien Notes), subject to certain exceptions set forth in the definitive documentation for the Revolver.

The Revolver requires the Company to maintain compliance with certain financial covenants, commencing in fiscal year 2013, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant, subject to the terms provided in the Revolver. In addition, the Revolver restricts the Company’s ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts.

As of September 28, 2012, $42.3 million was outstanding under the Revolver, which includes a $1.9 million irrevocable letter of credit drawn as collateral for workers’ compensation claims.

In connection with the amendment to the Revolver on August 22, 2012, the documentation for the Indenture and the Credit Facility was amended to permit increases in Revolver commitments up to $100 million.

Other Borrowings

The Company acquired approximately 2,300 slot machines under financing arrangements, for use in the casino operation. These financing arrangements, with five slot manufacturers, are payable in installments over varying time periods for the next three years.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt (continued)

Disbursement Agreement

On May 3, 2012, the Master Disbursement Agreement governing usage of the Company’s construction accounts was modified by the Company, Revel Entertainment Group, LLC, the disbursement agent party thereto, the collateral agent for the Credit Facility, and the collateral agent for the Second Lien Notes, to allow for additional project costs and additional sources of funding to finance such project costs (including for additional term loan commitments under the Credit Facility and the commitments under the Revolver). Absent the amendments to the Credit Facility and the Second Lien Notes, the Company would not have been in compliance with certain provisions of the Credit Facility and the Second Lien Notes.

6. Commitments and Contingencies

In February 2011, the Company entered into an Energy Services Agreement (the ESA) with ACR Energy Partners, LLC (ACR) pursuant to which the Company has continued to engage ACR to design and construct a central energy center (the CEC) on land leased from the Company that will supply the Company with all of its thermal energy (hot and chilled water) and electricity needs for the Project. The term of the ESA is for a period of 20 years commencing on the date that the Project is commercially open to the public (or April 2, 2012). Obligations under the ESA contain both fixed fees and variable fees based upon usage rates. The fixed fee components under the ESA are currently estimated at approximately $20.2 million per annum. The variable fee component under the ESA is based upon pre-negotiated rates. The Company’s current estimate of variable payments expected to be made in accordance with the ESA is $8.0 million per annum, excluding costs for electricity.

The Company, through its subsidiary NBA, is party to a ground lease (the “Ground Lease”) for ACR to lease the land on which the CEC is located. The initial term of the Ground Lease commenced on April 8, 2011 and expires with the expiration of the ESA (April 1, 2032). Fixed rent under the Ground Lease is $197,617 annually, payable to the Company in equal monthly installments.

The New Jersey Casino Control Act provides, among other things, for an assessment of licensees equal to 1.25% of their gross gaming revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the Casino Reinvestment Development Authority (“CRDA”). Under the terms of an agreement with the CRDA, the Company has agreed to donate the first four years of deposits to the CRDA. As a result, the Company has expensed its CRDA obligation for the quarter ended June 30, 2012 totaling $531,214 in the accompanying consolidated statement of comprehensive loss.

From time to time, the Company is a party to various claims and lawsuits arising in the normal course of business, including the construction and development of the Project. Legal proceedings of this nature are inherently unpredictable and substantial losses sometimes result. As a consequence, the Company may in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its financial position, results of operations, or cash flows. The Company is of the opinion that these litigations or claims will not have a material negative effect on its consolidated financial position, results of operations, or cash flows.

7. Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy of the inputs used to measure fair value. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

5. Debt (continued)

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the Company’s own assumptions.

An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the assets measured at fair value on a recurring basis by input level in the consolidated balance sheet at June 30, 2012 and December 31, 2011:

	Level 1	Level 2	Level 3	Total June 30, 2012
	(In Thousands)
Assets
Derivatives	$—	$1,143	$—	$1,143

	$—	$1,143	$—	$1,143

	Level 1	Level 2	Level 3	Total December 31, 2011
	(In Thousands)
Assets
Derivatives	$—	$3,610	$—	$3,610

	$—	$3,610	$—	$3,610

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt. The Company considers the carrying amount of cash, accounts receivable, accounts payable, and accrued liabilities to approximate their fair values because of the short period of time between the origination of such instruments and the expected realization, or because of their current market rates of interest.

The estimated fair value of the Company’s Credit Facility and Incremental Facility on June 30, 2012 and December 31, 2011 was approximately $756.0 million and $774.4 million, respectively. The estimated fair value of the Company’s Second Lien Notes on June 30, 2012 and December 31, 2011 was approximately $200.9 million and $225.3 million, respectively. The Company estimates the fair value of its long-term debt using a combination of quoted market prices and expected future payments discounted at risk-adjusted rates. The fair value of long-term debt is considered a Level 2 measurement within the fair value hierarchy.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps as part of its interest rate risk management strategy.

Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. In August 2011, the

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

Company executed an interest rate cap to hedge its interest rate risk. The interest rate cap agreement terminates on February 17, 2016. The notional amount of the derivative contract is $400 million and has a fair value of $1.1 million and $3.6 million recorded in the consolidated balance sheet at June 30, 2012 and December 31, 2011, respectively. The Company has recorded a loss on this contract of $1.5 million for the period prior to electing hedge accounting. This loss was recorded on the consolidated statement of operations as change in fair value of interest rate cap. Subsequent to electing hedge accounting in November 2011, the Company recorded a cumulative loss of $3.2 million on this contract and this amount was recognized in other comprehensive loss.

In determining fair value of derivative instruments, the Company considers both the counterparty credit risk and its own credit worthiness. To determine the Company’s credit risk, the Company estimates its credit rating by benchmarking the price of outstanding debt to publicly-available comparable data from rating agencies. Using the estimated rating, the Company’s credit risk was quantified by reference to publicly-traded debt with a corresponding rating. The Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of June 30, 2012 or December 31, 2011.

8. Income Taxes

The Company has recorded no tax expense (benefit) for all periods presented.

Deferred tax assets and liabilities are provided for the effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the balance sheet. These temporary differences result in taxable or deductible amounts in future years.

A valuation allowance is recorded if it is more likely than not that a net deferred tax asset will not be realized. In assessing its need for a valuation allowance, the Company considered all available positive and negative evidence including its status as a start-up entity with pre-opening losses and forecasted operating losses for 2012. Based on this analysis, the Company has recorded a full valuation allowance on its net deferred tax assets as of June 30, 2012. The Company will continue to reassess its valuation allowance on a quarterly basis and if future evidence allows for a partial or full release of the valuation allowance a tax benefit will be recorded accordingly in the subsequent period.

Uncertain tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the appropriate year such tax positions are claimed, including any related interest or penalties. The Company did not have any recorded uncertain tax positions as of June 30, 2012.

For income tax reporting, the Company has federal and state net operating loss carryforwards as of December 31, 2011 of approximately $68.3 million available to reduce future federal and state taxable income. Such net operating loss carryforwards expire in 2031.

The Company files federal and New Jersey income tax returns and the tax year 2011 remains open subject to examination by the tax authorities.

9. Long-Term Incentive Program

The Company has one share-based compensation plan pursuant to which awards have been made, the Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”). The purpose of the 2011 Equity Plan is to

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

7. Fair Value Measurements (continued)

provide stock options, stock issuances or other equity interests in the Company to certain of the Company’s employees, officers, and directors, or those of its parent or subsidiaries.

Options granted under the 2011 Equity Plan for the period February 7, 2011 through June 30, 2012 are as follows:

Number of Options	Grant Date	Exercise Price	Vesting Date (a)	Exercise Life	Grant Date Fair Value
5,900,000	6/15/2011	$0.62	6/15/2012(a)	10 years	$0.35
237,537	12/14/2011	$0.62	6/30/2014(a)	10 years	$0.35
616,690	2/16/2012	$0.62	2/16/2015(b)	10 years	$0.55

(a)

The 5,900,000 options granted on June 15, 2011 vest over the one year period ending June 15, 2012. The 237,537 options granted on December 14, 2011 vest in three equal annual installments beginning on June 30, 2012.

(b)

One third of the options vest on the 24 month anniversary of the grant date; one third vest on the 36 month anniversary of the grant date; and one third vest upon achievement of the performance goals based on the achievement of certain operating targets. The Company recognizes compensation cost for options that are expected to vest and for which performance criteria are probable of being achieved.

Also on December 14, 2011, the Company’s Board of Directors authorized the grant of additional options to purchase 237,537 shares to two additional non-employee directors upon such directors’ appointment to the Board of Directors following receipt of the requisite regulatory approvals. Such options will have an exercise price equal to the then per-share fair market value of the Company’s Common Stock on the date granted, as determined by the Board of Directors, and otherwise will be subject to the Company’s previously approved form of option agreement for non-employee directors. As of June 30, 2012, none of these options have been granted.

The Company recognizes compensation expense amounts on a straight-line basis over the vesting period based on the estimated grant-date fair value using the Black-Scholes valuation model. The total compensation expense in the accompanying consolidated statement of comprehensive income for options granted under the 2011 Equity Plan for the three and six months ended June 30, 2012 was $0.5 million and $1.1 million, respectively.

At June 30, 2012, with the exception of 5,900,000 options which vested on June 15, 2012 and 79,179 options which vested on June 30, 2012, none of the options have vested, expired, or been exercised and the cumulative unamortized value of the outstanding options was $0.5 million.

The fair value for the options granted in 2011 and 2012 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	6/30/12	12/31/11
Risk-free interest rate	1.1%	1.6%
Dividend yield	0%	0%
Volatility factor	52.0%	66.0%
Expected life (in years)	6.25	5

The weighted-average fair value of options granted during 2011 and 2012 was $0.35, and $0.55, respectively.

Revel AC, Inc.

Notes to Consolidated Financial Statements (Unaudited) (continued)

9. Long-Term Incentive Program (continued)

The Company’s computation of stock-price volatility is based on the volatility rates of comparable publicly held companies over a period equal to the estimated useful life of the options granted by the Company. The risk-free rate is the average U.S. Treasury rate with a term that most closely resembles the expected life of the option. Expected life is based on the vesting term of the options.

If the Company had made different assumptions about the stock-price volatility rates, expected life, or other assumption, the related compensation expense and net loss could have been significantly different.

Performance-Based Units

In connection with the February 2011 Transaction, the Company’s Chief Executive Officer received certain performance-based stock units relating to 9,947,712 shares of the Company’s common stock. Additionally, in February 2012, 635,007 stock units were granted to certain executives of the Company, 211,669 of which are performance-based. The February 2011 and 2012 stock units are collectively referred hereafter as the Performance-Based Units. At June 30, 2012, 4,831,746 of the Performance-Based Units have vested and the fair value of the Performance-Based Units was $6.2 million.

The Performance-Based Units will vest and the recipient will be entitled to receive the underlying shares if certain operating targets are achieved. The Company evaluates the performance-based operating targets at the end of each financial reporting period and recognizes compensation expense for those Performance-Based Units that management believes are probable that the performance target will be achieved. As of June 30, 2012, the performance targets for 4,831,746 shares of the Performance-Based Units were met.

Compensation expense related to the share-based payments of the Company’s parent, which are granted to individuals performing services on behalf of the Company, is allocated to the Company’s results of operations. The total compensation expense included in the accompanying consolidated statement of comprehensive income for Performance-Based Units for the three months ended June 30, 2012 and 2011, the six months ended June 30, 2012 and the period February 7 through June 30, 2011 was $0.4 million, $0.7 million, $2.6 million and $1.1 million, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Revel AC, Inc.

We have audited the accompanying consolidated balance sheet of Revel AC, Inc. (a development-stage enterprise) as of December 31, 2011, and the related consolidated statements of operations, owner’s equity, and cash flows for the period from February 7, 2011 (date of inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Revel AC, Inc. at December 31, 2011, and the consolidated results of their operations, and their cash flows for the period from February 7, 2011 (date of inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 8, 2012, except for

Note 10 as to which

the date is September 28, 2012.

Revel AC, Inc.

(A Development-Stage Enterprise)

Consolidated Balance Sheet

December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$7,494,359
Miscellaneous receivables	955,338
Prepaid and other current assets	2,851,222

Total current assets	11,300,919

Restricted cash	253,049,589
Property and equipment, net	823,036,068
Investment in unconsolidated subsidiary	2,643,123
Interest rate cap	3,610,009
Insurance collateral	5,183,257
Deferred financing fees	47,543,160
Other receivables and deposits	24,017,106

Total non-current assets	1,159,082,312

Total assets	$1,170,383,231

Liabilities and owner’s equity
Current liabilities:
Accounts payable and accrued expenses	$67,484,841
Bonus payable	4,787,429
Interest payable	9,350,000
Retainage payable	34,553,728
Current portion of long-term debt	4,250,000

Total current liabilities	120,425,998

Long-term debt	1,072,340,543

Total liabilities	1,192,766,541

Owner’s equity:
Preferred stock, 5,000,000 shares authorized, none issued at December 31, 2011	—
Common stock, $0.0001 par value, 300,000,000 shares authorized and 26,858,824 shares issued and outstanding at December 31, 2011	—
Additional paid-in capital	100,952,905
Accumulated other comprehensive loss	(748,362)
Deficit accumulated during the development stage	(122,587,853)

Total owner’s equity	(22,383,310)

Total liabilities and owner’s equity	$1,170,383,231

Revel AC, Inc.

(A Development-Stage Enterprise)

Consolidated Statement of Comprehensive Loss

February 7, 2011 (Date of Inception) Through December 31, 2011

Costs and expenses:
Pre-opening expenses	$32,004,069
Depreciation and amortization	693,467

32,697,536

Interest income	(922,267)
Change in fair value of interest rate cap	1,471,630
Interest expense	89,340,954

Net loss	$(122,587,853)

Other comprehensive loss, net of tax:
Change in fair value of interest rate cap	(748,362)

Total other comprehensive loss	(748,362)

Comprehensive loss	$(123,336,215)

Revel AC, Inc.

(A Development-Stage Enterprise)

Consolidated Statement of Owner’s Equity

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Loss	Total Owner’s Equity	Comprehensive Loss
	Number of Shares	Amount
Date of Inception February 7, 2011	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	26,858,824	—	—	—	—	—	—
Warrants issued, net of discount	—	—	97,500,000	—	—	97,500,000	—
Stock-based compensation	—	—	3,452,905	—	—	3,452,905	—
Other comprehensive loss	—	—	—	—	(748,362)	(748,362)	(748,362)
Net loss	—	—	—	(122,587,853)	—	(122,587,853)	(122,587,853)

Balance at December 31, 2011	26,858,824	$—	$100,952,905	$(122,587,853)	$(748,362)	$(22,383,310)	$(123,336,215)

Revel AC, Inc.

(A Development-Stage Enterprise)

Consolidated Statement of Cash Flows

For the Period From February 7, 2011 (Date of Inception) to December 31, 2011

Cash flows from operating activities
Net loss	$(122,587,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of debt discount	4,988,272
Amortization of deferred loan costs	6,277,280
Amortization of original issue discount	2,239,022
Noncash interest expense	32,823,249
Depreciation and amortization	693,467
Change in fair value of interest rate cap	1,471,630
Stock-based compensation	3,452,905
Changes in operating assets and liabilities:
Prepaid and other current assets	764,115
Insurance payable	(254,442)
Bonus payable	3,358,084
Accrued interest payable	9,350,000
Accounts payable and accrued expenses	6,517,603
Insurance receivable	890,983
Miscellaneous receivables	(630,471)
Other receivables and deposits	(14,751,877)
Insurance collateral	2,469,856

Net cash used in operating activities	(62,928,177)

Cash flows from investing activities
Acquisition of Revel Entertainment Group LLC, net of cash acquired ($4,976,164)	(33,271,143)
Investment in property and equipment	(717,055,936)
Investment in unconsolidated subsidiary	(2,007,856)
Restricted cash	(253,049,589)

Net cash used in investing activities	(1,005,384,524)

Cash flows from financing activities
Proceeds from borrowings under credit agreement, net of original issue discount	1,134,040,000
Purchase of interest rate cap	(5,830,000)
Financing fees	(52,402,940)

Net cash provided by financing activities	1,075,807,060

Net increase in cash and cash equivalents	7,494,359
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$7,494,359

Supplemental disclosure of cash flow information
Cash paid for interest	$58,012,500

Supplemental schedule of noncash investing and financing activities
Non-cash acquisition of property and equipment	$79,066,802

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2011

1. Organization and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Revel AC, Inc. (Revel AC), Revel AC, LLC (Revel AC LLC), Revel Entertainment Group LLC (Revel Entertainment), NB Acquisition LLC (NBA), and Revel Atlantic City, LLC (RAC), which are collectively referred to herein as the “Company.” The Company is currently wholly-owned and controlled by Revel Group, LLC, an entity controlled by Kevin DeSanctis (DeSanctis), the Company’s President, Chief Executive Officer and sole beneficial owner.

Revel AC was organized pursuant to the Delaware General Corporation Law on February 7, 2011 (date of inception). On February 17, 2011, with the proceeds from the execution of a first lien credit facility agreement (the “Credit Facility”) and second lien notes indenture (the “Second Lien Notes”) (see Note 5), Revel AC acquired Revel Entertainment, NBA and RAC (Predecessor Revel) from affiliates of Morgan Stanley, for consideration (including assumption of liabilities) totaling $38.2 million. The Company’s purpose is to develop, own and operate a beachfront casino and entertainment resort in Atlantic City, New Jersey (the Project).

This purchase was accounted for as an acquisition of assets and liabilities in accordance with ASC 805 (see Note 3). The Company refers to the purchase of Predecessor Revel as the February 2011 Transaction.

Warrants were issued in connection with the Second Lien Notes (the Warrants, See Note 5) entitling the holders thereof to acquire 90% (which percentage may be reduced to 85% if certain performance targets are achieved by the Company) of the equity interests of Revel AC. The Warrants are exercisable for $0.01, subject to adjustment, commencing on the third anniversary of the opening of the Project or the occurrence of certain specified liquidity events. In addition, the holders of the Warrants have the right to approve or veto certain transactions entered into by the Company.

As discussed in Note 5, the Company has substantial indebtedness, which is secured by substantially all of the Company’s assets.

The Company opened the Project to the public on April 2, 2012. Cost of activities incurred through April 1, 2012 relate to construction expenditures and pre-opening expenses, such as payroll, marketing, financing fees and legal fees. Accordingly, the Company did not generate any significant revenue until opening.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Development Stage Enterprise

The Company has been devoting substantially all of its efforts to raising capital and developing the Project and was in the development stage for the period February 7, 2011 through December 31, 2011. The accompanying consolidated financial statements have been labeled as such in accordance with ASC 915, Accounting and Reporting by Development Stage Enterprises. On April 2, 2012, the Company exited the development stage and began operating the Project.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Restricted Cash

Restricted cash includes cash reserved principally for future interest payments and construction expenditures. Restricted cash is required under the agreements of the Credit Facility and Second Lien Notes.

Stock-Based Compensation

Share-based payments to employees, including grants of stock options, are recognized in the consolidated statement of operations based on the fair value of the award on the grant date. All new stock option grants are valued on the date of grant using the Black-Scholes option pricing model.

Property and Equipment

Expenditures directly related to the construction and improvement of the Project, including interest and other costs capitalized during development, are included in property and equipment and are stated at cost. The capitalized costs include pre-construction costs essential to the development of the Project, development and construction costs, interest costs, real estate taxes, and other costs incurred during the period of development.

Property and equipment consists of land, building, computers, furniture, equipment, and construction-in-progress acquired for and to be used in the operation of the Project. At December 31, 2011, the building component of property and equipment consists of the portion of the Project that was placed into service in November 2011.

Property and equipment is depreciated using the straight-line method over the following useful lives:

Land improvements	5 to 15 years
Building and improvements	10 to 40 years
Furniture, fixtures and equipment	3 to 7 years

Property and equipment is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, if required, the Company estimates the future undiscounted cash flows expected to result from the operations of the Project to determine whether an impairment loss should be recognized. The impairment loss, if any, is measured as the amount that the carrying value of the property and equipment exceeds its fair value. No impairment charges were recorded during the period ended December 31, 2011. In assessing the recoverability of the carrying value of property and equipment, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets. Such an impairment loss would be recognized as a non-cash component of operating income.

Investment in Unconsolidated Subsidiary

The Company is a party to a joint venture agreement to acquire and hold a 50% interest in multiple parcels of land in the South Inlet area of Atlantic City, New Jersey.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company evaluates this investment in unconsolidated subsidiary (Block 73) for consolidation under the provisions of ASC 810-10, Consolidation. ASC 810-10 requires variable interest entities to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the expected losses or expected residual returns of the variable interest entity. The Company’s current investment in subsidiary is not considered a variable interest entity. The Company accounts for its investment in an unconsolidated subsidiary, which it does not control but has the ability to exercise significant influence over the investee’s operating and financial policies, using the equity method of accounting. The investment was initially recorded at the Company’s cost and is subsequently adjusted for the Company’s net earnings in income (loss), additional contributions, and distributions. The Company assesses whether there are any indicators that the value of the Company’s investment may be other-than-temporarily impaired. An investment is other-than-temporarily impaired only if management’s estimate of the value of the investment is less than the carrying value of the investment and the Company does not expect to recover the value in the near term.

Insurance Policies

The Company is fully insured for the medical and prescription benefits of the Company’s employees.

The Company is self insured for the general contractors working on the completion of the Project. The insurance policy requires the Company to establish collateral including cash held for use by the Company’s insurance provider to fund the costs of any future claims. The Company has established an Incurred But Not Reported (IBNR) reserve as of December 31, 2011. This reserve is related to claims that have been incurred as of the balance sheet date, but have not yet been reported to the insurance company. The IBNR reserve of $4.0 million was included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

Capitalized Interest

For the period February 7, 2011 through December 31, 2011, total interest costs were $113.7 million, of which $24.3 million was capitalized and included in property and equipment on the accompanying consolidated balance sheet.

Deferred Financing Fees

Financing fees incurred in connection with the issuance of debt are capitalized as deferred financing fees and amortized into interest expense over the terms of the related debt agreements using the effective interest rate method. Amortization of deferred financing fees for the period February 7, 2011 through December 31, 2011 was $6.3 million.

Deposits

Deposits as of December 31, 2011 total $23.9 million. The balance consists primarily of advances to three of the Company’s vendors for the purchase of computer network and wireless systems, televisions, furniture and equipment.

Retainage Payable

As of December 31, 2011, construction costs totaling $34.6 million have been held back from the Company’s construction contractors to ensure final and satisfactory performance of certain contractors working on the Project. Such amounts will be paid to these contractors upon completion of certain milestones.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Warrant Accounting

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in Accounting Standards Codification Topic 815 Derivatives and Hedging—Contracts in Entity’s Own Equity (ASC Topic 815), as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The Company used a Black-Scholes model to value the Warrants as of the issuance date.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-5, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The Accounting Standards Update (“ASU”) requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate, but consecutive, statements. The adoption of this guidance did not impact the Company’s consolidated financial statements other than the change in presentation which has been reflected in the accompanying financial statements.

In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-005. The ASU defers the requirement in ASU No. 2011-5 to present on the face of the financial statement the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. The adoption of this guidance did not impact the Company’s consolidated financial statements other than the change in presentation which has been reflected in the accompanying financial statements.

Income Taxes

The Company and its wholly owned subsidiaries file a consolidated tax return. Deferred tax assets and liabilities are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated balance sheet. These temporary differences result in taxable or deductible amounts in future years. In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Pre-Opening Expenses

The Company expenses certain costs of start-up activities as incurred. Pre-opening expenses primarily consist of legal expenses, salaries and employee-related expenses, and general office expenses.

Derivative Instruments and Hedging Activities

As required by ASC 815, Derivatives and Hedging, the Company records all derivatives on the consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge. For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income, outside of earnings, and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings. The Company uses a variety of methods and assumptions based on market conditions and risks existing at each balance sheet date to determine the approximate fair values of our cash flow hedges.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps as part of its interest rate risk management strategy.

Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. In August 2011, the Company executed an interest rate cap to hedge its interest rate risk. The interest rate cap agreement terminates on February 17, 2016. For the period from August 2011 to November 2011, the Company did not apply hedge accounting. As such, changes in fair value of the interest rate cap totaling $1.5 million were recorded directly in earnings.

From the time of designation as a cash flow hedge in November 2011, the effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Subsequent to electing hedge accounting in November 2011, the Company recorded a loss of $748,362 on this contract and this amount was recognized in other comprehensive loss. During 2011, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Since the designation of the interest rate cap as a hedge, the Company determined there was no hedge ineffectiveness required to be recorded in earnings subsequent to the November 2011 designation as a cash flow hedge.

At December 31, 2011, an interest rate cap with a fair value of approximately $3.6 million was included on the accompanying consolidated balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. At December 31, 2011, the Company had all of its cash and cash equivalents on deposit with two financial institutions.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

3. Acquisition

On February 17, 2011, the Company entered into a Purchase Agreement to acquire 100% of the membership interests of Predecessor Revel. The purchase was consummated on February 17, 2011.

The total consideration paid consisted of $38.2 million in cash, including transaction costs, principally financed with proceeds from the issuance of the Credit Facility and Second Lien Notes (see Note 5).

The transaction has been accounted for as an acquisition of assets and liabilities. The following table summarizes the recording of assets acquired and liabilities assumed as of the acquisition date:

February 17, 2011
Cash and cash equivalents	$4,976,164
Accounts receivable, prepaids and other assets	20,073,566
Property and equipment	27,496,890

52,546,620

Liabilities assumed	14,298,144

Net assets acquired, including acquisition costs	$38,248,476

4. Property and Equipment

Property and equipment consisted of the following:

December 31, 2011
Land	$2,364,443
Building	86,416,123
Furniture, fixtures, and equipment	5,941,491
Construction-in-progress	729,007,477

Total	823,729,534

Less accumulated depreciation	693,466

Property and equipment, net	$823,036,068

Construction in progress related to the construction and improvement of the Project, including interest and other costs capitalized during development, is included in property and equipment and stated at cost. The capitalized costs include pre-construction costs essential to the development of the Project, development and construction costs, interest costs, real estate taxes, and other costs incurred during the period of development.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

4. Property and Equipment (continued)

Depreciation and amortization expense related to property and equipment, was $693,466 for the period from February 7, 2011 through December 31, 2011, and primarily relates to depreciation taken on the building component of property and equipment that was placed into service in November 2011 and in service furniture, fixtures and equipment.

5. Long-Term Debt

Long-term debt consists of the following:

December 31, 2011
Credit Facility, net of discount of $10,900,319	$839,099,681
Second Lien Notes, net of discount of $99,732,387	237,490,862
Less current portion	(4,250,000)

$1,072,340,543

Future minimum payments of long-term debt as of December 31, 2011 are as follows:

2012	$4,250,000
2013	8,500,000
2014	8,500,000
2015	8,500,000
2016	8,500,000
Thereafter	1,148,973,249

Total minimum payments	$1,187,223,249

Credit Facility

On February 17, 2011, the Company entered into a credit agreement (the “Credit Agreement”) governing the $850 million Credit Facility.

The loans under the Credit Facility are denominated in U.S. dollars and bear interest at a rate per annum which, at the Company’s option, can be either: (i) a base rate plus a margin of 6.50%; or (ii) the Eurodollar rate (not to be less than 1.50% per annum) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Credit Facility will bear interest at the otherwise applicable rate plus 2.00% per annum. For the period February 7, 2011 through December 31, 2011, the Company elected to incur interest under the Credit Facility at the Eurodollar rate, or 9% per annum.

All borrowings under the Credit Facility are required to be repaid on the final maturity date of such facility (on February 17, 2017). The Credit Facility will amortize in quarterly installments of 0.25% of the original principal of the term loan, with the first quarterly installment due on September 30, 2012. Voluntary prepayments of loans under the Credit Facility are permitted in agreed minimum amounts with certain prepayment premiums set forth in the Credit Agreement, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar rate loans. The Company is required to prepay the term loans with (a) net proceeds from asset sales, (b) net proceeds from debt issuances, (c) net proceeds from casualty events, (d) excess cash flow and (e) certain amounts remaining in bank proceeds accounts, in each case, subject to certain basket

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt (continued)

amounts, reinvestment rights and other provisions set forth in the Credit Agreement. Any term loans mandatorily prepaid may not be reborrowed under the Credit Facility.

Obligations under the Credit Facility are guaranteed by the Company’s wholly owned subsidiaries. The obligations and guarantees under the Credit Facility are secured by a first priority security interest in substantially all of the Company’s assets (other than the proceeds of the Second Lien Notes (as defined below)), subject to certain exceptions set forth in the definitive documentation for the Credit Facility.

The Credit Facility requires the Company to maintain compliance with certain financial covenants commencing in fiscal 2013, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant (in each case, as defined therein), subject to the terms provided in the Credit Agreement. In addition, the Credit Facility restricts the Company’s ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts.

Units, Second Lien Notes and Warrants

Also on February 17, 2011, concurrently with the closing under the Credit Facility, the Company issued 152,200 Units, each consisting of a Warrant to purchase 1,000 shares of Common Stock, subject to certain adjustments, and $2,000 principal amount of the Second Lien Notes at a price equal to 97.5% of the face value of the Second Lien Notes in a transaction exempt from registration under the Securities Act. The Second Lien Notes and the Warrants were not separately transferable until the earlier of (i) August 17, 2011 and (ii) the consummation of certain liquidity events with respect to the Warrants described below.

Interest on the Second Lien Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2011. All interest on the Notes through the interest payment period ending September 15, 2013 will be payable by increasing the outstanding principal amount of the Second Lien Notes or issuing additional Second Lien Notes (“PIK Interest”). For the interest payment period ending March 15, 2014, interest on the Second Lien Notes will be payable, at the sole option of the Company, in cash or PIK Interest or a combination thereof. After the interest payment period ending March 15, 2014, all interest on the Notes will be payable in cash. The Second Lien Notes will mature on March 15, 2018.

At any time prior to March 15, 2014, the Company may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Second Lien Notes at a redemption price of 112.0% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, with the net cash proceeds of one or more qualified equity offerings of the Company (or of a parent company, which net cash proceeds are contributed to the Company), subject to certain conditions. At any time prior to March 15, 2014, the Company may, at its option, on one or more occasions, redeem the Second Lien Notes, in whole or in part, at a redemption price of 100% of the principal amount plus an applicable make-whole premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Company may, at its option, on one or more occasions, redeem the Second Lien Notes, in whole or in part, on or after March 15, 2014, at redemption prices set forth in the indenture governing the Second Lien Notes (the “Indenture”).

In addition, upon a change of control, as defined in the Indenture, the Company is required to make an offer to repurchase the Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to,

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt (continued)

but not including, the purchase date. If the Company sells certain assets or experiences certain events of loss and the net proceeds thereof that are not reinvested in compliance with the Indenture (“Excess Proceeds”) exceed $50 million, the Company is required to use such Excess Proceeds to offer to repurchase the Second Lien Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. At the end of the accrual periods ending after February 17, 2016, the Company is required to redeem for cash a portion of each Second Lien Note then outstanding necessary to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of the Internal Revenue Code. The redemption price will be 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Second Lien Notes also are subject to certain transfer restrictions and to redemption under the New Jersey gaming laws. It is not practical for the Company to determine the amount that would become due subject to this provision. As such, the entire outstanding principal balance is included in the thereafter disclosure in the future minimum payments of long-term debt table based on the maturity date of the Second Lien Notes of March 15, 2018.

The Indenture contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries to, among other things and subject to certain qualifications and exceptions: pay dividends or distributions, make investments or repurchase equity or prepay certain debt; incur additional debt; create liens on assets to secure debt; enter into transactions with affiliates; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; create dividend and other payment restrictions affecting subsidiaries; and designate restricted and unrestricted subsidiaries.

The Company’s obligations under the Indenture are guaranteed by the majority of the Company’s wholly owned subsidiaries. Assets and operating results of the Company’s subsidiaries who are not guarantors are not significant. Other than its investment in its subsidiaries, Revel AC, Inc.’s only assets are restricted cash to fund obligations under the Credit Facility and Second Lien Notes.

The Second Lien Notes and the guarantees thereof are secured by a first priority security interest in the proceeds of the Second Lien Notes and a second priority security interest in substantially all of our assets (other than the proceeds of the Credit Facility), subject to certain exceptions set forth in the definitive documentation for the Second Lien Notes. The priority of the security interests in the collateral and related creditors’ rights are set forth in an intercreditor agreement.

The Warrants become exercisable, subject to certain conditions and subject to mandatory exercise in certain circumstances, on the business day immediately following the earlier of (1) the third anniversary of the opening date of the casino project and (2) the consummation of a “liquidity event” defined, subject to certain exceptions, as: (i) the sale, lease, or disposition of substantially all of the assets of the Company and its subsidiaries taken as a whole to any third party; (ii) the adoption by the stockholders of the Company of a plan or filing by the Company of any petition relating to the bankruptcy, liquidation or dissolution of the Company; (iii) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the outstanding voting stock of the Company, measured by voting power, other than beneficial ownership by a person or group that is a permitted holder, as defined in the Indenture; (iv) the disposition by the Company’s management of beneficial ownership of 50% or more of the outstanding shares of Common Stock beneficially owned by them as of February 17, 2011, other than to the Company or another permitted holder; or (v) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (other than on Form S-4, S-8 or their equivalents) covering the offer and sale of the Common Stock for the account of the Company to the public. In addition, all of the Warrants, if not previously exercised,

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt (continued)

shall be automatically and mandatorily exercised on February 17, 2021. The Warrants and the shares underlying the Warrants are subject to certain transfer restrictions and to redemption under the New Jersey gaming laws. The holders of the Warrants (the “Warrant holders”) are also party to a Securityholders’ Agreement pursuant to which they have certain rights, including preemptive rights, rights to designate directors, approval rights for certain transactions, information rights and registration rights.

The Company accounted for the Warrants in accordance with the applicable accounting guidance provided in ASC Topic 815. Accordingly, the Warrants have been classified as equity instruments. At issuance, the Company estimated the fair value of the Warrants utilizing a Black-Scholes option pricing model using Level 3 inputs. The estimated fair value of the Warrants on the issuance date was approximately $100.0 million. In accordance with ASC Topic 815, the Warrants were recorded on the date of issuance by allocating the proceeds from the Second Lien Notes under a relative fair value approach. As a result of such approach, the Warrants were recorded at $97.5 million on the accompanying consolidated balance sheet.

6. Commitments and Contingencies

The Company leased temporary office space for an initial five-year term, commencing in June 2007. The initial term of this lease may be extended for an additional five years. The Company also entered into operating leases for certain warehouse space and parking space. Rent expense during the period ended December 31, 2011 was $805,546, of which $447,543 was capitalized.

In February 2011, the Company entered into an Energy Services Agreement (the ESA) with ACR Energy Partners, LLC (ACR) pursuant to which the Company has continued to engage ACR to design and construct a central energy center (the CEC) on land leased from the Company that will supply the Company with all of its thermal energy (hot and chilled water) and electricity needs for the Project. The term of the ESA is for a period of 20 years commencing on the date that the Project is commercially open to the public (or April 2, 2012). Obligations under the ESA contain both fixed fees and variable fees based upon usage rates. The fixed fee components under the ESA are currently estimated at approximately $20.2 million per annum. The variable fee component under the ESA is based upon pre-negotiated rates. The Company’s current estimate of variable payments expected to be made in accordance with the ESA is $8.0 million per annum.

Future minimum lease payments under noncancellable operating leases, excluding the variable fee component under the ESA, as of December 31, 2011, consisted of the following:

2012	$17,708,752
2013	22,176,943
2014	21,483,288
2015	20,157,900
2016	20,157,900
Thereafter	369,777,465

Total	$471,462,248

The Company, through its subsidiary NBA, is party to a ground lease (the “Ground Lease”) for ACR to lease the land on which the CEC is located. The initial term of the Ground Lease commenced on April 8, 2011 and expires with the expiration of the ESA (April 1, 2032). Fixed rent under the Ground Lease is $197,617 annually, payable to the Company in equal monthly installments.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

From time to time, the Company is a party to various claims and lawsuits arising in the normal course of business, including the construction and development of the Project. Legal proceedings of this nature are inherently unpredictable and substantial losses sometimes result. As a consequence, the Company may in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its financial position, results of operations, or cash flows. The Company is of the opinion that these litigations or claims will not have a material negative effect on its consolidated financial position, results of operations, or cash flows.

7. Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy of the inputs used to measure fair value. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the Company’s own assumptions.

An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the assets measured at fair value on a recurring basis by input level in the consolidated balance sheet at December 31, 2011:

	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets
Derivatives	$—	$3,610	$—	$3,610

	$—	$3,610	$—	$3,610

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt. The Company considers the carrying amount of cash, accounts receivable, accounts payable, and accrued liabilities to approximate their fair values because of the short period of time between the origination of such instruments and the expected realization, or because of their current market rates of interest.

The estimated fair value of the Company’s Credit Facility on December 31, 2011 was approximately $774.4 million. The estimated fair value of the Company’s Second Lien Notes on December 31, 2011 was approximately $225.3 million.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps as part of its interest rate risk management strategy.

Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. In August 2011, the

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

7. Fair Value Measurements (continued)

Company executed an interest rate cap to hedge its interest rate risk. The interest rate cap agreement terminates on February 17, 2016. The notional amount of the derivative contract is $400 million and has a fair value of $3.6 million recorded in the consolidated balance sheet at December 31, 2011. The Company has recorded a loss on this contract of $1.5 million for the period prior to electing hedge accounting. This loss was recorded on the consolidated statement of operations as change in fair value of interest rate cap. Subsequent to electing hedge accounting in November 2011, the Company recorded a loss of $0.7 million on this contract and this amount was recognized in other comprehensive loss.

In determining fair value of derivative instruments, the Company considers both the counterparty credit risk and its own credit worthiness. To determine the Company’s credit risk, the Company estimates its credit rating by benchmarking the price of outstanding debt to publicly-available comparable data from rating agencies. Using the estimated rating, the Company’s credit risk was quantified by reference to publicly-traded debt with a corresponding rating. The Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2011.

8. Income Taxes

As a start-up entity with pre-opening losses, the Company has no recorded tax benefit for the period ended December 31, 2011.

The following table reconciles the statutory federal income tax rate to the actual effective income tax rate for 2011:

Rate
Percent of pretax loss:
Preopening loss at statutory rate	(35.0%)
Valuation allowance increase	35.0%

Total	0.0%

Deferred tax assets and liabilities are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated balance sheet. These temporary differences result in taxable or deductible amounts in future years.

The components of the Company’s recorded deferred tax assets and deferred tax liabilities at December 31, 2011 are as follows:

Deferred tax assets:
Pre-opening expenses	$9,914,039
Capitalized interest	8,009,604
NOL carryforwards	27,890,521
Other	4,516,731

Gross deferred tax assets	50,330,895

Valuation allowance	(50,330,895)

Deferred tax assets, net	$—

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

For income tax reporting, the Company has federal and state net operating loss carryforwards aggregating approximately $68.3 million available to reduce future federal and state taxable income. The tax benefits associated with these net operating loss carryforwards are approximately $27.9 million at December 31, 2011. Such net operating loss carryforwards expire in 2031.

A valuation allowance is recorded if it is more likely than not that a net deferred tax asset will not be realized. In assessing its need for a valuation allowance, the Company considered all available positive and negative evidence including its status as a start-up entity with pre-opening losses. Based on this analysis, the Company has recorded a full valuation allowance on its net deferred tax assets above. The Company will reassess its valuation allowance on a quarterly basis and if future evidence allows for a partial or full release of the valuation allowance a tax benefit will be recorded accordingly.

Uncertain tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year, including any related interest or penalties. As of December 31, 2011, the Company did not have any recorded uncertain tax positions.

The Company files federal and New Jersey income tax returns and the tax year 2011 remains open subject to examination by the tax authorities.

9. Long-Term Incentive Program

The Company has a share-based compensation plan pursuant to which awards have been made, the Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”). The purpose of the 2011 Equity Plan is to provide stock options, stock issuances or other equity interests in the Company to certain of the Company’s employees, officers, and directors, or those of its parent or subsidiaries.

Options granted under the 2011 Equity Plan for the period February 7, 2011 through December 31, 2011 are as follows:

Number of Options	Grant Date	Exercise Price	Vesting Date (a)	Exercise Life	Grant Date Fair Value
5,900,000	6/15/2011	$0.62	6/15/2012	10 years	$0.35
237,537	12/14/2011	$0.62	6/30/2014	10 years	$0.35

(a)

The 5,900,000 options granted on June 15, 2011 vest over the one year period ending June 15, 2012. The 237,537 options granted on December 14, 2011 vest annually in three equal installments with the first installment vesting on June 30, 2012.

The Company recognizes compensation expense amounts on a straight-line basis over the vesting period based on the estimated grant-date fair value using the Black-Scholes valuation model. The total compensation expense recognized in pre-opening expenses in the accompanying consolidated statement of operations for options granted under the 2011 Equity Plan during 2011 was $1.1 million. At December 31, 2011, none of the options have vested and the cumulative unamortized value of the outstanding options was $1.0 million.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

9. Long-Term Incentive Program (continued)

The fair value for the options granted in 2011 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

2011
Risk-free interest rate	1.6%
Dividend yield	0%
Volatility factor	66.0%
Expected life (in years)	5

The weighted-average fair value of options granted during 2011 was $0.35.

The Company’s computation of stock-price volatility is based on the volatility rates of comparable publicly held companies over a period equal to the estimated useful life of the options granted by the Company. The risk-free rate is the average U.S. Treasury rate with a term that most closely resembles the expected life of the option. Expected life is based on the vesting term of the options.

If the Company had made different assumptions about the stock-price volatility rates, expected life, or other assumption, the related compensation expense and its net loss could have been significantly different. A summary of the status of the Company’s Plan for stock options as of December 31, 2011 and the changes during the period February 7, 2011 through December 31, 2011 is presented below:

	Options Outstanding
	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Granted in 2011	6,137,537	$0.62	9.5
Forfeited/expired in 2011	—	—	—

Options outstanding December 31, 2011	6,137,537	$0.62	9.5

Exercisable at December 31, 2011	—	$—	—

No options were exercised under all share-based payment arrangements during the period February 7, 2011 through December 31, 2011.

Performance-Based Units

In connection with the February 2011 Transaction, the Company’s Chief Executive Officer received certain performance-based stock units (“Performance-Based Units”) relating to 9,947,712 shares of the Company’s common stock. At December 31, 2011, none of the Performance-Based Units have vested and the cumulative fair value of the Performance-Based Units was $6.2 million. The Performance-Based Units will vest and the recipient will be entitled to receive the underlying shares if certain operating targets are achieved. The Company evaluates the performance-based operating targets at the end of each financial reporting period and recognizes compensation expense for those Performance-Based Units that management believes are probable that the performance target will be achieved. As of December 31, 2011, the Company believes it was probable that the performance targets for 4,831,746 shares of the Performance-Based Units would be met. Compensation expense

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

9. Long-Term Incentive Program (continued)

related to the Performance-Based Units are included in the pre-opening expenses on the accompanying consolidated statement of operations and amounted to $2.3 million for the period February 7, 2011 through December 31, 2011.

Compensation expense related to share-based payments of the Company’s parent, which are granted to individuals performing services on behalf of the Company, is allocated to the Company’s results of operations.

10. Subsequent Events

On March 26, 2012, the Company was granted its gaming license by the New Jersey Casino Control Commission and on April 2, 2012 the Project opened to the public. As of April 2, 2012, the Company spent $1.02 billion on the Project, including pre-opening expenses.

Revolving Credit Facility

On May 3, 2012, the Company entered into a revolving credit facility (the “Revolver”) which, as amended August 22, 2012, permits up to $100 million in commitments. As of August 27, 2012, $100 million of lender commitments have been obtained under the Revolver. The loans under the Revolver are denominated in U.S. dollars and bear interest at a rate per annum which, at the Company’s option, can be either: (i) a base rate (subject to a floor of 2%) plus a margin of 6.50%; or (ii) the Eurodollar rate (subject to a floor of 1%) plus a margin of 7.50%. If a payment or insolvency default shall have occurred and be continuing, the obligations under the Revolver bear interest at the otherwise applicable rate plus 2.00% per annum.

All borrowings under the Revolver are required to be repaid by August 22, 2014. Subject to certain conditions, we are required to prepay the revolving loans with certain upfront payments under material leases and settlements of certain construction related claims (with no reduction in commitments). Voluntary prepayments of loans under the Revolver are permitted and may be reborrowed. Commitments under the Revolver may not be terminated prior to August 22, 2013 without requisite lender consent.

Obligations under the Revolver are guaranteed by the Company’s wholly owned subsidiaries. The Company’s obligations under the Revolver and the guarantees thereof are generally secured by a first priority or “first out” security interest in substantially all of the Company’s assets (other than funds constituting proceeds of the Credit Facility and the Second Lien Notes), subject to certain exceptions set forth in the definitive documentation for the Revolver.

The Revolver requires the Company to maintain compliance with certain financial covenants, commencing in fiscal 2013, including, a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, and a minimum EBITDA covenant, subject to the terms provided in the Revolver. In addition, the Revolver restricts the Company’s ability to, among other things, (a) incur additional indebtedness, (b) pay dividends, prepay subordinated indebtedness or purchase capital stock, (c) encumber assets, (d) enter into business combinations or divest assets and (e) make investments or loans, subject in each case to certain exceptions or excluded amounts.

As of September 28, 2012, $42.3 million had been drawn under the Revolver.

Revel AC, Inc.

(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements (continued)

10. Subsequent Events (continued)

Incremental Facility

On May 3, 2012, the Company entered into amendments to the Credit Facility. The amendments to the Credit Facility provide for (i) an additional $50 million of term loan commitments (the “Incremental Facility”) to fund project costs and (ii) amendments and waivers to certain provisions of the Credit Facility to allow for additional project costs, which are expected to be funded in part by such term loans. Any term loans funded under such commitments will bear interest at the same interest rate applicable to the original term loans, will amortize at the same rate as the original term loans, will be issued with original issue discount of 0.99%, and will be subject to a commitment fee of 2.0% on the amount of such commitments.

As of September 28, 2012, $50,000,000 had been drawn under the Incremental Facility to finance project costs.

Disbursement Agreement

On May 3, 2012, the Master Disbursement Agreement governing usage of the Company’s construction accounts was modified by the Company, Revel Entertainment Group, LLC, the disbursement agent party thereto, the collateral agent for the Credit Facility, and the collateral agent for the Second Lien Notes, to allow for additional project costs and additional sources of funding to finance such project costs (including for additional term loan commitments under the Credit Facility and the commitments under the Revolver). Absent the amendments to the Credit Facility and the Second Lien Notes, the Company would not have been in compliance with certain provisions of the Credit Facility and the Second Lien Notes.

Credit Facility and Indenture

On August 22, 2012, in connection with the Revolver amendment discussed above, the documentation for the Credit Facility and Indenture was amended to permit Revolver borrowings up to $100 million.

Revel AC, Inc.

Offer to Exchange

$365,737,493 aggregate principal amount of 12% Second Lien Notes due 2018

(CUSIPs 761352 AA1, 761352 AB9 and U80003 AA1)

for

$365,737,493 aggregate principal amount of 12% Second Lien Notes due 2018

(CUSIP 761352 AC7)

that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

October 15, 2012

Until January 13, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.